      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 2002


                                                      REGISTRATION NO. 333-82822
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                     INTERNATIONAL SPECIALTY HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                   2860                                  22-3807354
    (State or other jurisdiction of           (Primary Standard Industrial        (I.R.S. Employer Identification Number)
    incorporation or organization)             Classification Code Number)

                             ---------------------

                              300 DELAWARE AVENUE
                                   SUITE 303
                           WILMINGTON, DELAWARE 19801
                                 (302) 427-5715
           (Name, address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           RICHARD A. WEINBERG, ESQ.
                        C/O ISP MANAGEMENT COMPANY, INC.
                                 1361 ALPS ROAD
                            WAYNE, NEW JERSEY 07470
                                 (973) 628-4000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                WITH A COPY TO:
                           MICHAEL E. LUBOWITZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                             ---------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 31, 2002

PROSPECTUS
                                 EXCHANGE OFFER
         OF $200,000,000 10 5/8% SERIES B SENIOR SECURED NOTES DUE 2009
                                      FOR
          $200,000,000 10 5/8% SERIES A SENIOR SECURED NOTES DUE 2009
                                       OF

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                             ---------------------

MATERIAL TERMS OF THE EXCHANGE OFFER


- Expires at 5:00 p.m., New York City time, on July 3, 2002, unless extended.


- The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

- All old notes that are validly tendered and not validly withdrawn will be exchanged.

- Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

- The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes that we issued on December 13, 2001, except for transfer restrictions, registration rights and additional interest.

- The old notes are, and the registered notes will be, secured by a first priority lien on all of the outstanding capital stock of ISP Chemco, Inc., one of our two direct wholly owned subsidiaries.

                             ---------------------

 CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

              The date of this prospectus is                , 2002

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and may not contain all information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. We encourage you to read the detailed information and financial statements appearing elsewhere in this prospectus. Unless otherwise specifically indicated, "we," "us" and "our" refer to International Specialty Holdings Inc. and its consolidated subsidiaries. "ISP" refers to International Specialty Products Inc., our direct parent, and its consolidated subsidiaries.

                               THE EXCHANGE OFFER

     We issued in a private placement $200.0 million in aggregate principal amount of our 10 5/8% Series A Senior Secured Notes due 2009 on December 13, 2001. We refer to these notes in this prospectus as the "old notes." We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for our 10 5/8% Series B Senior Secured Notes due 2009, which we refer to in this prospectus as the "registered notes," with substantially identical terms. We refer to the old notes and the registered notes collectively as the "notes." We believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, subject to limited conditions. You should read the discussion under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

                                   WHO WE ARE

     Through our direct and indirect subsidiaries, we develop, manufacture and market specialty chemicals and have leading positions in niche markets throughout the world in terms of sales revenue. Our broad spectrum of highly-engineered specialty chemicals has numerous applications in consumer and industrial products. Our specialty chemicals are often critical ingredients in the formulation of our customers' products, but typically represent only a small portion of their product costs. We sell these specialty chemicals in domestic and international markets, primarily for use in branded consumer products manufactured by companies engaged in relatively non-cyclical industries, such as the cosmetics, pharmaceuticals and beverage industries. We sell over 400 specialty chemical and mineral products to over 6,000 customers in over 90 countries, with sales outside of the United States accounting for approximately 52% of our net sales for the year ended December 31, 2001. We believe that we are also the second largest producer of mineral products for roofing applications in the United States in terms of production capacity and sales revenue.

     International Specialty Holdings Inc. is currently a holding company. Our business consists of owning 100% of the outstanding equity of ISP Chemco and ISP Investco. We were formed in June 2001 in connection with an internal restructuring completed by our parent corporation, ISP, for the purpose of separating its investment assets from its specialty chemicals business. ISP Chemco and its subsidiaries now hold all of ISP's specialty chemicals assets and ISP Investco and its subsidiaries now hold all of ISP's investment assets. For more information concerning this restructuring, see "The Transactions" below.

                                  ISP INVESTCO

     We conduct our investments business through ISP Investco and its subsidiaries. We invest primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions. Those investments include common stock short positions which are offset against long positions in securities which are expected, under specific circumstances, to be exchanged or converted into the short positions. ISP Investco and its subsidiaries have been designated as "unrestricted subsidiaries" under the indenture governing the notes and as such will not be subject to most of the covenants contained therein. For additional information about ISP Investco's investment business see the Notes to our consolidated financial statements included elsewhere in this prospectus.

                                THE TRANSACTIONS

     In June 2001, ISP completed an internal restructuring in order to separate its investment assets from its specialty chemicals business. As part of that restructuring, ISP's investment assets were transferred to us and, in turn, we transferred those assets to our newly formed, wholly owned subsidiary, ISP Investco. As a result, all of ISP's specialty chemicals assets are now held by the direct and indirect subsidiaries of our other direct, wholly owned subsidiary, ISP Chemco. We refer to these transactions in this prospectus as the "Restructuring." In addition, as part of the Restructuring, ISP refinanced a substantial portion of its debt through the issuance by ISP Chemco and three of its wholly owned subsidiaries of $205.0 million in aggregate principal amount of their 10 1/4% Senior Subordinated Notes due 2011, which we refer to in this prospectus as the "2011 Notes," and the entering into of a new $450.0 million secured revolving credit and term loan facilities, which we refer to in this prospectus as the "Senior Credit Facilities." We used the net proceeds of that offering to repay the 9 3/4% Senior Notes due 2002 of ISP, which we refer to in this prospectus as the "2002 Notes." On July 31, 2001 and November 13, 2001, ISP Chemco and those same three subsidiaries jointly issued an additional $200.0 million of the 2011 Notes. We used the net proceeds of those offerings along with a portion of the proceeds from the offering of the old notes to retire the 9% Senior Notes due 2003 of ISP, which we refer to in this prospectus as the "2003 Notes." We collectively refer to the offerings of the 2011 Notes and the entering into of the Senior Credit Facilities in this prospectus as the "Financing Transactions." We refer to the Financing Transactions, the repayment of the 2002 Notes and the 2003 Notes and the issuance of the old notes as the "Transactions." The following chart illustrates our organization and structure.

                    [ORGANIZATION AND STRUCTURE FLOW CHART]

                              RECENT DEVELOPMENTS

     On April 19, 2002, ISP announced the sale of its Haifa, Israel-based FineTech, Ltd. business to Pharmaceutical Resources, Inc., which we refer to as PRI, for $32.0 million. We will record a second quarter pre-tax gain, before expenses, of approximately $5.8 million related to this sale. In December 2001, ISP had entered into a letter agreement to sell to PRI both its Haifa-based business and its Columbus, Ohio manufacturing facility. In February 2002, we received a $250,000 payment from PRI in consideration of extending the negotiations pursuant to the letter agreement. On March 14, 2002, we announced that the sale contemplated in the letter agreement would not be consummated due to the failure of PRI to proceed with the transaction in a timely manner. Under the terms of the letter agreement, we received a $3.0 million break-up fee, which was recorded as income in the first three months of 2002 (see Note 6 to consolidated financial statements).

     On April 26, 2002, we announced that we had acquired the roofing granule manufacturing operations in Ione, California of Reed Minerals, a division of Harsco Corporation. In a related transaction, we also acquired the adjacent quarry operations and certain mining assets from Hanson Aggregates Mid-Pacific, Inc.

                                      ***

     Our principal executive offices are located at 300 Delaware Avenue, Suite 303, Wilmington, Delaware 19801 and our telephone number is (302) 427-5715.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $200.0 million aggregate principal amount of old notes for an equal aggregate principal amount of registered notes. We issued and sold in a private placement $200.0 million in aggregate principal amount of the old notes on December 13, 2001. The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer. We issued the old notes under an indenture that grants you certain rights. The registered notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the old notes. See "Description of the Registered Notes."

Registration Rights
Agreement.....................   You are entitled under the registration rights
                                 agreement to exchange your old notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                                 The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See "The Exchange Offer -- Procedures for Tendering."

The Exchange Offer............   We are offering to exchange $1,000 principal
                                 amount of 10 5/8% Series B Senior Secured Notes due 2009, which have been registered under the Securities Act, for each $1,000 principal amount of 10 5/8% Series A Senior Secured Notes due 2009 which were issued on December 13, 2001 in a private placement. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are properly tendered and not properly withdrawn will be exchanged.

                                 As of this date, there are $200.0 million aggregate principal amount of old notes outstanding.

                                 We will issue the registered notes promptly after the expiration of the exchange offer.

Resales of the Registered
Notes.........................   We believe that registered notes to be issued
                                 in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the
                                 Securities Act if you meet the following conditions:

                                   (1) the registered notes are acquired by you
                                       in the ordinary course of your business;

                                   (2) you are not engaging in and do not intend
                                       to engage in a distribution of the
                                       registered notes;

                                   (3) you do not have an arrangement or
                                       understanding with any person to
                                       participate in the distribution of the
                                       registered notes; and

                                   (4) you are not an affiliate of ours, as that
                                       term is defined in Rule 405 under the
                                       Securities Act.

                                 If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

                                 Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes.


Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on July 3, 2002, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond July 18, 2002.


Conditions to the Exchange
Offer.........................   The only conditions to completing the exchange
                                 offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. There are no other federal or state regulatory requirements that must be complied with to complete the exchange offer. See "The
                                 Exchange Offer -- Conditions."

Procedures for Tendering Old
Notes Held in the Form of
Book-Entry Interests..........   The old notes were issued as global securities
                                 in fully registered form without coupons.
                                 Beneficial interests in the old notes, which are held by direct or indirect participants in The Depository Trust Company through certificateless depositary interests, are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

                                 If you are a holder of an old note held in the form of a book-entry interest and you wish to tender your old note for exchange pursuant to the exchange offer, you must transmit to Wilmington Trust Company, as exchange agent, on or prior to the expiration of the exchange offer either:

                                   - a written or facsimile copy of a properly
                                     completed and executed letter of
                                     transmittal and all other required
                                     documents to the address set forth on the cover page of the letter of transmittal; or

                                   - a computer-generated message transmitted by
                                     means of DTC's Automated Tender Offer
                                     Program system and
                                     forming a part of a confirmation of
                                     book-entry transfer in which you
                                     acknowledge and agree to be bound by the terms of the letter of transmittal.

                                 The exchange agent must also receive on or prior to the expiration of the exchange offer either:

                                   - a timely confirmation of book-entry
                                     transfer of your old notes into the
                                     exchange agent's account at DTC, in
                                     accordance with the procedure for
                                     book-entry transfers described in this
                                     prospectus under the heading "The Exchange
                                     Offer -- Book-Entry Transfer," or

                                   - the documents necessary for compliance with
                                     the guaranteed delivery procedures
                                     described below.

                                 A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

                                   - the registered notes to be acquired by you
                                     in the exchange offer are being acquired in the ordinary course of your business;

                                   - you are not engaging in and do not intend
                                     to engage in a distribution of the
                                     registered notes;

                                   - you do not have an arrangement or
                                     understanding with any person to
                                     participate in the distribution of the
                                     registered notes; and

                                   - you are not our affiliate.

Procedures for Tendering
Certificated Old Notes........   If you are a holder of book-entry interests in
                                 the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes that are in equal principal amounts to your book-entry interests. See "Description of the Registered Notes -- Form of Registered Notes."
                                 No certificated notes are issued and
                                 outstanding as of the date of this prospectus.
                                 If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange
                                 Offer -- Procedures for Tendering --
                                 Certificated Old Notes."

Special Procedures for
Beneficial Owner..............   If you are the beneficial owner of old notes
                                 and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See "The Exchange
                                 Offer -- Procedures for Tendering -- Procedures
                                 Applicable to All Holders."

Guaranteed Delivery
Procedures....................   If you wish to tender your old notes and:

                                   (1) they are not immediately available;

                                   (2) time will not permit your old notes or
                                       other required documents to reach the
                                       exchange agent before the expiration of
                                       the exchange offer; or

                                   (3) you cannot complete the procedure for
                                       book-entry transfer on a timely basis,

                                 you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering--Guaranteed Delivery Procedures."

Acceptance of Old Notes and
Delivery of Registered
Notes.........................   Except under the circumstances described above
                                 under "Conditions to the Exchange Offer," we will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer -- Terms of the
                                 Exchange Offer."

Withdrawal....................   You may withdraw the tender of your old notes
                                 at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent................   Wilmington Trust Company is serving as the
                                 exchange agent in connection with the exchange offer.

Consequences of Failure to
Exchange......................   If you do not participate in the exchange
                                 offer, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See "The Exchange
                                 Offer -- Consequences of Failure to Exchange."

Federal Income Tax
Consequences..................   The exchange of old notes for registered notes
                                 in the exchange offer will not be a taxable event for federal income tax purposes. See
                                 "Federal Income Tax Considerations."

                  SUMMARY OF THE TERMS OF THE REGISTERED NOTES

ISSUER........................   International Specialty Holdings Inc.

NOTES OFFERED.................   $200.0 million in principal amount of 10 5/8%
                                 Series B Senior Secured Notes due 2009.

MATURITY......................   December 15, 2009.

INTEREST PAYMENT DATES........   June 15 and December 15 of each year. The first
                                 payment will be made on June 15, 2002.

SECURITY......................   The old notes are, and the registered notes
                                 will be, secured by a first priority lien on all of the outstanding capital stock of ISP
                                 Chemco, one of our two direct, wholly owned subsidiaries.

UNRESTRICTED SUBSIDIARIES.....   ISP Investco and its subsidiaries, an accounts
                                 receivable subsidiary and certain immaterial subsidiaries have been designated as
                                 "unrestricted subsidiaries" under the indenture governing the notes. As a result, these subsidiaries will not be subject to most of the covenants contained in the indenture governing the notes.

OPTIONAL REDEMPTION...........   We may redeem the notes on or after December
                                 15, 2005, at the redemption prices listed under "Description of the Registered
                                 Notes -- Optional Redemption."

                                 Prior to December 15, 2004, we may use the proceeds of specific sales of our equity to redeem up to 35% of the original principal amount of the notes at a redemption price of 110.625% of their principal amount, plus accrued and unpaid interest to the redemption date.

CHANGE OF CONTROL OFFER.......   If we experience a change of control, holders
                                 of the notes may require us to repurchase part or all of their notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

RANKING.......................   The registered notes will be our senior secured
                                 debt and rank equally with all of our future senior debt and senior to any of our subordinated debt. In addition, the registered notes will be effectively subordinated to all liabilities of our subsidiaries. At March 31, 2002, the notes would have been effectively subordinated to approximately $1,066.0 million of our subsidiaries' liabilities.

COVENANTS.....................   We will issue the notes under an existing
                                 indenture with Wilmington Trust Company, which will act as trustee on your behalf. The indenture, among other things, restricts our ability to:

                                 - sell all or substantially all of our assets
                                   or merge or consolidate with or into other companies;

                                 - incur other secured debt or allow liens to
                                   exist on our assets;

                                 - pay dividends or make other distributions;

                                 - make restricted payments and investments;

                                 - incur restrictions on the ability of some of
                                   our subsidiaries to pay dividends or other payments to us; and

                                 - enter into transactions with affiliates.

                                 Some of these limitations do not apply to our unrestricted subsidiaries.

                                 The indenture provides that during any period of time that the notes have an investment grade rating from Moody's Investors Services, Inc. and Standard & Poor's Ratings Services, neither of these rating agencies has attached any "negative outlook" to the rating of the notes and no default under the indenture has occurred, we will not be subject to many of these covenants. See "Description of the Notes -- Certain Covenants -- Changes in Covenants When Notes Rated Investment Grade."

                                 If either of the rating agencies downgrade the ratings assigned to the notes below an investment grade rating, we will again be subject to those covenants.

REGISTRATION RIGHTS;
LIQUIDATED DAMAGES............   In connection with the offering of the old
                                 notes, we granted registration rights to holders of the old notes and holders of any additional notes treated as the same class of notes under the indenture. We agreed to use reasonable efforts to consummate the offer to exchange these registered notes for the old notes by July 11, 2002. If we fail to complete the exchange offer by that date, then we will pay liquidated damages to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by that holder.

                                 In addition, under limited circumstances, we may be required to file a shelf registration statement to cover resales of the old notes held by you.

                                 We will also be required to pay liquidated damages if:

                                 - we fail to file the shelf registration
                                   statement required by the registration rights agreement on or before the date specified for that filing; or

                                 - the shelf registration statement is not
                                   declared effective by the Commission on or prior to the date specified for its effectiveness; or

                                 - the shelf registration statement or this
                                   registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement.

                                 The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of old notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $.50 per week per $1,000 principal amount of notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

FORM OF REGISTERED NOTES......   The registered notes to be issued in the
                                 exchange offer will be represented by one or more global securities deposited with
                                 Wilmington Trust Company for the benefit of DTC. You will not receive registered notes in certificated form unless one of the events set forth under the heading "Description of the Registered Notes -- Form of Registered Notes" occurs. Instead, beneficial interests in the registered notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

USE OF PROCEEDS...............   ISP used a portion of the net proceeds of the
                                 offering of old notes to retire its remaining outstanding 2003 Notes on January 14, 2002. We also used a portion of the net proceeds of the old notes offering to repay outstanding indebtedness we owed to ISP. We used the remainder to pay fees and expenses related to the Transactions. We will not receive any cash proceeds upon completion of the exchange offer.

     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFER AND INVESTING IN THE NOTES.

                             SUMMARY FINANCIAL DATA

     The following information sets forth our summary financial data. The results of any interim period do not necessarily indicate the results for the full year. This information should be read in conjunction with the information in "Capitalization," "Unaudited Pro Forma Consolidated Financial Statements," "Selected Financial Data" and the Consolidated Financial Statements included elsewhere in this prospectus.

     International Specialty Holdings Inc., formerly known as Newco Holdings Inc., was formed in June 2001. We have prepared the financial data presented below on a basis which retroactively reflects our formation for all periods presented. The balance sheet data as of March 31, 2002 reflect the issuance of the old notes on December 13, 2001 and the repayment in full of the 2002 Notes, the 2003 Notes and a $50.0 million note payable from us to ISP. The pro forma operating data give effect to the Transactions as if they had been completed as of January 1, 2001. The pro forma financial data presented below does not purport to project the financial position or the results of operations for any future period or to represent what the financial position or results of operations would have been if the Transactions had been completed at the dates indicated.

     Our unrestricted subsidiaries, including ISP Investco, had no impact on our net sales or operating income on a historical or pro forma basis.

                                                                                            THREE MONTHS ENDED
                                                                                         -------------------------
                                                            YEAR ENDED DECEMBER 31,       APRIL 1,      MARCH 31,
                                                          ----------------------------      2001          2002
                                                           1999     2000       2001      (UNAUDITED)   (UNAUDITED)
                                                          ------   ------   ----------   -----------   -----------
                                                                                 (MILLIONS)
OPERATING DATA:
Net sales...............................................  $787.4   $783.9     $787.2       $203.2        $219.1
Operating income........................................   146.5     82.3      113.2         26.1          33.8
Interest expense(1).....................................    80.7     84.3       88.9         17.2          22.8
Income from continuing operations before income taxes...    63.0    130.1        5.8         35.7          24.2
Income from continuing operations.......................    40.9     84.4        3.7         23.2          16.0
Income before extraordinary item and cumulative effect
  of change in accounting principle.....................    66.2     84.4        3.7         23.2          16.0
Net income..............................................    66.2     84.4        3.3         22.7          11.2

                                                                        MARCH 31,
                                                        DECEMBER 31,      2002
                                                            2001       (UNAUDITED)
                                                        ------------   -----------
                                                                (MILLIONS)
BALANCE SHEET DATA:
Cash and short-term investments.......................    $  366.6      $  410.5
Restricted cash(2)....................................       307.9            --
Total working capital.................................       540.6         586.3
Total assets..........................................     2,149.4       1,867.9
Total long-term debt(3)...............................     1,229.8         913.6
Shareholder's equity..................................       562.6         594.6

                                                                                       THREE MONTHS ENDED
                                                                                    -------------------------
                                                        YEAR ENDED DECEMBER 31,      APRIL 1,      MARCH 31,
                                                       --------------------------      2001          2002
                                                        1999      2000     2001     (UNAUDITED)   (UNAUDITED)
                                                       -------   ------   -------   -----------   -----------
                                                                   (MILLIONS, EXCEPT RATIO DATA)
OTHER DATA:
Depreciation.........................................  $  48.2   $ 50.9   $  52.7     $ 12.9        $ 13.6
Amortization of goodwill and intangibles.............     16.2     16.0      17.1        4.0           0.4
Capital expenditures and acquisitions................    108.9     58.4     101.4        9.9           8.8
Cash flows from:
  Operating activities...............................    116.0     46.1     264.4        4.5          35.7
  Investing activities...............................    (36.0)   (51.2)   (187.9)     (34.0)        126.2
  Financing activities...............................    (79.6)    (1.6)    (12.9)      27.2         (19.3)
EBITDA(4)(7).........................................    208.0    281.3     164.5       69.8          61.0
Ratio of earnings to fixed charges(5)................      1.7x     2.4x      1.1x       2.9x          2.0x
Ratio of EBITDA to interest expense(4)...............      2.6x     3.3x      1.8x       4.0x          2.7x

                                                                                   THREE MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 2001   MARCH 31, 2002
                                                              -----------------   --------------
                                                                         (UNAUDITED)
                                                                (MILLIONS, EXCEPT RATIO DATA)
PRO FORMA OPERATING DATA:(6)
EBITDA(7)...................................................       $164.5             $ 61.0
Interest expense............................................         92.9               22.2
Income before extraordinary item and cumulative effect of
  change in accounting principle............................          1.2               16.4
Ratio of earnings to fixed charges(5).......................          1.0x               2.0x
Ratio of EBITDA to interest expense(7)......................          1.8x               2.7x

---------------

(1) Includes the effect of the retroactive push-down of the 2002 Notes and the 2003 Notes on our consolidated balance sheet for all periods presented.

(2) Represents $125.8 million of the net proceeds from the issuance of the old notes and a portion ($182.1 million) of the net proceeds from the issuances of the 2011 Notes, which were placed in a restricted cash escrow account and distributed to our parent, ISP, to retire the 2003 Notes in full on January 14, 2002.

(3) See "Capitalization" and Note 15 to consolidated financial statements.

(4) EBITDA is calculated as income from continuing operations before income taxes, increased by interest expense, depreciation and goodwill amortization. As an indicator of operating performance. EBITDA should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.

(5) For purposes of these computations, earnings consist of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense, plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).

(6) The pro forma operating data give effect to the Transactions as if they had been completed as of January 1, 2001. See "Unaudited Pro Forma Consolidated Financial Statements."

(7) The details of the calculation of EBITDA are set forth below:

                                                                 THREE MONTHS ENDED                     PRO FORMA
                                                              -------------------------   --------------------------------------
                                YEAR ENDED DECEMBER 31,         APRIL 1      MARCH 31,       YEAR ENDED       THREE MONTHS ENDED
                             ------------------------------      2001          2002       DECEMBER 31, 2001     MARCH 31, 2002
                               1999       2000       2001     (UNAUDITED)   (UNAUDITED)      (UNAUDITED)         (UNAUDITED)
                             --------   --------   --------   -----------   -----------   -----------------   ------------------
                                                                         (THOUSANDS)
Income from continuing
  operations before income
  taxes....................  $ 62,958   $130,114   $  5,785     $35,671       $24,152         $  1,863             $24,779
Add:
Interest expense...........    80,666     84,250     88,931      17,232        22,842           92,853              22,215
Depreciation...............    48,191     50,894     52,721      12,859        13,631           52,721              13,631
Amortization of goodwill
  and intangibles..........    16,195     16,042     17,080       4,010           402           17,080                 402
                             --------   --------   --------     -------       -------         --------             -------
EBITDA.....................  $208,010   $281,300   $164,517     $69,772       $61,027         $164,517             $61,027
                             ========   ========   ========     =======       =======         ========             =======

                                     * * *

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges was 2.2, 1.2, 1.7, 2.4 and 1.1 for the years ended December 31, 1997, 1998, 1999, 2000 and 2001, respectively. For the purposes of calculating the ratios of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense, plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).

                                  RISK FACTORS

     An investment in the notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions elsewhere in this prospectus, before making an investment in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

RISKS RELATED TO THE NOTES

WE ARE SUBSTANTIALLY LEVERAGED. THIS COULD AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

     Our substantial outstanding debt has important consequences to you, including the risk that we may not generate sufficient cash flow from operations to pay principal of and interest on our indebtedness, including the notes, or to invest in our businesses. If we are unable to satisfy our obligations with cash flow from operations and refinancings, we might have to attempt to raise cash to satisfy our obligations through potential sales of assets or equity. Our ability to raise funds by selling either assets or equity depends on a number of factors, including market conditions, restrictions contained in the Senior Credit Facilities, the indenture governing the notes, the indenture governing the 2011 Notes, the indenture governing the outstanding indebtedness of ISP and other factors. If we are unable to refinance indebtedness or raise funds through sales of assets or equity or otherwise, we may be unable to pay principal of and interest on the notes.

     At March 31, 2002, we had total outstanding debt of $913.6 million and shareholder's equity of $594.6 million. In addition, subject to restrictions contained in the documents referred to above, we may incur additional indebtedness.

WE DO NOT GENERATE ANY OPERATING INCOME AND, ACCORDINGLY, RELY UPON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO MEET OUR PAYMENT OBLIGATIONS.

     We are a holding company and our ability to pay interest on the notes depends upon the receipt of dividends from our direct and indirect subsidiaries. We do not have, and may not in the future have, any assets other than our ownership interests in ISP Investco and ISP Chemco. ISP Chemco and its subsidiaries are party to the Senior Credit Facilities and the indenture governing the 2011 Notes, each of which imposes substantial restrictions upon ISP Chemco's ability to pay dividends to us. Any payment of dividends from ISP Chemco will be subject to the satisfaction of financial conditions set forth in the Senior Credit Facilities and the indenture governing the 2011 Notes. In addition, under Delaware law, our subsidiaries may not make distributions to us if, after giving effect to those distributions, the liabilities of the subsidiary would exceed the fair value of its assets. We cannot predict what the value of our subsidiaries' assets or the amount of its liabilities will be in the future and whether those values or amounts will permit the payment of distributions to us. Accordingly, we cannot assure you that we will be able to pay our principal and interest obligations on the notes.

RESTRICTIVE COVENANTS IN THE SENIOR CREDIT FACILITIES, THE INDENTURE GOVERNING THE NOTES AND THE INDENTURE GOVERNING THE 2011 NOTES MAY LIMIT OUR ABILITY TO MOVE FUNDS OR ASSETS AMONG OUR SUBSIDIARIES AND UNDERTAKE SPECIFIC TYPES OF TRANSACTIONS.

     As a result of various restrictive covenants in the Senior Credit Facilities, the indenture governing the notes and the indenture governing the 2011 Notes, our financial flexibility is restricted in a number of ways. First, transfers of funds and other assets as well as other transactions among our subsidiaries are limited. The Senior Credit Facilities, the indenture governing the notes and the indenture governing the 2011 Notes restrict ISP Chemco's ability to pay dividends or otherwise make distributions or transfer funds to us.

     The Senior Credit Facilities, the indenture governing the notes and the indenture governing the 2011 Notes also subject us or our subsidiaries, as the case may be, to significant financial and other restrictive covenants, including restrictions on the ability to incur additional indebtedness, place liens upon assets, pay dividends or make other restricted payments and investments, consummate asset sales or asset swaps, enter into transactions with affiliates, make specified payments to us, conduct businesses other than their current or related businesses, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. These instruments also require us or our subsidiaries, as the case may be, to satisfy or maintain financial condition tests. Our and our subsidiaries' ability to meet these financial condition tests can be affected by events beyond our control and there can be no assurance that they will meet those tests. In the event of a default, the holders of the 2011 Notes and the lenders under the Senior Credit Facilities could elect to accelerate the maturity of all of the 2011 Notes or the loans under the Senior Credit Facilities. If the maturity of the 2011 Notes or the loans under the Senior Credit Facilities were to be accelerated, all of that debt would be required to be paid in full before ISP Chemco or its subsidiaries would be permitted to distribute any assets or cash to us. In that event, we would likely not have sufficient assets to repay all of that outstanding debt and to meet our obligations under the notes. Future borrowings by ISP Chemco and ISP Investco can be expected to contain restrictions or prohibitions on the payment of dividends by those subsidiaries to us.

ALTHOUGH WE REFER TO THE NOTES WE ARE OFFERING AS "SENIOR NOTES," THEY ARE EFFECTIVELY SUBORDINATED TO ANY LIABILITIES OF OUR SUBSIDIARIES.

     Because we are a holding company, the notes are structurally subordinated to all liabilities of our subsidiaries. As a result, in the event of a bankruptcy or liquidation of any of our subsidiaries, the creditors of that subsidiary would be entitled to be repaid in full before any assets of that subsidiary would be available to satisfy our obligations on the notes. At March 31, 2002, the notes would have been effectively subordinated to approximately $1,066.0 million of our subsidiaries' liabilities.

ADDITIONAL ISSUANCES OF NOTES COULD DILUTE YOUR COLLATERAL.

     The old notes and the registered notes constitute the same series of notes under the indenture governing the notes. The indenture also permits us to issue additional notes of the same series as the old notes and the registered notes, subject to satisfaction of additional conditions. Any additional notes issued under the indenture will be secured by the same collateral as the old notes and the registered notes. The result of those additional issuances of notes would be that each holder's proportionate interest in the collateral would be diluted.

WE MAY HAVE INADEQUATE COLLATERAL TO SATISFY PAYMENTS ON THE NOTES.

     The old notes are, and the registered notes will be, secured by a first priority lien against all of the outstanding capital stock of ISP Chemco Inc., one of our wholly owned subsidiaries. The value of and your ability to foreclose on this collateral in the event of an acceleration of the notes will depend on market and economic conditions, the availability of buyers and other factors beyond our control. There is currently no established trading market for the common stock of ISP Chemco. Furthermore, the sale of all of the outstanding capital stock of ISP Chemco would constitute a change of control under the terms of the Senior Credit Facilities and the indenture governing the 2011 Notes. In that event, the lenders under the Senior Credit Facilities and/or the holders of the 2011 Notes could opt to accelerate the indebtedness represented by those instruments. As a result, the ability to dispose of the outstanding capital stock of ISP Chemco could be adversely affected. Accordingly, the value of the collateral to you may be diminished. In addition, the proceeds of any sale of the collateral following a default by us may not be sufficient to satisfy any payments due on the notes. If the proceeds are not sufficient to repay all amounts due on the notes, then you (to the extent not repaid from those proceeds) will have only an unsecured claim against our remaining assets, which currently consist only of our equity interests in ISP Investco.

THE TRUSTEE UNDER THE INDENTURE MAY BE UNABLE TO FORECLOSE ON THE COLLATERAL SECURING THE NOTES AND PAY YOU ANY AMOUNT DUE ON THE NOTES.

     Under the indenture governing the notes, if an event of default occurs, including defaults in payment of interest or principal on the notes when due at maturity or otherwise, the trustee may accelerate the notes and, among other things, initiate proceedings to foreclose on the collateral securing the notes. The right of the trustee to repossess and dispose of the collateral after the occurrence of an event of default is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by or against us prior to the trustee having disposed of the collateral. For example, under applicable U.S. bankruptcy laws, a secured creditor is prohibited from repossessing and selling its security from a debtor in a bankruptcy case without bankruptcy court approval. Under any of these circumstances, you may not be fully compensated for your investment in the notes in the event of a default.

THE BUSINESS ACTIVITIES OF OUR UNRESTRICTED SUBSIDIARIES WILL NOT BE LIMITED BY MOST OF THE RESTRICTIVE COVENANTS CONTAINED IN THE INDENTURE.

     We have designated some of our direct and indirect subsidiaries as unrestricted subsidiaries, including ISP Investco. Those subsidiaries only have to comply with the restrictions concerning payment of taxes and maintenance of corporate existence contained in the indenture governing the notes. There are no limitations on those subsidiaries' ability to incur debt, sell assets, place liens upon assets, make payments on their capital stock, consummate asset sales or merge or consolidate with any other person. As a result, we cannot assure you that these subsidiaries will maintain sufficient assets to pay dividends to us. The failure to pay those dividends to us could adversely affect our ability to make payments on the notes.

SUBSTANTIALLY ALL OF ISP INVESTCO'S ASSETS CONSIST OF MARKETABLE SECURITIES, THE VALUE OF WHICH COULD FLUCTUATE FROM TIME TO TIME.

     A large portion of ISP Investco's assets consist of marketable securities of international and domestic companies. The value of those securities could be subject to wide fluctuations in response to events beyond our control including general economic conditions. As a result, ISP Investco could incur substantial losses with respect to its investments. Accordingly, the value of the stock of ISP Investco could be adversely affected.

WE MAY BE UNABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     We cannot assure you that we will have enough funds to pay our obligations under the notes upon a change of control. In addition, any of our future debt agreements may prohibit our repayment of the notes in that event. Accordingly, we may be unable to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under any future indebtedness.

     In addition, we have been advised by G-I Holdings Inc., which in January 2001 filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to asbestos-related claims, that in 2000 three actions were commenced by creditors or potential creditors of G-I Holdings alleging that the distribution of the capital stock of ISP to Samuel J. Heyman and certain other stockholders by G-I Holdings through a series of transactions in 1997 was a fraudulent conveyance. Two of these actions were effectively stayed and the third was dismissed as a result of the G-I Holdings Chapter 11 filing. In September 2001, the Official Committee of Unsecured Creditors of G-I Holdings filed a substantially similar action against Mr. Heyman. If these actions are successful, the plaintiffs could seek to unwind those transactions which could cause the capital stock held by Mr. Heyman and those other shareholders to once again become owned by G-I Holdings. If that were to happen, creditors in G-I Holdings' bankruptcy proceeding could seek to cause the sale of the capital stock of ISP to satisfy their claims, which could result in a change of control. This event could cause other indebtedness of ours and of ISP (including the notes) to become accelerated. That event could have a material adverse impact on our financial condition if we are unable to refinance that indebtedness.

     The definition of change of control in the indenture includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, following a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person or group, the ability of a holder of notes to require us to repurchase its notes may be uncertain.

     The indenture governing the notes does not contain provisions that permit the holders of the notes to require us to repurchase their notes in the event we enter into transactions that would not constitute a change of control under the indenture. Those transactions could include acquisitions, refinancings, recapitalizations or highly leveraged transactions. If we enter into one or more of those transactions, it might increase our indebtedness, change our capital structure or adversely affect our credit ratings or ability to pay you principal and interest on your notes.

A COURT OF COMPETENT JURISDICTION COULD DETERMINE, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE NOTES IF IT FOUND WE COULD NOT PAY OUR DEBTS AS THEY BECOME DUE.

     Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court of competent jurisdiction could void, in whole or in part, the notes if it found we could not pay our debts as they become due. We depend on distributions from our subsidiaries to meet our payment obligations. ISP Chemco and its subsidiaries are subject to restrictive covenants in their debt instruments which restrict the ability of those subsidiaries to pay us dividends. A court could also subordinate the notes to our existing and future debt. For example, a court could void the notes if it finds that at the time the notes are issued any of the following occurred:

     - we incurred the debt represented by the notes with the intent to hinder, delay or defraud our creditors; or

     - we received less than reasonably equivalent value or fair consideration for incurring that debt; and;

        - were insolvent;

        - were rendered insolvent by reason of the incurrence of that debt and the application of the proceeds of that debt;

        - were engaged or were about to engage in a business or transaction for which the remaining assets constituted unreasonably small capital to carry on our business; or

        - intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured.

     The measure of insolvency for purposes of determining these fraudulent conveyance issues will vary depending upon the law applied in each case. Generally, however, we would be considered insolvent if:

     - the sum of our debt, including contingent liabilities, were greater than the fair saleable value of all of our assets;

     - the present fair saleable value of our assets were less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

     - we could not pay our debts as they become due.

     We believe that for purposes of the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith. We believe that after the issuance of the notes and the application of the net proceeds therefrom, we will be solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as they mature. We cannot assure you, however, that a court would agree with our view.

THE LIQUIDITY OF ANY MARKET FOR THE OLD NOTES COULD BE ADVERSELY AFFECTED AFTER COMPLETION OF THE EXCHANGE OFFER. IN ADDITION, THERE MAY BE NO ACTIVE TRADING MARKET FOR THE REGISTERED NOTES TO BE ISSUED IN THE EXCHANGE OFFER.

     There has been no public market for the old notes. If most holders of the old notes tender their notes in the exchange offer, the liquidity for the old notes not tendered in the exchange offer could be adversely affected upon completion of the exchange offer. In addition, we cannot assure you with respect to:

          (1) the liquidity of any market for the registered notes that may develop;

          (2) your ability to sell registered notes; or

          (3) the price at which you will be able to sell those registered notes.

If a public market were to exist, the registered notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the registered notes to be issued to you in the exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the registered notes is currently anticipated. The initial purchaser of the old notes has advised us that it currently anticipates making a secondary market for the registered notes, but it is not obligated to do so. We cannot assure you that an active or liquid public trading market will develop for the registered notes.

RISKS RELATED TO OUR BUSINESS

FOREIGN CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR EARNINGS.

     For the quarter ended March 31, 2002, approximately 52% of our net sales was attributable to our international operations. Fluctuations in the value of foreign currencies may cause our U.S. dollar-denominated sales and profits with respect to those operations to decrease or increase without relation to the actual sales or profits of our international operations. For a discussion of our international operations, see "Business -- Specialty Chemicals -- International Operations," and for a discussion of the impact of currency fluctuations on our historical results of operations and our policy to manage our foreign currency exposure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY BE HELD RESPONSIBLE FOR A TAX CLAIM AGAINST G-I HOLDINGS INC.

     We were members of the G-I Holdings Inc. consolidated group for federal income tax purposes in certain prior years. As a result, we would be severally liable for any tax liability of the G-I Holdings consolidated tax group in respect of those prior years in which we were members of this tax group. On September 15, 1997, G-I Holdings received a tax deficiency notice from the IRS in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) for the 1990 fiscal year relating to Rhone-Poulenc Surfactants and Specialties, L.P., a partnership in which G-I Holdings held an interest. On September 21, 2001, the IRS filed a proof of claim with respect to this deficiency in the G-I Holdings bankruptcy. On May 7, 2002, G-I Holdings filed an objection to that proof of claim. If that proof of claim is sustained, we, together with G-I Holdings and several current and former subsidiaries of G-I Holdings, would be severally liable for taxes and interest in an amount of approximately $250.0 million should G-I Holdings be unable to satisfy that liability.

A SUBSTANTIAL INTERRUPTION IN THE SUPPLY OF ONE OF OUR PRINCIPAL RAW MATERIALS COULD ADVERSELY AFFECT REVENUES AND INCREASE OUR COSTS.

     Approximately 62% of our sales of specialty chemicals are derived from acetylene which is either purchased in the United States as a raw material or is produced by our wholly owned subsidiary, ISP Acetylene GmbH, in Marl, Germany. Acetylene is available as a raw material from a limited number of suppliers and, because of its instability, can only be transported short distances. We obtain acetylene for domestic use from three unaffiliated suppliers pursuant to supply contracts. In the event of a substantial interruption in the supply of acetylene from current sources, we may be unable to obtain as much acetylene from other sources as would be necessary to meet our supply requirements. A substantial interruption of our supply of acetylene or a substantial increase in its cost could have a material adverse effect on our business and operations.

A REDUCTION IN THE SALES PRICE OF ONE OF OUR SIGNIFICANT INDUSTRIAL PRODUCTS COULD ADVERSELY AFFECT OUR REVENUES.

     Sales price of butanediol, one of our industrial products that represented 7% of our net sales for the quarter ended March 31, 2002, have fluctuated based on supply and demand. We cannot assure you that future growth in demand for butanediol will be sufficient to keep pace with future increases in supply.

THE LOSS OF A SIGNIFICANT CUSTOMER COULD ADVERSELY AFFECT THE REVENUE AND INCOME OF OUR MINERAL PRODUCTS SEGMENT.

     In 2001, Building Materials Corporation of America, an indirect subsidiary of G-I Holdings Inc. and an affiliate of ours, and its subsidiaries purchased approximately $63.4 million of mineral products from us, representing approximately 8.1% of our net sales. BMCA and its subsidiaries purchase from us all of their colored roofing granules requirements (except for the requirements of some of their roofing plants which are supplied by third parties) under a requirements contract which expires on December 31, 2002 unless extended by the parties. A substantial decrease in business from BMCA could have an adverse impact on the financial condition of our mineral products segment.

WE ARE SUBJECT TO A WIDE VARIETY OF ENVIRONMENTAL AND OTHER REGULATIONS THAT COULD INCREASE OUR COSTS OR SUBJECT US TO LIABILITIES.

     Aspects of our business and operations are subject to a wide variety of federal, state, local and foreign environmental and occupational health and safety laws and regulations, including laws and regulations governing the storage and handling of chemicals and hazardous substances. We are also subject to liability for the investigation and remediation of environmental contamination at certain properties that we own or operate and at other properties where we or our predecessors have operated or arranged for the disposal of hazardous substances. We cannot predict whether additional expenditures, beyond those currently included in capital and operating budgets, may be required in order to comply with new environmental legislation and regulations.

OUR CONTROLLING SHAREHOLDER HAS THE ABILITY TO APPROVE OR DISAPPROVE ACTIONS REQUIRING STOCKHOLDER APPROVAL.

     As of May 10, 2002, Samuel J. Heyman, our Chairman of the Board of Directors and Chairman of the Board of Directors of ISP, beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) approximately 81% of ISP's outstanding voting stock. Accordingly, Mr. Heyman has the ability to elect our entire Board of Directors and determine the outcome of any other matter submitted to shareholders for approval. In particular, subject to the terms of our existing indebtedness, Mr. Heyman has the ability to effect certain corporate transactions, including mergers, consolidations and the sale of all or substantially all of our assets.

                      WHERE YOU CAN FIND MORE INFORMATION

     You can review our Commission filings over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. We have filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the registered notes. This prospectus, which is a part of the registration statement, omits some of the information included in the registration statement. Statements made in this prospectus as to the contents of the indenture are not necessarily complete. With respect to the indenture, we refer you to that exhibit for a more complete description of the terms of the notes, and each of those statements is deemed qualified in its entirety to that reference.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains both historical and forward-looking statements. These forward-looking statements are only predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. Our operations are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. You are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under "Risk Factors." The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     We issued the old notes on December 13, 2001 in a private placement. In connection with the issuance of the old notes, we entered into the registration rights agreement which requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. These registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the notes and the registration rights agreement have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We refer to this indenture in this prospectus as the "indenture." If we complete the exchange offer by July 11, 2002, prospective increases in the interest rate on the old notes provided for in the registration rights agreement will not occur.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

          (1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

          (3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

     If you tender in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."

     If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years following the date of original issuance of the old notes or the shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See
"-- Procedures for Tendering."

CONSEQUENCES OF FAILURE TO EXCHANGE

     After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to limited restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The registered notes and the old notes will be deemed one issue of notes under the indenture.

     As of the date of this prospectus, $200.0 million in aggregate principal amount of the old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

     We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

     You will not be required to pay brokerage commissions or fees or, except as set forth below under "-- Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses" below.

EXPIRATION DATE; AMENDMENTS


     The exchange offer will expire at 5:00 p.m., New York City time, on July 3, 2002, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond July 18, 2002. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.


     We also reserve the right, in our sole discretion,

          (1) to delay accepting any old notes or, if any of the conditions set forth below under "-- Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

          (2) to amend the terms of the exchange offer in any manner, by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

     We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

PROCEDURES FOR TENDERING

  BOOK-ENTRY INTERESTS

     The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

          (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

          (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver old notes held in the form of book-entry interests:

          (1) a timely confirmation of book-entry transfer of those notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

          (2) you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  CERTIFICATED OLD NOTES

     Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated old notes:

          (1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date or

          (2) you must comply with the guaranteed delivery procedures described below.

  PROCEDURES APPLICABLE TO ALL HOLDERS

     If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

          (1) old notes tendered in the exchange offer are tendered either

             (A) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or

             (B) for the account of an eligible institution; and

          (2) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

     If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

          (1) you improperly tender your old notes;

          (2) you have not cured any defects or irregularities in your tender;
     and

          (3) we have not waived those defects, irregularities or improper tender.

     The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

     In addition, we reserve the right in our sole discretion to:

          (1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

          (2) terminate the exchange offer; and

          (3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will represent to us that, among other things:

          (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business,

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer,

          (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer and

          (4) you are not our "affiliate," as defined under Rule 405 of the Securities Act.

     In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

  GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

          (1) you tender through an eligible financial institution;

          (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

          (3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

     The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

          (1) your name and address;

          (2) the amount of old notes you are tendering; and

          (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

             (A) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

             (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

             (C) any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

          (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

          (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The notice of withdrawal must:

          (1) state your name;

          (2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

          (3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

          (4) specify the name in which the old notes are to be registered, if different from yours.

     We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS

     Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events shall occur:

          (1) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

          (2) the exchange offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, subject to applicable law. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. If we waive a condition to the exchange offer, we will give oral or written notice of the waiver to the exchange agent and give each registered holder notice by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following the waiver.

     In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order shall be threatened by the Commission or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

     The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

EXCHANGE AGENT

     We have appointed Wilmington Trust Company as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

     By Overnight Delivery or
  Registered or Certified Mail:        By Hand in New York:             By Hand in Delaware:
     Wilmington Trust Company        Wilmington Trust Company         Wilmington Trust Company
       Rodney Square North           c/o Computershare Trust            301 West 11th Street
     1100 North Market Street          Company of New York           Wilmington, DE 19801-1615
    Wilmington, DE 19890-1615           Wall Street Plaza         Attn: Corporate Trust, 1st Floor
      Attn: Corporate Trust         88 Pine Street, 19th Floor
                                        New York, NY 10005
                                    Attn: Wilmington Trust/ISP

                                  Facsimile Transmission Number:
                                    (For Eligible Institutions
                                              Only)
                                          (302) 651-1079

                                   Confirm Receipt of Facsimile
                                          by Telephone:
                                          (302) 651-1562

     The exchange agent also acts as trustee under the indenture.

FEES AND EXPENSES

     We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $250,000 which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under generally accepted accounting principles.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of March 31, 2002.

                                                               MARCH 31,
                                                                 2002
                                                              -----------
                                                              (THOUSANDS)
                                                              (UNAUDITED)
Senior Credit Facilities:
  Revolver..................................................  $   87,400
  Term loan.................................................     223,313
10 1/4% Senior Subordinated Notes due 2011..................     402,601
10 5/8% Senior Secured Notes due 2009.......................     200,000
Other.......................................................         236
                                                              ----------
          Total long-term debt..............................     913,550
Shareholder's equity........................................     594,580
                                                              ----------
          Total capitalization..............................  $1,508,130
                                                              ==========

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     We have prepared the following unaudited pro forma consolidated financial statements on the basis set forth in the accompanying notes. We have not presented any pro forma balance sheet information since all of the Transactions are reflected in the actual consolidated balance sheet as of March 31, 2002. The accompanying pro forma consolidated statements of income give effect to the Transactions as if they had been completed as of January 1, 2001. The unaudited pro forma consolidated financial statements do not purport to project the results of operations for any future period or to represent what the financial position or results of operations would have been if the Transactions had been completed as of the dates indicated.

     Our unrestricted subsidiaries, including ISP Investco, had no impact on our pro forma net sales or operating income. For the impact of our unrestricted subsidiaries on our pro forma financial position and results of operations, see the footnotes to the Unaudited Pro Forma Consolidated Financial Statements beginning on page 32.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                        ADJUSTMENTS
                                                       ---------------------------------------------
                                                                                      REPAYMENT OF
                                                                                      2002 NOTES,
                                                                                       2003 NOTES
                                                                                          AND
                                                        FINANCING     OFFERING OF     INTERCOMPANY
                                            ACTUAL     TRANSACTIONS      NOTES            NOTE         PRO FORMA
                                           ---------   ------------   -----------   ----------------   ---------
                                                                        (THOUSANDS)
                                                                        (UNAUDITED)
Net sales................................  $ 787,216     $     --      $     --         $     --       $ 787,216
Cost of products sold....................   (500,837)                                                   (500,837)
Selling, general and administrative......   (158,132)                                                   (158,132)
(Provision) benefit for restructuring....        471                                                         471
Gain on insurance settlement.............      1,600                                                       1,600
Amortization of goodwill and
  intangibles............................    (17,080)                                                    (17,080)
                                           ---------     --------      --------         --------       ---------
Operating income.........................    113,238           --            --               --         113,238
Interest expense(7)......................    (88,931)     (29,285)(1)   (20,840)(2)       14,918(3)      (92,853)
                                                                                          28,469(4)
                                                                                           2,816(5)
Investment losses........................     (2,461)                                                     (2,461)
Other expense, net.......................    (16,061)                                                    (16,061)
                                           ---------     --------      --------         --------       ---------
Income before income taxes...............      5,785      (29,285)      (20,840)          46,203           1,863
Income taxes.............................     (2,053)      10,393         7,395          (16,396)           (661)
                                           ---------     --------      --------         --------       ---------
Income before cumulative effect of change
  in accounting principle................      3,732      (18,892)      (13,445)          29,807           1,202
Cumulative effect of change in accounting
  principle, net of taxes................       (440)                                                       (440)
                                           ---------     --------      --------         --------       ---------
Net income...............................  $   3,292     $(18,892)     $(13,445)        $ 29,807       $     762
                                           =========     ========      ========         ========       =========

     See accompanying Notes to Pro Forma Consolidated Financial Statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2002

                                                                      REPAYMENT OF
                                                          ACTUAL       2003 NOTES     PRO FORMA
                                                         ---------    ------------    ---------
                                                                      (THOUSANDS)
                                                                      (UNAUDITED)
Net sales..............................................  $ 219,124       $  --        $ 219,124
Cost of products sold..................................   (145,377)                    (145,377)
Selling, general and administrative....................    (42,381)                     (42,381)
Gain on contract termination...........................      2,832                        2,832
Amortization of intangibles............................       (402)                        (402)
                                                         ---------       -----        ---------
Operating income.......................................     33,796          --           33,796
Interest expense(7)....................................    (22,842)        627(6)       (22,215)
Investment income......................................     15,154                       15,154
Other expense, net.....................................     (1,956)                      (1,956)
                                                         ---------       -----        ---------
Income before income taxes.............................     24,152         627           24,779
Income taxes...........................................     (8,199)       (213)          (8,412)
                                                         ---------       -----        ---------
Income before extraordinary item.......................     15,953         414           16,367
Extraordinary item -- loss on early retirement of debt,
  net of income tax benefit of $2,434..................     (4,725)                      (4,725)
                                                         ---------       -----        ---------
Net income.............................................  $  11,228       $ 414        $  11,642
                                                         =========       =====        =========

     See accompanying Notes to Pro Forma Consolidated Financial Statements

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (THOUSANDS)
                                  (UNAUDITED)

     The following Notes to Pro Forma Consolidated Financial Statements should be read in conjunction with the description of the Transactions included elsewhere in this prospectus.

          (1) Reflects interest expense, including amortization of deferred financing fees, related to the Transactions, as follows:

  Interest expense on $205.0 million of 2011 Notes at 10 1/4%
    from January 1, 2001 to June 27, 2001.....................   $(10,272)
  Interest expense on $100.0 million of 2011 Notes at 10 1/4%
    from January 1, 2001 to July 31, 2001.....................     (5,980)
  Interest expense on $100.0 million of 2011 Notes at 10 1/4%
    from January 1, 2001 to November 13, 2001.................     (8,911)
  Amortization of deferred financing fees and original issue discount related to the 2011 Notes and the Senior Credit
    Facilities................................................       (890)
  Incremental interest expense due to increased interest rates on the Senior Credit Facilities vs. the Existing Credit
    Facility from January 1, 2001 to June 27, 2001............     (3,231)
                                                                 --------
                                                                 $(29,285)
                                                                 ========

          (2) Reflects interest expense, including amortization of deferred financing fees, related to the old notes, as follows:

  Interest expense on $200.0 million of old notes at 10 5/8%
    from January 1, 2001 to December 13, 2001.................   $(20,247)
  Amortization of deferred financing fees related to the old
    notes.....................................................       (593)
                                                                 --------
                                                                 $(20,840)
                                                                 ========

          (3) Represents elimination of interest expense related to the repayment of the 2002 Notes in the Transactions, as follows:

  Interest expense on $200.0 million of 2002 Notes at 9 3/4%
    from January 1, 2001 to October 15, 2001..................   $14,843
  Amortization of deferred financing fees related to the 2002
    Notes.....................................................        75
                                                                 -------
                                                                 $14,918
                                                                 =======

          (4) Represents elimination of interest expense and related amortization of original issue discount and deferred financing fees related to the repayment of the 2003 Notes, as follows:

  Interest expense on 2003 Notes at 9% from January 1, 2001 to
    December 31, 2001.........................................   $28,120
  Amortization of deferred financing fees and original issue
    discount related to the 2003 Notes........................       349
                                                                 -------
                                                                 $28,469
                                                                 =======

          (5) Represents elimination of interest expense related to the repayment of the long-term note payable to our parent company, ISP, with the net proceeds of the old notes, as follows:

  Interest expense on $50.0 million intercompany note at an
    average interest rate of 5.5% for the revolving credit
    facility from January 1, 2001 to June 27, 2001............   $1,371
  Interest expense on $50.0 million intercompany note at an
    average interest rate of 6.2% for the revolving credit
    facility from June 29, 2001 to December 13, 2001..........    1,445
                                                                 ------
                                                                 $2,816
                                                                 ======

          (6) Represents elimination of interest expense for the period January 1, 2002 to January 14, 2002 related to the repayment of the 2003 Notes on January 14, 2002.

          (7) Actual and pro forma interest expense included for the periods presented below includes the following interest expense of ISP Investco, one of our unrestricted subsidiaries:

    For the Year Ended December 31, 2001....................   $ 8,389
    For the Three Months Ended March 31, 2002...............   $   420

                            SELECTED FINANCIAL DATA

     The following information sets forth our selected financial data. The results of any interim period do not necessarily indicate the results for the full year. This information should be read in conjunction with the information in "Summary Financial Data," "Capitalization," "Unaudited Pro Forma Consolidated Financial Statements" and the consolidated financial statements included elsewhere in this prospectus.

     We were formed on June 5, 2001, and the financial data presented below have been prepared on a basis which retroactively reflects our formation for all periods presented. The financial data presented below for periods prior to our formation represent the results of ISP Chemco and the results presented below for periods prior to the merger of ISP with and into ISP Holdings Inc. in July 1998 represent the results of the predecessor company to ISP.

     In October 1999, we sold the stock of our filter products subsidiaries (see
Note 9 to consolidated financial statements). Accordingly, the results of operations and assets and liabilities of the filter products subsidiaries have been classified as a "Discontinued Operation" within the Selected Financial Data below for all periods presented prior to 2000.

     Our unrestricted subsidiaries, including ISP Investco, had no impact on net sales or operating income for the periods presented. See Note 15 to consolidated financial statements for the impact of our unrestricted subsidiaries on our financial position and results of operations as of and for the year ended December 31, 2001 and the three months ended March 31, 2002.

                                                                                                    THREE MONTHS ENDED
                                                                                                 -------------------------
                                                        YEAR ENDED DECEMBER 31,                   APRIL 1,      MARCH 31,
                                          ----------------------------------------------------      2001          2002
                                            1997       1998       1999       2000       2001     (UNAUDITED)   (UNAUDITED)
                                          --------   --------   --------   --------   --------   -----------   -----------
                                                                             (MILLIONS)
OPERATING DATA:
Net sales...............................  $  709.0   $  784.6   $  787.4   $  783.9   $  787.2    $  203.2      $  219.1
Operating income........................     138.4       71.6      146.5       82.3      113.2        26.1          33.8
Interest expense(1).....................      76.6       77.5       80.7       84.3       88.9        17.2          22.8
Income from continuing operations before
  income taxes..........................      89.3       16.3       63.0      130.1        5.8        35.7          24.2
Income from continuing operations.......      57.1        9.7       40.9       84.4        3.7        23.2          16.0
Income before extraordinary item and
  cumulative effect of change in
  accounting principle..................      59.5       11.8       66.2       84.4        3.7        23.2          16.0
Net income..............................      59.5       11.8       66.2       84.4        3.3        22.7          11.2

                                                                         DECEMBER 31,                        MARCH 31,
                                                     ----------------------------------------------------      2002
                                                       1997       1998       1999       2000       2001     (UNAUDITED)
                                                     --------   --------   --------   --------   --------   -----------
                                                                                 (MILLIONS)
BALANCE SHEET DATA:
Cash and short-term investments....................  $  188.9   $  329.0   $  349.4   $  535.5   $  366.6    $  410.5
Restricted cash(2).................................        --         --         --         --      307.9          --
Total working capital..............................     274.4      376.6      384.4      310.9      540.6       586.3
Total assets.......................................   1,393.9    1,718.3    1,805.1    1,923.5    2,149.4     1,867.9
Total long-term debt(3)............................     853.9      947.0      908.9      799.3    1,229.8       913.6
Total debt(3)......................................     892.1    1,058.8    1,014.3      968.0    1,230.0       913.6
Total shareholder's equity.........................     264.4      388.1      468.1      580.9      562.6       594.6




                                                   (Footnotes on following page)

                                                                                     THREE MONTHS ENDED
                                                                                  -------------------------
                                              YEAR ENDED DECEMBER 31,              APRIL 1,      MARCH 31,
                                    -------------------------------------------      2001          2002
                                     1997     1998      1999     2000     2001    (UNAUDITED)   (UNAUDITED)
                                    ------   -------   ------   ------   ------   -----------   -----------
                                                         (MILLIONS, EXCEPT RATIO DATA)
OTHER DATA:
Depreciation.....................   $ 40.9   $  48.9   $ 48.2   $ 50.9   $ 52.7      $12.9        $ 13.6
Amortization of goodwill and
  intangibles....................     13.2      14.9     16.2     16.0     17.1        4.0           0.4
Capital expenditures and
  acquisitions...................     67.6     163.8    108.9     58.4    101.4        9.9           8.8
Cash flows from:
  Operating activities...........     41.9     149.1    116.0     46.1    264.4        4.5          35.7
  Investing activities...........    (41.3)   (315.0)   (36.0)   (51.2)  (187.9)     (34.0)        126.2
  Financing activities...........      1.5     168.8    (79.6)    (1.6)   (12.9)      27.2         (19.3)
EBITDA(4)........................    220.0     157.5    208.0    281.3    164.5       69.8          61.0
Ratio of earnings to fixed
  charges(5).....................      2.2x      1.2x     1.7x     2.4x     1.1x       2.9x          2.0x
Ratio of EBITDA to interest
  expense(4).....................      2.9x      2.0x     2.6x     3.3x     1.8x       4.0x          2.7x

                                                                 YEAR ENDED       THREE MONTHS ENDED
                                                              DECEMBER 31, 2001     MARCH 31, 2002
                                                              -----------------   ------------------
                                                                  (MILLIONS, EXCEPT RATIO DATA)
                                                                           (UNAUDITED)
PRO FORMA OPERATING DATA:(6)
EBITDA(4)...................................................       $164.5               $61.0
Interest expense............................................         92.9                22.2
Income before extraordinary item and cumulative effect of
  change in accounting principle............................          1.2                16.4
Ratio of earnings to fixed charges(5).......................          1.0x                2.0x
Ratio of EBITDA to interest expense(4)......................          1.8x                2.7x

---------------

(1) Includes the effect of the retroactive push-down of the 2003 Notes on our consolidated balance sheet for all periods presented.

(2) Represents $125.8 million of the net proceeds from the issuance of the old notes and a portion ($182.1 million) of the net proceeds from the issuances of the 2011 Notes, which were placed in a restricted cash escrow account and distributed to our parent, ISP, to retire the 2003 Notes on January 14, 2002.

(3) See "Capitalization" and Note 15 to consolidated financial statements.

(4) EBITDA is calculated as income from continuing operations before income taxes, increased by interest expense, depreciation and goodwill amortization. As an indicator of operating performance, EBITDA should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.

(5) For purposes of these computations, earnings consist of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense, plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).

(6) The pro forma operating data give effect to the Transactions as if they had been completed as of January 1, 2001. See "Unaudited Pro Forma Consolidated Financial Statements."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     International Specialty Holdings Inc., a wholly owned subsidiary of International Specialty Products Inc., which we refer to as "ISP", was formed on June 5, 2001 in connection with a corporate restructuring (see Note 1 to Consolidated Financial Statements). The consolidated financial statements included elsewhere in this prospectus have been prepared on a basis which retroactively reflects our formation for all periods presented. The net income presented up to the date that we were formed has been reflected as dividends and/or distributions to ISP. Financial data presented herein for periods prior to our formation represent the results of ISP Chemco Inc., one of our wholly owned subsidiaries.

     In October 1999, we sold the stock of our filter products subsidiaries (see
Note 9 to consolidated financial statements). Accordingly, the results of operations of the filter products subsidiaries have been classified as a "Discontinued Operation" within the consolidated financial statements for the year 1999. The following discussion is on a continuing operations basis.

                                                                            THREE MONTHS ENDED
                                                                        --------------------------
                                           YEAR ENDED DECEMBER 31,       APRIL 1,       MARCH 31,
                                          --------------------------       2001           2002
                                           1999      2000      2001     (UNAUDITED)    (UNAUDITED)
                                          ------    ------    ------    -----------    -----------
                                                                 (MILLIONS)
Net sales:
  Personal care.........................  $187.1    $189.0    $196.2      $ 56.3         $ 53.3
  Pharmaceutical, food and beverage.....   177.3     232.8     234.6        55.5           60.4
  Performance chemicals, fine chemicals
     and industrial.....................   335.7     290.2     275.7        73.0           81.4
                                          ------    ------    ------      ------         ------
     Total specialty chemicals..........   700.1     712.0     706.5       184.8          195.1
  Mineral products......................    87.3      71.9      80.7        18.4           24.0
                                          ------    ------    ------      ------         ------
Net sales...............................  $787.4    $783.9    $787.2      $203.2         $219.1
                                          ======    ======    ======      ======         ======
Operating income:
  Personal care.........................  $ 47.1    $ 33.2    $ 34.0      $ 12.2         $  7.5
  Pharmaceutical, food and beverage.....    40.7      48.0      48.5        12.9           13.5
  Performance chemicals, fine chemicals
     and industrial.....................    44.0       4.4      18.5        (0.2)           7.1
                                          ------    ------    ------      ------         ------
     Total specialty chemicals..........   131.8      85.6     101.0        24.9           28.1
  Mineral products......................    16.1       9.4      10.7         0.6            5.7
                                          ------    ------    ------      ------         ------
     Total segment operating income.....   147.9      95.0     111.7        25.5           33.8
  Unallocated corporate office income
     (expenses).........................    (1.0)      1.7       1.0         0.6             --
  (Provision) benefit for
     restructuring......................    (0.4)    (14.4)      0.5          --             --
                                          ------    ------    ------      ------         ------
Operating income........................  $146.5    $ 82.3    $113.2      $ 26.1         $ 33.8
                                          ======    ======    ======      ======         ======

CRITICAL ACCOUNTING POLICIES

     The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent liabilities. On an on-going basis, we evaluate our estimates, including but not limited to those related to doubtful accounts, inventory valuation, investments, environmental liabilities, goodwill and intangible assets, pensions and other postemployment benefits, and contingent liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We do not anticipate any changes in management estimates that would have a material impact on our operations, liquidity or capital resources. We believe the following critical accounting policies are the most important to the portrayal of our financial condition and results of operations and require our management's more significant judgments and estimates in the preparation of our consolidated financial statements.

  REVENUE RECOGNITION

     For sales of specialty chemicals products in North America, Latin America and in the Asia-Pacific region, revenue is generally recognized at the time products are shipped to the customer. Products are generally shipped FOB shipping point and title passes to the customer accordingly. In Europe, shipments to customers are generally on a delivered duty paid basis. Revenue is therefore recognized and title passes to the customer at the time the product is received by the customer. Normal terms for sales of specialty chemicals are 30 days net. There are no special conditions for sales that occur through third party distributors.

     For sales of mineral products, revenue is recognized at the time products are shipped to the customer. Products are shipped FOB shipping point and title passes to the customer accordingly. Normal terms for sales of mineral products are 1%/15th of the month following date of sale, net end of month.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Management continuously assesses the financial condition of our customers and the markets in which these customers participate. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

  INVENTORIES

     Inventories are valued at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine cost for substantially all domestic acetylene-based finished goods and work-in-process and the raw materials to produce these products. All other inventories are valued on the FIFO (first-in, first out) method. We write down our inventories for estimated obsolescence or unmarketable inventories equal to the difference between the cost of inventories and their estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

  SHORT-TERM INVESTMENTS

     Our investment strategy is to seek returns in excess of money market rates on our available cash while minimizing market risks. There can be no assurance that we will be successful in implementing such a strategy. We invest primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions. From time to time, we invest in securities of companies that we consider undervalued. With respect to our equity positions, we are exposed to the risk of market loss.

     Our short-term investments are reported at fair value. For securities classified as "trading" (including short positions), unrealized gains and losses are reflected in the results of operations. For securities classified as "available-for-sale," unrealized gains and losses, net of income tax effect, are included in a separate component of shareholder's equity, "Accumulated other comprehensive income (loss)." The determination of cost in computing realized and unrealized gains and losses is based on the specific identification method. We periodically review available-for-sale securities for other than temporary impairment when the cost basis of a security exceeds the market value. Declines in the value of these investments or adverse changes in market conditions could result in impairment charges in the future.

  GOODWILL AND OTHER INTANGIBLES

     Through December 31, 2001, we amortized goodwill and certain other intangible assets on a straight-line basis over the expected useful lives of the underlying assets. In accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, goodwill is no longer being amortized over its estimated useful life. However, goodwill will be subject to at least an annual assessment for impairment and more frequently if circumstances indicate a possible impairment. This assessment could result in a material future impairment charge. Other intangible assets will be amortized over their useful lives. The useful life of an intangible asset is based on management's assumptions regarding the expected use of the asset and other assumptions. If events or circumstances indicate that the life of an intangible asset has changed, it could result in higher future amortization charges or recognition of an impairment loss. At March 31, 2002, we had net goodwill of $497.4 million and other intangible assets of $14.8 million.

  ENVIRONMENTAL LIABILITY

     We accrue environmental costs when it is probable that we have incurred a liability and the expected amount can be reasonably estimated. The amount accrued reflects our assumptions about remedial requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites, and the number and financial viability of other potentially responsible parties. Adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages, plans for development of our Linden, New Jersey property, and the liability and the financial responsibility of our insurers and of the other parties involved at each site and their insurers, could cause us to increase our estimate of liability in respect of those matters. It is not currently possible to estimate the amount or range of any additional liability.

  PENSION AND OTHER POSTEMPLOYMENT BENEFITS

     We maintain defined benefit plans that provide eligible employees with retirement benefits. In addition, while we generally do not provide postretirement medical and life insurance benefits, we subsidize such benefits for certain employees and certain retirees. The costs and obligations related to these benefits reflect our assumptions related to general economic conditions (particularly interest rates), expected return on plan assets, and rate of compensation increases for employees. Projected health care benefits additionally reflect our assumptions about health care cost trends. The cost of providing plan benefits also depends on demographic assumptions including retirements, mortality, turnover, and plan participation. If actual experience differs from these assumptions, the cost of providing these benefits could increase or decrease.

RESULTS OF OPERATIONS

  FIRST THREE MONTHS 2002 COMPARED WITH FIRST THREE MONTHS 2001

     We recorded net income of $11.2 million for the first three months of 2002 compared with $22.7 million in the first three months of 2001. The first three months of 2001 results reflected $4.0 million of goodwill amortization. In accordance with SFAS No. 142, goodwill is no longer amortized over its estimated useful life, but rather will be subject to at least an annual assessment for impairment. See further discussion below in "Liquidity and Financial Condition." Net income for the first quarter of 2001, adjusted to exclude goodwill amortization, would have been $26.7 million. See Note 3 to consolidated financial statements.

     Results for the first three months of 2002 include a pre-tax gain of $2.8 million on a contract termination related to the sale of the FineTech business (see Note 6 to consolidated financial statements) and an after-tax extraordinary charge of $4.7 million on the early retirement of debt (see Note 15 to consolidated financial statements). Results for the first three months of 2001 included an after-tax charge of $0.4 million, representing the cumulative effect of adopting SFAS No. 133, "Accounting for Derivative

Instruments and Hedging Activities." Excluding the effects of such nonrecurring items and the goodwill amortization in 2001, adjusted "Income before extraordinary item and cumulative effect of accounting change" for the first three months of 2002 was $14.1 million compared with $27.2 million for the first three months of 2001. On a comparable basis, the lower results in the first three months of 2002 were attributable to $17.9 million lower investment income and $5.6 million higher interest expense, partially offset by $7.7 million higher operating income and $4.2 million lower other expense.

     Net sales for the first three months of 2002 were $219.1 million compared with $203.2 million for the same period in 2001. The 8% increase in sales in the first three months of 2002 resulted primarily from the contribution to sales from the industrial biocides business ($7.7 million), which was acquired on December 31, 2001, and by higher unit volumes in the mineral products, pharmaceutical and beverage, and fine chemicals businesses (totaling $18.4 million), partially offset by lower unit volumes in the industrial and personal care businesses (totaling $4.7 million), lower pricing and mix in the industrial business ($1.8 million) and by the adverse effect of the stronger U.S. dollar in Europe ($1.9 million).

     Operating income for the first three months of 2002 was $33.8 million compared with $26.1 million for the first three months of 2001. Excluding the one-time gain on contract termination of $2.8 million in the first three months of 2002 and $4.0 million of goodwill amortization in the first three months of 2001, operating income was $31.0 million for the first three months of 2002, a 3% increase compared with $30.1 million for the first three months of 2001. On a comparable basis, the $0.9 million increase in operating income in the first three months of 2002 was primarily attributable to improvements in operating profits in the mineral products and the performance chemicals, fine chemicals and industrial business segments (totaling $7.2 million), partially offset by $5.9 million of lower operating profits in the personal care business segment.

     Interest expense for the first three months of 2002 was $22.8 million versus $17.2 million for the same period last year. The increase was due both to higher average interest rates and higher average borrowings. Investment income in the first three months of 2002 was $15.2 million compared with $33.0 million in the same period last year, reflecting lower realized and unrealized gains in this year's three-month period. Other expense, net, for the first three months of 2002 was $2.0 million compared with $6.2 million in last year's first three months, with the lower expense due to a $2.5 million provision for environmental liability in last year's three-month period related to a discontinued location and also $1.6 million of foreign exchange losses in last year's three-month period.

Business Segment Review

     A discussion of operating results for each of our business segments follows. We operate our specialty chemicals business through three reportable business segments, in addition to the mineral products segment.

Personal Care

     Sales in the first three months of 2002 were $53.3 million compared with $56.3 million for the same period last year, while operating income for the first three months of 2002 decreased to $7.5 million from $12.2 million in last year's period. The decrease in sales reflected lower unit volumes ($2.3 million) mainly in North and Latin America and the adverse effect of the stronger U.S. dollar in Europe ($0.6 million). The lower operating income primarily resulted from lower gross margins due to an unfavorable product mix ($2.1 million) and unfavorable manufacturing costs ($2.1 million).

Pharmaceutical, Food and Beverage

     Sales for the pharmaceutical, food and beverage segment were $60.4 million for the first three months of 2002, a 9% increase compared with $55.7 million for the first three months of 2001. Sales for the pharmaceutical and beverage business increased by 13% in the first three months of 2002, reflecting higher unit volumes ($6.1 million), primarily higher pharmaceutical unit volumes in the excipients and oral care markets in Europe and North America. Sales for the alginates food business decreased by 13% due to lower unit volumes ($0.9 million) in North America and Europe.

     Operating income for the pharmaceutical, food and beverage segment was $13.5 million in the first three months of 2002 compared with $12.9 million in the same period last year. Operating income for the pharmaceutical and beverage business increased 12% in the first three months of 2002 compared with the same period in 2001. The improvement reflected the higher unit volumes, partially offset by an unfavorable product mix ($1.0 million) and higher administrative and selling expenses ($1.7 million). Operating results for the alginates food business decreased by $0.9 million in the first three months of 2002 due to unfavorable manufacturing costs.

Performance Chemicals, Fine Chemicals and Industrial

     Sales in the first three months of 2002 were $81.4 million compared with $73.0 million in the first three months of 2001. The 11.5% increase was primarily attributable to the industrial biocides business ($7.7 million), which was acquired on December 31, 2001. In addition, fine chemicals sales increased by $6.2 million in the first three months of 2002 compared with last year's three-month period due to higher sales volumes. Industrial business sales decreased by $4.7 million (12%) in the first three months versus the same period last year, primarily due to lower unit volumes ($2.4 million) and unfavorable pricing and mix ($1.8 million). Market selling prices of butanediol decreased by approximately 20% in the first three months of 2002 compared with average 2001 levels due to weakening demand and in anticipation of new European capacity expected later in 2002.

     Operating results for the performance chemicals, fine chemicals and industrial segment reflected an operating profit of $7.1 million in the first three months of 2002 compared with a loss of $0.1 million for the first three months of 2001. Excluding the $2.8 million gain on contract termination, operating income for the first quarter of 2002 was $4.2 million. The improvement was attributable to a $4.0 million improvement in the industrial business primarily resulting from favorable manufacturing efficiencies due to consolidation of our butanediol production at our Marl, Germany facility, together with lower methanol and natural gas prices, partially offset by unfavorable pricing, mix and volumes (totaling $3.7 million). Operating income was also favorably impacted by the contribution to income of the industrial biocides business acquired on December 31, 2001. Operating income for the performance chemicals and fine chemicals businesses declined by a total of $0.8 million in the first three months of 2002 primarily due to unfavorable manufacturing costs ($2.7 million) and, to a lesser extent, higher operating expenses ($0.8 million), partially offset by the impact of the higher fine chemicals volumes ($2.6 million).

Mineral Products

     Sales for the mineral products segment for the first three months of 2002 were $24.0 million compared with $18.4 million for the first three months of 2001. The 30% increase reflected $3.9 million (26%) of higher sales to Building Materials Corporation of America, an affiliate, and $1.7 million (53%) of higher third party sales. The increased sales reflected higher unit volumes ($6.3 million) resulting from an increased demand for roofing granules. Operating income for the first three months of 2002 was $5.7 million compared with $0.6 million for the first three months of 2001, reflecting favorable manufacturing efficiencies as well as the impact of the higher volumes.

  2001 COMPARED WITH 2000

     We recorded net income in 2001 of $3.3 million compared with $84.4 million in 2000. The lower results were attributable to investment losses of $2.5 million in 2001 compared with investment income of $144.4 million in 2000, as well as $4.7 million in higher interest expense, partially offset by $30.9 million of improved operating income. The results for 2001 include an after-tax charge of $0.4 million for the cumulative effect of adopting Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Also included in the results for 2001 are a $1.6 million gain on an insurance settlement and a $0.5 million reversal of excess restructuring reserves established in 2000.

     The results for 2000 included a $14.4 million provision for restructuring and a $3.5 million gain on a contract settlement. Excluding the effect of such nonrecurring items in each year, net income for 2001 was $2.4 million compared with net income of $91.6 million in 2000.

     Sales for 2001 were $787.2 million compared with $783.9 million in 2000. The increase in sales resulted from higher volumes in the pharmaceutical and beverage, personal care, and mineral products businesses (totaling $33.5 million) and improved pricing and mix in the industrial business ($22.4 million), offset by lower volumes in the industrial, alginates and fine chemicals businesses (totaling $45.3 million) and by the adverse effect of the stronger U.S. dollar ($10.8 million), primarily in Europe.

     Operating income for the year 2001 was $113.2 million compared with $82.3 million in 2000. Excluding nonrecurring items in each year, operating income for 2001 was $111.2 million, a 15% increase compared with $96.7 million in 2000. The improvement in operating income resulted primarily from higher volumes and favorable manufacturing costs in the pharmaceutical and beverage and the fine chemicals businesses (totaling $21.7 million), and improved pricing and favorable manufacturing costs in the industrial and mineral products businesses (totaling $41.0 million). These gains were partially offset by the impact of lower volumes in the industrial, alginates and performance chemicals businesses (totaling $14.1 million), unfavorable manufacturing costs in the alginates and performance chemicals businesses (totaling $9.8 million) and by the adverse effect of the stronger U.S. dollar ($6.2 million), primarily in Europe. Operating income in 2001 increased in Europe, Asia-Pacific and Latin America. Excluding the nonrecurring items in each year discussed above, operating income decreased in the U.S. by $10.3 million in 2001.

     Interest expense for 2001 was $88.9 million, a $4.7 million (6%) increase over the $84.3 million recorded in 2000, with the increase due to higher average borrowings, primarily reflecting the debt financing transactions discussed below in "Liquidity and Financial Condition," partially offset by the impact of lower average interest rates ($2.9 million).

     Investment losses in 2001 were $2.5 million, which included a $27.6 million write-down to fair market value of certain available-for-sale securities which were sold shortly after the balance sheet date. Investment income in 2000 was $144.4 million and included net gains of $123.5 million from the sale of our investments in Dexter Corporation and Life Technologies, Inc. (see Note 4 to consolidated financial statements).

     Other expense, net, comprises foreign exchange gains/losses resulting from the revaluation of foreign currency-denominated accounts receivable and payable as a result of changes in exchange rates, and other nonoperating and nonrecurring items of expense. Other expense, net, was $16.1 million in 2001 compared with $18.4 million in 2000. Other expense in 2000 reflected a $2.2 million write-off of receivables from G-I Holdings, a former indirect parent company (see Note 18 to consolidated financial statements).

  Business Segment Review

     A discussion of operating results for each of our business segments follows. We operate our specialty chemicals business through three reportable business segments, in addition to the mineral products segment. See Notes 19 and 20 to consolidated financial statements for additional business segment and geographic information.

  Personal Care

     Sales for the personal care business segment in 2001 were $196.2 million compared with $189.0 million in 2000, while operating income in 2001 was $34.0 million compared with $33.2 million in 2000. The 4% increase in sales resulted primarily from higher volumes ($8.6 million), mainly in the North American and European hair care markets, reflecting strong mass market sales of hair gels and styling aids, and, to a lesser extent, favorable pricing and mix ($1.9 million). These sales gains were partially offset by lower volumes in the North American skin care market ($3.7 million), reflecting increased competition in the sunscreen and preservative markets, and were also impacted by the adverse effect of the stronger U.S. dollar ($3.3 million), primarily in Europe.

     The increase in operating income in 2001 was attributable to the favorable volumes and pricing and to favorable manufacturing costs (totaling $9.4 million), offset by an unfavorable mix and higher operating expenses (totaling $6.0 million) and the unfavorable effect of the stronger U.S. dollar ($2.3 million), primarily in Europe.

  Pharmaceutical, Food and Beverage

     Sales for the pharmaceutical, food and beverage segment were $234.6 million in 2001 compared with $232.8 million in 2000. Sales for the pharmaceutical and beverage business increased $14.8 million (9%), reflecting volume growth ($14.7 million) across all regions and, to a lesser extent, favorable pricing and mix ($3.0 million), partially offset by the impact of the stronger U.S. dollar ($2.9 million). The sales growth in pharmaceutical and beverage was primarily the result of strong sales in the excipients and beverage markets, partially offset by lower sales in the oral care market. Sales for the alginates food business decreased in 2001 by $13.0 million (20%) due to lower volumes ($11.8 million) and unfavorable pricing and mix ($1.2 million) across all regions due to competitive pressures.

     Operating income for the pharmaceutical, food and beverage segment was $48.5 million in 2001 compared with $48.0 million in 2000. Operating income for the pharmaceutical and beverage business increased 37% in 2001 due to the higher volumes and pricing and to lower manufacturing costs which reflected cost savings from lower natural gas prices. Partially offsetting these improvements was the adverse impact of the stronger U.S. dollar ($2.2 million), primarily in Europe. Operating results for the alginates food business decreased by $13.0 million from 2000, resulting from the lower unit volumes, unfavorable manufacturing costs related to lower production volumes and the impact of unfavorable pricing.

  Performance Chemicals, Fine Chemicals and Industrial

     Sales for the performance chemicals, fine chemicals and industrial segment were $275.7 million for 2001, a decrease of $14.5 million (5%) compared with $290.2 million in 2000, while operating income increased to $18.5 million in 2001 compared with $4.4 million in 2000. Although all three businesses experienced sales declines in 2001, the decrease in sales was principally attributable to 8% lower industrial sales.

     Sales for the performance chemicals business decreased by $0.6 million (1%) in 2001. The decline in sales resulted from the adverse impact of the stronger U.S. dollar in Europe ($1.4 million) and slightly lower volumes ($0.3 million) in the specialty coatings and adhesives market, offset by favorable pricing and mix ($1.1 million). Operating results for the performance chemicals business decreased by $8.0 million in 2001 due mainly to an unfavorable product mix and higher manufacturing costs and, to a lesser extent, the impact of the lower volumes and the stronger U.S. dollar ($0.9 million).

     Sales for the fine chemicals business decreased $0.7 million (1.5%) in 2001, while operating income increased $4.4 million. The lower sales reflected lower volumes related to contract sales to Polaroid, offset by sales of $2.2 million from the FineTech business, which was acquired in the second quarter of 2001 (see Note 11 to consolidated financial statements), and by volume increases from other fine chemicals products ($3.5 million). The higher operating income for fine chemicals in 2001 resulted from a significantly improved gross margin due to favorable manufacturing costs, and the favorable impact of the FineTech acquisition, partially offset by increased operating expenses ($3.2 million). The gross margin in 2000 for fine chemicals was adversely impacted by higher energy costs and lower plant utilization.

     Sales for the industrial business decreased by $13.3 million (8%) in 2001, with the decrease resulting from lower volumes ($32.5 million) and the adverse impact of the stronger U.S. dollar in Europe ($3.1 million), partially offset by improved pricing and mix ($22.4 million). Operating income for the industrial business improved by $17.7 million in 2001, resulting from the improved pricing and favorable manufacturing costs, reflecting favorable methanol and raw material pricing, partially offset by the impact of unfavorable volumes ($9.7 million) and the impact of the stronger U.S. dollar ($0.8 million).

  Mineral Products

     Sales for the mineral products segment in 2001 were $80.7 million, an $8.8 million (12%) increase compared with sales of $71.9 million in 2000, while operating income increased $1.3 million (14%) to $10.7 million in 2001. The higher sales resulted from a $4.7 million (38%) increase in third party sales and a $4.1 million (7%) increase in sales to Building Materials Corporation of America, an affiliate. The higher operating profits in 2001 reflected the improved volume and favorable manufacturing efficiencies, partially offset by higher natural gas prices and higher operating expenses ($0.7 million) due mainly to an increased provision for doubtful accounts.

  2000 COMPARED WITH 1999

     We recorded income from continuing operations in 2000 of $84.4 million compared with $40.9 million in 1999. Including income from a discontinued operation of $25.3 million, which reflected an after-tax gain of $23.5 million from the sale of filter products, net income in 1999 was $66.2 million.

     The results for 2000 included a $14.4 million provision for restructuring and a $3.5 million gain on a contract settlement, while the results for 1999 included an $8.5 million pre-tax gain from the sale of our pearlescent pigments business, a non-core product line. Also in 1999, we reversed previously recorded restructuring reserves in the amount of $1.9 million and established a staff reduction program for which a pre-tax provision for severance of $2.3 million was recorded (see note 5 to consolidated financial statements). Excluding the effect of such nonrecurring items in each period, income from continuing operations for 2000 was $91.6 million compared with $35.6 million in 1999. On a comparable basis, the higher income from continuing operations in 2000 was attributable to $141.9 million in higher investment income, partially offset by $41.7 million of lower operating income, $3.6 million of higher interest expense and $11.4 million of higher other expense.

     Sales for 2000 were $783.9 million compared with $787.4 million in 1999. The decrease in sales was primarily attributable to lower volumes in the fine chemicals, mineral products and performance chemicals businesses (totaling $50.1 million), the adverse effect of the stronger U.S. dollar ($27.5 million), principally in Europe, and to lower pricing and mix in the industrial business ($20.0 million), partially offset by the full year's contribution to sales by the alginates business ($66.5 million) acquired in October 1999 (see Note 9 to consolidated financial statements) and by improved volumes in the pharmaceutical and beverage business and the personal care segment (totaling $19.8 million). Sales in 2000 reflected 13% and 23% higher sales in the Asia-Pacific and Latin America regions, respectively, offset by lower sales in the U.S. and Europe.

     Operating income was $82.3 million in 2000 compared with $146.5 million in 1999. Excluding nonrecurring items in each year, operating income for 2000 was $96.7 million compared with $138.4 million in 1999. The decrease in 2000 was attributable to lower pricing and mix in the industrial business ($20.0 million), the adverse effect of the stronger U.S. dollar in Europe ($15.5 million), higher raw material and energy costs which lowered gross margins, and lower volumes in fine chemicals, mineral products and performance chemicals (totaling $19.8 million), partially offset by the full year's contribution to operating income of the alginates business ($11.3 million). Operating income in 2000 decreased in the U.S. and Europe, due to the factors discussed above, while the Asia-Pacific and Latin America regions experienced a 50% and 14%, respectively, growth in operating income in 2000 over 1999.

     Interest expense for 2000 was $84.3 million, a $3.6 million (4%) increase over the $80.7 million recorded in 1999, with the increase due primarily to higher average interest rates, partially offset by lower average borrowings ($0.6 million).

     Investment income was $144.4 million in 2000 compared with $4.1 million in 1999. The increase in investment income reflected net gains in 2000 of $123.5 million from the sale of our investments in Dexter Corporation and Life Technologies, Inc. (see Note 4 to consolidated financial statements). Our total gain related to these investments prior to and in 1999 and 2000 was approximately $146 million prior to expenses.

     Other expense, net, was $18.4 million in 2000 versus other expense, net of $7.0 million in 1999. Other expense, net, in 2000 reflected $1.7 million of foreign exchange losses versus $4.9 million of foreign exchange gains in 1999 and also reflected a $2.2 million write-off of receivables from G-I Holdings (see Note 18 to consolidated financial statements).

  Business Segment Review

     A discussion of operating results for each of our business segments follows. We operate our specialty chemicals business through three reportable business segments, in addition to the mineral products segment. See Notes 19 and 20 to consolidated financial statements for additional business segment and geographic information.

  Personal Care

     Sales for the personal care segment in 2000 were $189.0 million compared with $187.1 million in 1999, while operating income in 2000 was $33.2 million compared with $47.1 million in 1999, which included an $8.5 million pre-tax gain on the sale of the pearlescent pigments business, a non-core product line. The sales increase reflected higher volumes ($10.3 million), mainly in hair care products, partially offset by the adverse effect of the stronger U.S. dollar in Europe ($5.9 million) and lower average pricing in both hair care and skin care (totaling $2.4 million).

     Operating income, excluding the gain in 1999 on the sale of the pearlescent pigments business, decreased by $5.4 million in 2000 to $33.2 million, as the impact of volume increases ($9.1 million) was offset by higher manufacturing and operating expenses (totaling $7.3 million), the adverse effect of the stronger U.S. dollar in Europe ($4.8 million) and lower average pricing ($2.4 million).

  Pharmaceutical, Food and Beverage

     Sales for the pharmaceutical, food and beverage segment were $232.8 million in 2000 compared with $177.3 million in 1999, principally reflecting a full year's contribution to sales from the alginates business ($66.5 million), compared with $12.8 million in 1999 after the date of its acquisition in October 1999. Sales for the pharmaceutical and beverage business increased $1.8 million, reflecting volume growth across all regions ($9.6 million), partially offset by the impact of the stronger U.S. dollar ($6.5 million). The sales growth was primarily the result of strong sales in the oral care and excipients markets.

     Operating income for the pharmaceutical, food and beverage segment was $48.0 million in 2000, an 18% improvement compared with $40.7 million in 1999, with the increase resulting from the full year's contribution from the alginates business. Operating income for the pharmaceutical and beverage business decreased 9% in 2000 as the impact of favorable volumes was offset by the adverse impact of the stronger U.S. dollar in Europe ($5.2 million) and higher operating expenses ($2.7 million).

  Performance Chemicals, Fine Chemicals and Industrial

     Sales for the performance chemicals, fine chemicals and industrial segment were $290.2 million for 2000, a decrease of $45.5 million (14%) compared with $335.7 million in 1999, while operating income declined to $4.4 million in 2000 compared with $44.0 million in 1999. Although all three businesses experienced significant sales declines in 2000, the decrease in sales was primarily attributable to 34% lower fine chemicals sales.

     Sales for the performance chemicals business decreased by $12.3 million (13%) in 2000. The primary factors for the decline in sales were lower volumes ($9.2 million), mainly in Europe and North America in

PVP polymers in the household, industrial and institutional markets, in addition to the adverse impact of the stronger U.S. dollar in Europe ($3.0 million). Operating income for the performance chemicals business decreased by $6.3 million (46%) in 2000 due to the volume shortfalls and the stronger dollar ($2.4 million), partially offset by an improved gross margin due to favorable manufacturing costs ($3.1 million).

     Sales for the fine chemicals business decreased $23.9 million (34%) in 2000, while operating income decreased $19.1 million (85%). The fine chemicals business was significantly impacted by the expiration of a substantial custom manufacturing agreement at the end of 1999. Sales related to this agreement contributed $32.2 million of sales and $17.4 million of gross margin in 1999. Higher sales volumes of other fine chemicals products ($8.7 million) partially offset the impact of this contract termination. The lower operating income in 2000 was also impacted by higher energy costs and lower plant utilization.

     Sales for the industrial business decreased by $9.3 million in 2000, with the decrease resulting from unfavorable selling prices and mix ($20.0 million) and the adverse impact of the stronger U.S. dollar in Europe ($12.1 million), partially offset by volume increases ($22.8 million) in Europe and Asia-Pacific. As a result of the unfavorable pricing and the impact of the stronger dollar ($3.1 million), operating results for the industrial business decreased by $14.4 million in 2000.

  Mineral Products

     Sales for the mineral products segment in 2000 were $71.9 million, a $15.4 million (18%) decrease compared with sales of $87.3 million in 1999, while operating income decreased $6.7 million (42%) to $9.4 million in 2000. The lower sales and operating income resulted from substantially lower third party sales, resulting from the loss of two major trade customers for colored roofing granules in the fourth quarter of 1999, which together accounted for approximately 68% of mineral products third party sales and approximately 23% of total mineral products sales in 1999. The loss of these customers adversely impacted the year 2000 sales by $19.3 million. Operating income in 2000 was also impacted by higher energy costs.

LIQUIDITY AND FINANCIAL CONDITION

     During the first three months of 2002, our net cash inflow before financing activities was $161.9 million, reflecting $35.7 million of cash generated from operations, the reinvestment of $8.8 million for capital programs and $135.0 million of cash generated from net sales of available-for-sale securities.

     Cash generated from operations in the first three months of 2002 included a $3.2 million net cash inflow related to investments in trading securities. Excluding this cash inflow, cash provided from operations totaled $32.5 million. Cash invested in additional working capital totaled $6.5 million during the first three months of 2002, reflecting a $14.5 million decrease in payables and accrued liabilities, primarily due to payments of accrued interest, and a $12.3 million increase in receivables, partially offset by a $19.8 million decrease in inventories. The higher receivables resulted from $27.0 million of higher sales in the first three months of 2002 versus the fourth quarter of 2001 and the reduced inventories resulted from our inventory reduction program that was substantially completed during the first three months of 2002.

     Net cash used in financing activities during the first three months of 2002 totaled $19.3 million, primarily reflecting a $7.9 million decrease in borrowings under our bank revolving credit facility and a $4.6 million call premium on the redemption of debt. On January 14, 2002, ISP redeemed the remaining $307.9 million aggregate principal amount of its 9% Senior Notes due 2003, which we refer to as the "2003 Notes." The 2003 Notes were redeemed at a redemption price of 101.5% of the principal amount plus accrued and unpaid interest to the redemption date. The redemption was funded utilizing a restricted cash escrow account which had been established in 2001 in connection with the debt financing transactions discussed below. In addition, financing activities included a $16.9 million distribution to ISP to pay for fees and expenses from the issuance of $200.0 million principal amount of 10 5/8% Senior Secured Notes due 2009, which we refer to as the "2009 Notes" (see below). This distribution was offset by an $11.7 million capital contribution from ISP.

     As a result of the foregoing factors, cash and cash equivalents increased by $142.6 million during the first three months of 2002 to $220.4 million, excluding $190.1 million of trading and available-for-sale securities and other short-term investments.

     During 2001, our net cash flow before financing activities was $76.5 million, including $264.4 million of cash generated from operations, the reinvestment of $101.4 million for capital programs and the acquisitions of the FineTech business and the industrial biocides business of Degussa Corporation (see Note 11 to consolidated financial statements), and the use of $86.5 million of cash for net purchases of available-for-sale securities and other short-term investments.

     Cash from operations for 2001 reflected a $172.6 million cash flow from net sales of trading securities. Excluding this cash flow, cash provided from operations for 2001 totaled $91.8 million. Cash from operations also reflects non-cash charges of $43.5 million from unrealized losses on securities in 2001 (see Note 3 to consolidated financial statements). Cash invested in additional working capital totaled $41.0 million, primarily reflecting a $34.5 million increase in inventories, due mainly to higher production levels, and a $9.5 million decrease in payables and accrued liabilities.

     Net cash used in financing activities in 2001 totaled $12.9 million, reflecting the debt financing transactions discussed below, financing fees and expenses of $20.5 million related to the debt financing transactions, repayments of long-term debt totaling $246.0 million, a $143.5 million decrease in short-term borrowings and a $100.8 million decrease in borrowings under our revolving credit agreement. In addition, financing activities in 2001 also included a repayment of all loans with ISP totaling $73.9 million and $35.0 million of dividends and distributions to ISP, offset by an $86.3 million capital contribution from ISP.

     On June 27, 2001, ISP Chemco, one of our direct, wholly owned subsidiaries, and three of its wholly owned subsidiaries jointly issued $205.0 million aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2011, which we refer to as the "2011 Notes." The net proceeds of $197.3 million, after discount and fees, were placed in a restricted cash escrow account and used to retire ISP's 9 3/4% Senior Notes due 2002, which we refer to as the "2002 Notes." During the third quarter of 2001, ISP retired $19.9 million of the 2002 Notes, and the remaining $180.0 million of the 2002 Notes were retired on or prior to October 15, 2001. On July 31, 2001, ISP Chemco and those same three wholly owned subsidiaries jointly issued an additional $100.0 million aggregate principal amount of the 2011 Notes. These notes have the same terms as the 2011 Notes issued in June 2001. The net proceeds were $98.9 million, including $0.9 million of accrued interest from June 27, 2001 to the date of issuance, of which $98.0 million were placed in a restricted cash escrow account and used to retire a portion of the 2003 Notes. On November 13, 2001, ISP Chemco and those same three wholly owned subsidiaries jointly issued an additional $100.0 million aggregate principal amount of the 2011 Notes. These notes have the same terms as the 2011 Notes issued in June 2001 except with respect to interest accrual and registration rights. The net proceeds of $101.0 million were placed in a restricted cash escrow account and used to retire a portion of the 2003 Notes. ISP retired $16.9 million aggregate principal amount of the 2003 Notes in 2001 and redeemed the remaining $307.9 million aggregate principal amount of the 2003 Notes on January 14, 2002. We recorded an after-tax extraordinary charge of $4.7 million in the first three months of 2002 in connection with this redemption.

     The 2011 Notes are guaranteed by substantially all of ISP Chemco's domestic subsidiaries. The 2011 Notes were issued under an indenture which, among other things, places limits on the ability of ISP Chemco and its subsidiaries, except its accounts receivable subsidiary and certain immaterial subsidiaries, to incur additional debt, issue preferred stock, incur liens, and pay dividends or make certain other restricted payments and restricted investments.

     In a related transaction, ISP Chemco and those same three subsidiaries which issued the 2011 Notes also entered into $450.0 million of new senior secured credit facilities, which we refer to as the "Senior Credit Facilities," the initial borrowings under which were used to repay amounts outstanding under our previous credit facility. The Senior Credit Facilities are comprised of a $225.0 million term loan with a maturity of seven years and a $225.0 million revolving credit facility which will terminate in five years.

The revolving credit facility includes a borrowing capacity not in excess of $50.0 million for letters of credit. All borrowings under the Senior Credit Facilities are based on either an alternate base rate (based on the banks' base rate or on the federal funds rate) or on the eurodollar rate plus a margin based on the ratio of ISP Chemco's total consolidated debt to EBITDA (as defined in the Senior Credit Facilities). The average interest rate at March 31, 2002 on borrowings under the Senior Credit Facilities was 5.2%. The Senior Credit Facilities require compliance with various financial covenants, including a total debt leverage maintenance ratio, a senior debt leverage maintenance ratio, an interest coverage ratio and a minimum adjusted net worth. As of March 31, 2002, $87.4 million of borrowings and $5.6 million of letters of credit were outstanding under the revolving credit facility. In addition, the Senior Credit Facilities limit the ability of ISP Chemco and its subsidiaries, except its accounts receivable subsidiary and certain immaterial subsidiaries, to incur additional debt, issue preferred stock, incur liens, and pay dividends or make certain other restricted payments and restricted investments. ISP Chemco and substantially all of its domestic subsidiaries are designated as obligors under the Senior Credit Facilities. The obligations of the obligors under the Senior Credit Facilities are secured by a first-priority security interest in 100% of the capital stock of ISP Chemco's domestic subsidiaries and 66% of the capital stock of some of ISP Chemco's foreign subsidiaries, and substantially all of the real and personal property of the obligors, except for our accounts receivable subsidiary and certain immaterial subsidiaries.

     On December 13, 2001, we issued $200.0 million principal amount of the 2009 Notes. The net proceeds from this issuance were approximately $194.3 million, of which $125.7 million was placed in a restricted cash escrow account and used to redeem the remaining 2003 Notes on January 14, 2002. The 2009 Notes are secured by a first priority lien on all of the outstanding capital stock of ISP Chemco. The 2009 Notes are structurally subordinated to all liabilities of our subsidiaries. The 2009 Notes were issued under an indenture which, among other things, limits our ability and the ability of our subsidiaries, except our unrestricted subsidiaries, to incur additional debt, enter into transactions with affiliates, issue preferred stock, incur liens, and pay dividends or make certain other restricted payments and restricted investments. ISP Investco LLC, one of our wholly owned subsidiaries, the subsidiaries of ISP Investco, our accounts receivable subsidiary and certain immaterial subsidiaries have been designated as unrestricted subsidiaries under the indenture related to the 2009 Notes.

     As a result of the foregoing factors, cash and cash equivalents increased by $63.1 million during 2001 to $77.9 million, excluding $288.8 million of trading and available-for-sale securities and other short-term investments.

     As of December 31, 2001, our current maturities of long-term debt, scheduled to be repaid during 2002, totaled $310.3 million, including the remaining $307.9 million outstanding amount of the 2003 Notes as of December 31, 2001, which were redeemed on January 14, 2002.

     The borrowings of certain of our subsidiaries are subject to the application of certain financial covenants contained in the Senior Credit Facilities and in the indenture governing the 2011 Notes. Our borrowings are also subject to the application of some financial covenants contained in the indenture governing the 2009 Notes. As of March 31, 2002, we and those subsidiaries were in compliance with those covenants, and the application of those covenants would not have restricted available borrowings under the Senior Credit Facilities. See Note 15 to consolidated financial statements.

     The Senior Credit Facilities and the indenture governing the 2011 Notes contain additional affirmative and negative covenants affecting ISP Chemco and some of its subsidiaries, including restrictions on transactions with affiliates, sale-leaseback transactions, and mergers and transfers of all or substantially all of those subsidiaries' assets. The indenture governing the 2009 Notes also contain additional affirmative and negative covenants similar to those contained in the indenture governing the 2011 Notes affecting us and some of our subsidiaries. These limitations do not apply to ISP Investco LLC, an unrestricted subsidiary. As of March 31, 2002, under the most restrictive of these limitations, we could have paid restricted payments of up to $53.4 million. See Note 15 to consolidated financial statements. Restricted payments are dividends, acquisitions of our equity or other capital stock, payments on subordinated debt or most investments in third parties. Despite those limitations, we expect our availability under those covenants to make restricted payments, tax sharing payments and other permitted cash payments will allow us to satisfy our cash obligations under the notes. Additionally, in the event the holders of the 2009 Notes were to foreclose on ISP Chemco's capital stock following an event of default under those notes, the sale of the capital stock would constitute a change of control of ISP Chemco. Under the indenture governing the 2011 Notes, if a change of control of ISP Chemco occurs, ISP Chemco is obligated to make an offer to repurchase the 2011 Notes from their respective holders. The terms of the Senior Credit Facilities, however, prohibit the repayment of the 2011 Notes in that event unless and until such time as the indebtedness under the Senior Credit Facilities is repaid in full. Failure to make such repayment upon a change of control would result in a default under the 2011 Notes. A change of control of ISP Chemco would also result in a default under the Senior Credit Facilities. In the event of a default under the indenture governing the 2011 Notes or under the Senior Credit Facilities, the holders of the 2011 Notes or the lenders under the Senior Credit Facilities, as the case may be, could elect to accelerate the maturity of the 2011 Notes or the loans under the Senior Credit Facilities. Those events could have a material adverse effect on our financial condition and results of operations.

     Subject to restrictions in the Senior Credit Facilities and the indentures governing the 2009 and 2011 Notes, our subsidiaries may incur additional debt for working capital, capital expenditures, acquisitions and other purposes.

     "Other assets" and "Intangible assets" on the consolidated balance sheets increased in 2001 by $49.5 million to a total of $77.6 million, primarily reflecting deferred debt financing fees of $20.5 million related to the debt financing transactions discussed above and $15.8 million of intangible assets related to the acquisitions of the FineTech business and the biocides business of Degussa Corporation (see Note 11 to consolidated financial statements). In addition, "Other assets" and "Other liabilities" increased by $9.0 million each due to a gross-up of environmental insurance receivables and liabilities to reflect current estimated liabilities and insurance recoveries (see Note 21 to consolidated financial statements). "Other liabilities" increased in 2001 by $11.0 million to $72.7 million and also reflected a $3.8 million accrual related to ISP's Long Term Incentive Plan (see Note 17 to consolidated financial statements).

     Capital expenditures are expected to be approximately $57.0 million in 2002, primarily for maintenance and compliance expenditures.

     In the fourth quarter of 2001, the economic turmoil in Argentina, which resulted in the devaluation of the Argentinian currency, adversely impacted our pre-tax earnings by $0.8 million. While payments from our subsidiary in Argentina to our domestic operations may be adversely affected by current banking regulations in Argentina, we do not believe that this situation will have a material impact on our liquidity, cash flows or results of operations. Sales by our subsidiary in Argentina were approximately $3.0 million in 2001.

     For information with respect to income taxes, see Note 10 to consolidated financial statements.

     We do not believe that inflation has had an effect on our results of operations during the past three years. However, there can be no assurance that our business will not be affected by inflation in the future.

     We have received site designation for the construction of a hazardous waste treatment, storage and disposal facility at our Linden, New Jersey property and have received approval from the New Jersey Turnpike Authority for a direct access ramp extension from the New Jersey Turnpike to the site. If we are successful in securing the necessary permits to construct and operate the hazardous waste facility and decide to proceed with this project, we would develop and operate the facility in a separate subsidiary, either on its own or in a joint venture with a suitable partner. We estimate that the cost of constructing the facility will be approximately $100 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. We anticipate utilizing internally generated cash and/or seeking project or other independent financing for this project. Accordingly, we would not expect such facility to impact materially our liquidity or capital resources. We are also investigating other development opportunities at this site consistent with a plan by the County of Union to re-develop the

Tremley Point area of Linden. We expect that related planning and evaluation efforts will continue through 2002.

     We, together with other companies, are a party to a variety of proceedings and lawsuits involving environmental matters. See Note 21 to consolidated financial statements for further information.

     ISP has a contract with a multinational supplier to supply a substantial amount of its acetylene needs to our Texas City, Texas facility. This supplier generates this raw material as a by-product from the manufacture of ethylene. The current term of the contract expires December 31, 2010. ISP has the option to extend the contract on an annual basis thereafter. Pricing under the contract is on a fixed basis and ISP is obligated to purchase a specified amount of acetylene under the contract. This supplier has advised ISP that it intends to stop production of acetylene at its facility in March 2004. Were this shutdown to happen within the next two years, any cost penalties incurred by us for replacement product would be reimbursed by the current vendor. Thereafter, depending on actions we take to mitigate the problem, we could have an unfavorable impact on our product cost, which we do not believe would be material to the profitability of our specialty chemicals business. As a result, ISP has identified several alternative sources of supply of acetylene for the Texas City location. Although ISP believes that these alternative sources of supply would be sufficient for its projected needs, there can be no assurance in this regard.

     ISP also has a contract with another supplier for the delivery of additional amounts of acetylene to our Texas City facility. The current term of that contract expires June 30, 2003 and its terms provide for it to continue unless canceled by either party with 6 months notice prior to the end of the then current term. Pricing is via formula related to energy costs, labor and PPI. ISP is obligated to purchase a specified amount of acetylene under the contract.

     The future cost of these two non-cancelable take-or-pay contracts is included in the table of contractual obligations shown below, together with other contractual obligations related to debt and leases.

                                                       PAYMENTS DUE BY PERIOD
                                            ---------------------------------------------
                                                     LESS THAN    1-3     4-5      AFTER
                                            TOTAL     1 YEAR     YEARS   YEARS    5 YEARS
                                            ------   ---------   -----   ------   -------
                                                             (MILLIONS)
Long-term debt............................  $911.2     $ 2.4     $ 4.5   $143.7   $760.6
Unconditional purchase obligations........    30.6       4.5       6.9      6.3     12.9
Operating leases..........................    44.3      10.6      18.3      8.4      7.0
Capital lease obligations.................     0.3       0.1       0.2       --       --

     We anticipate ongoing pressure on our pricing and revenue related to commodity type butanediol and related solvents and intermediates. A key competitor in this market is constructing additional production capacity in Europe for these products. The opening of this facility will increase the supply of product to the merchant market.

     On June 30, 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and eliminates the pooling method of accounting. SFAS No. 141 will not have an impact on our business since we have historically accounted for all business combinations using the purchase method of accounting. With the adoption of SFAS No. 142, effective January 1, 2002, goodwill will no longer be subject to amortization over its estimated useful life. However, goodwill will be subject to at least an annual assessment for impairment and more frequently if circumstances indicate a possible impairment. Companies must perform a fair-value-based goodwill impairment test. The initial test for impairment, as of January, 1, 2002, must be completed by the end of the second quarter of 2002. We are currently in the process of this valuation. We have retained an outside appraisal firm to assist in the implementation of SFAS No. 142. At this time, we have not finalized the allocation of goodwill to our reporting units. Goodwill impairment, if any, has not been determined. This assessment could result in a material future impairment charge. In addition, under SFAS No. 142, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Intangible assets will be amortized over their useful lives. On an annualized basis, our net income will increase by approximately $16.5 million, unless any impairment charges are necessary.

     On April 19, 2002, ISP announced the sale of its Haifa, Israel-based FineTech, Ltd. business to Pharmaceutical Resources, Inc., which we refer to as PRI, for $32 million. We will record a second quarter pre-tax gain, before expenses, of approximately $5.8 million related to this sale. In December 2001, ISP had entered into a letter agreement to sell to PRI both its Haifa-based business and its Columbus, Ohio manufacturing facility. In February 2002, we received a $250,000 payment from PRI in consideration of extending the negotiations pursuant to the letter agreement. On March 14, 2002, we announced that the sale contemplated in the letter agreement would not be consummated due to the failure of PRI to proceed with the transaction in a timely manner. Under the terms of the letter agreement, we received a $3.0 million break-up fee, which was recorded as income in the first three months of 2002 (see Note 6 to consolidated financial statements).

     As part of our acquisition of our Freetown, Massachusetts plant in 1998, we entered into a multi-year agreement to supply the imaging dyes and polymers used by Polaroid Corporation in its instant film business. In October 2001, Polaroid filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In April 2002, an announcement was made regarding the possible sale of Polaroid that could negatively impact our ongoing relationship with Polaroid and the utilization of our Freetown plant. As a result of the Polaroid announcement, the sale of the FineTech business and the retention of the Columbus facility (as discussed above), we currently have excess production capacity at the Freetown and Columbus facilities. We are in the process of evaluating the optimal utilization of these facilities. Depending upon the results of this study, an impairment charge related to one or both of these facilities may be necessary. We expect that our evaluation will be completed in the second quarter of this year.

     On April 26, 2002, we announced that we had acquired the roofing granule manufacturing operations in Ione, California of Reed Minerals, a division of Harsco Corporation. In a related transaction, we also acquired the adjacent quarry operations and certain mining assets from Hanson Aggregates Mid-Pacific, Inc.

  Market-Sensitive Instruments and Risk Management

     Our investment strategy is to seek returns in excess of money market rates on our available cash while minimizing market risks. There can be no assurance that we will be successful in implementing such a strategy. We invest primarily in international and domestic securities of companies involved in acquisition or reorganization transactions. When the terms of a proposed acquisition provide for the target's shareholders to receive stock or other securities of the acquirer, we generally employ hedging strategies to protect against a decline in the value of such securities prior to the completion of the acquisition. One such strategy is to sell short a pre-determined amount of the acquirer's stock at the same time a long position is established in the target's shares. We will cover our short position with the acquirer's stock received. This strategy will lock in a profit equal to the initial deal spread at the time we employed this hedging strategy. From time to time, we also invest in securities of companies that we consider undervalued. With respect to our equity positions, we are exposed to the risk of market loss. See Notes 2 and 4 to consolidated financial statements.

                                                      DECEMBER 31, 2000    DECEMBER 31, 2001
                                                      ------------------   ------------------
                                                      NOTIONAL     FAIR    NOTIONAL     FAIR
                                                       AMOUNT     VALUE     AMOUNT     VALUE
                                                      ---------   ------   ---------   ------
                                                                    (MILLIONS)
Interest rate financial instruments.................   $100.0     $(0.8)    $100.0     $(3.1)
Foreign currency financial instruments..............   $ 20.9     $ 0.1     $ 17.7     $   0
Equity-related financial instruments................   $ 27.6     $ 2.6     $ 19.7     $ 0.3

     All of the financial instruments in the above table have a maturity of less than one year.

     We enter into forward foreign exchange instruments in order to hedge a portion of both our borrowings denominated in foreign currency and transactions related to the operations of our foreign subsidiaries. Forward contract agreements require us and the counterparty to exchange fixed amounts of U.S. dollars for fixed amounts of foreign currency on specified dates. All forward contracts are in major currencies with highly liquid markets and mature within one year. Hedging strategies are approved by senior management before they are implemented.

     As of December 31, 2000 and 2001, the U.S. dollar equivalent notional value of outstanding forward foreign exchange contracts was $20.9 and $17.7 million, respectively. The U.S. dollar equivalent notional value of foreign exchange contracts outstanding as of December 31, 2000 and 2001, which were entered into as a hedge of intercompany loans, was $17.0 and $17.7 million, respectively, representing 100% of our foreign currency exposure with respect to such loans. As of March 31, 2002, the U.S. dollar equivalent notional value of outstanding forward foreign exchange contracts was $21.8 million.

     We enter into equity-related financial instruments, including total return equity swaps, as a means to manage our exposure to market fluctuations on our short-term investments and to achieve our stated investment strategy. These contracts are subject to strict internal controls, including maximum exposure levels and counterparty risk. The counterparties to these contracts are major financial institutions with high credit standings. We control risk through credit approvals, limits and monitoring procedures. We do not anticipate nonperformance by counterparties to these contracts. We have exposure to equity price risk as a result of our investment in equity securities and equity derivatives. Equity price risk results from changes in the level or volatility of equity prices which affect the value of equity securities or instruments that derive their value from such securities or indexes.

     As of December 31, 2001 and March 31, 2002, the value of equity-related long contracts was $12.7 and $0.9 million, respectively, and the value of equity-related short contracts was $7.2 and $3.9 million, respectively. These contracts are marked-to-market each month, with unrealized gains and losses included in the results of operations. The unrealized gain on equity-related long contracts at December 31, 2001 and March 31, 2002 was $243,000 and $61,000, respectively, and the unrealized gain (loss) on equity-related short contracts was $45,000 and $(94,000), respectively.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 established accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement.

     We adopted SFAS No. 133 as of January 1, 2001. Accounting for interest rate swaps and foreign exchange forward contracts held by us is affected by implementation of this standard. The earnings impact of the transition adjustments related to the initial adoption of the standard was an after-tax loss of $0.4 million, which was recorded in the first quarter of 2001 as the cumulative effect of a change in accounting principle.

     The Senior Credit Facilities include a $225.0 million term loan. We have designated interest rate swaps, with a total notional amount of $100 million, as a hedge of our exposure to changes in the eurodollar rate under the term loan. The interest rate swaps are structured to receive interest based on the eurodollar rate and pay interest on a fixed rate basis. A cash flow hedging relationship has been established whereby the interest rate swaps hedge the risk of changes in the eurodollar rate related to borrowings against the term loan. The interest rate swaps hedge exposure to changes in the eurodollar rate through July 2002.

                                    BUSINESS

GENERAL

     We are a leading multinational manufacturer of specialty chemicals and mineral products. We are a wholly owned subsidiary of ISP and were formed on June 5, 2001 in connection with an internal corporate restructuring by ISP. The business of our parent, ISP, primarily consists of owning all of our issued and outstanding capital stock. We own all of the issued and outstanding capital stock of ISP Chemco Inc. (formerly known as ISP Opco Holdings Inc.), and ISP Investco LLC. ISP Chemco operates ISP's specialty chemicals business, exclusively through its direct and indirect subsidiaries. ISP Investco LLC was formed in 2001 for the purpose of holding all of ISP's investment assets and related liabilities.

     Over the last 5 years, ISP has moved toward increasing its focus on its consumer-oriented and service intensive businesses while consolidating and downsizing its low margin butanediol business and controlling costs.

     We have increased our consumer-oriented focus through new more profitable product offerings, enhanced technical capabilities and penetration into new markets. We also have supplemented our internal resources with strategic alliances and complementary acquisitions. We improved our costs through operating efficiencies and plant consolidations.

     New product offerings include a hair care product that provides faster drying time and greater hold for styling flexibility and a solvent that improves the stability and absorption of pharmaceutical products. We have also introduced a patented, water-based microemulsion that more effectively disperses the active agricultural ingredient for easier application and improved environmental safety in crop spraying.

     To enhance support provided by our technical service team, we have added to our current global network of applications and technical service laboratories. We have expanded our Singapore facility and opened new laboratories in Brazil and Turkey.

     Strategic alliances have allowed us to leverage our core strengths in marketing, sales and technical services to obtain access to new technologies and expand the breadth and utility of our product offerings. Through an alliance with another specialty chemical manufacturer, we were able to use our strengths in combination with our partner's proprietary technology to bring to market a line of skin conditioners that re-hydrate the skin and provide protection from the drying effects of the sun and environment.

     We continually explore possible acquisitions through which we seek to acquire complementary technologies or products, expand our customer base and leverage our sales and distribution infrastructure and existing client relationships. For example, in November 1999, we acquired our alginates business and now provide naturally derived food thickeners and stabilizers to a variety of markets that complement our existing products and technology, such as the pharmaceutical ingredients, food and beverage markets.

     In December 2001, we acquired the industrial biocides business of Creanova Inc., a subsidiary of the Degussa Corporation, which manufacturers well-known fungicides, preservatives, algaecides and biocides. This acquisition adds a new growth platform for ISP's performance chemicals business and expands ISP's strategic emphasis on more profitable specialty chemicals for the coatings industry.

     During the last five years, we have invested approximately $150 million in upgrading our manufacturing plants with equipment modifications and de-bottlenecking solutions which have significantly increased our manufacturing efficiency and capacity. We have also streamlined and consolidated our operations to increase efficiency and reduce our operating costs. For example, we shut down our high cost butanediol production at the Calvert City, Kentucky plant in 1999, at the Seadrift, Texas plant in 2000 and at the Texas City, Texas plant in the first quarter of 2001. In addition, we shifted butanediol production following these shutdowns to our lower cost Marl, Germany facility.

     As used in this prospectus, "G-I Holdings" includes G-I Holdings Inc. and any and all of its predecessors, including GAF Corporation, G-I Holdings Inc. and GAF Fiberglass Corporation.

SPECIALTY CHEMICALS

  PRODUCTS AND MARKETS

     We manufacture a broad spectrum of specialty chemicals having numerous applications in consumer and industrial products. We use proprietary technology to convert various raw materials, through a chain of one or more processing steps, into increasingly complex and higher value-added specialty chemicals specifically developed to meet customer requirements.

     Our specialty chemicals business is organized based upon the markets for our products. Accordingly, we manage our specialty chemicals in the following three business segments:

     - Personal Care -- whose products are sold to the skin care and hair care markets;

     - Pharmaceutical, Food and Beverage -- whose products are sold to these three government-regulated industries; and

     - Performance Chemicals, Fine Chemicals and Industrial -- whose products are sold to numerous consumer and industrial markets.

     In each of the years ending December 31, 1999, 2000 and 2001, sales of specialty chemicals represented approximately 90% of our revenues. For information about the amount of sales by each of our specialty chemicals business segments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and note 19 to our consolidated financial statements. Most of our specialty chemical products fall within the following categories:

     - vinyl ether monomers -- includes several products for use in specialty and radiation-cured coatings. Our vinyl ether monomers are marketed by the performance chemicals group of our performance chemicals, fine chemicals and industrial business segment.

     - vinyl ether copolymers -- includes our Gantrez(R) line of products. These products serve as a bioadhesive resin in consumer products such as tartar-control toothpaste, denture adhesives and facial pore strips. Vinyl ether copolymers are marketed by our personal care and pharmaceutical, food and beverage business segments.

     - polyvinyl pyrrolidone (PVP) polymers and copolymers -- represents our largest product group. These polymers and copolymers are marketed by all of our business segments. Our Plasdone(R), Polyclar(R) and Gafquat(R) product lines, which are used as tablet binders, beverage clarifiers and hair fixative resins, respectively, are included in this group.

     - intermediates -- includes butanediol, butenediol, butynediol, and propargyl alcohol for use in numerous industrial applications. Intermediates are marketed by our performance chemicals, fine chemicals and industrial business segment. Our largest selling intermediate product is butanediol, which is utilized by industrial companies to manufacture spandex fibers and polybutylene terephthalate (PBT) plastics for use in automobiles.

     - solvents -- includes our M-pyrol(R) brand of N-methyl pyrrolidone (NMP), for use in metal degreasing and paint stripping, BLO(R) brand of gamma-butyrolactone, for use by electronics companies in the manufacture of semiconductors and micro-processing chips, and tetrahydrofuran (THF), which is used in the manufacture and installation of PVC pipe. Solvents are also marketed by our performance chemicals, fine chemicals and industrial business segment.

     - alginates -- includes sodium alginate, propylene glycol alginate and other alginate derivatives for use as thickeners, stabilizers and viscosity modifiers. These products are marketed by our pharmaceutical, food and beverage business segment, with the majority of our sales to the food industry.

     The balance of our specialty chemical products are marketed by our performance chemicals, fine chemicals and industrial business segment, along with sunscreens, preservatives and emollients, each marketed by our personal care business segment.

     Personal Care. Our personal care business segment markets numerous specialty chemicals that serve as critical ingredients in the formulation of many well-known skin care, hair care, toiletry and cosmetic products. For example, our polyvinylpyrrolidone polymers, which are derived from acetylene, are critical components in hair styling gels. If this polymer were removed, hold, stiffness and styling would be lost.

     Our skin care ingredients include:

     - ultraviolet (UV) light absorbing chemicals, which serve as sunscreens;

     - emollients, which provide skin softness;

     - moisturizers, which enhance the skin's water balance;

     - waterproofing agents, which enhance the performance of eye-liners and sunscreens in wet environments; and

     - preservatives, which extend the shelf life of aqueous-based cosmetic formulations by preventing the growth of harmful bacteria.

     Our Escalol(R) sunscreen actives serve as the primary active ingredient in many of the most popular sunscreens today and increasingly find applications in many other products such as lipsticks and facial creams. Our SunSpheres(TM) product, which was jointly developed through our strategic alliance with a third party, significantly enhances the sun protection properties of UV absorbers used in skin care, makeup and beach products. Our Ceraphyl(R) line of emollients and moisturizers provides a variety of popular bath products with their softening and moisturizing characteristics. We produce a growing number of specialty preservatives, including Germall(R) Plus, a patented product that offers broad-spectrum anti-microbial activity, and Suttocide(R) A, a preservative gentle enough for infant care products.

     Our hair care ingredients, marketed under the Gantrez(R), Gafquat(R), and PVP/VA family of products, include a number of specially formulated fixative resins which provide hairsprays, mousses and gels with their holding power, as well as thickeners and stabilizers for shampoos and conditioners. Utilizing our combined expertise in hair care and sunscreen applications, we developed the world's first high performance hair protectant, Escalol(R) HP-610, to prevent sun damage to hair. We also developed a new polymer, Aquaflex(R) FX-64, for use in styling products and low VOC hair sprays where it provides a soft feeling with a long lasting hold for both aerosol and pump spray applications.

     Pharmaceutical, Food and Beverage. Our specialty chemicals for the pharmaceutical, food and beverage markets provide a number of end-use products with their unique properties while enabling these products to meet increasingly strict regulatory requirements.

     In the pharmaceutical market, our specialty chemicals serve as key ingredients in the following types of products:

     - prescription and over-the-counter tablets;

     - injectable prescription drugs and serums;

     - cough syrups;

     - antiseptics;

     - toothpastes; and

     - denture adhesives.

     Our Plasdone(R) and Polyplasdone(R) polymers for tablet binders and tablet disintegrants are established excipients for use in the production of wet granulated tablets. Our Gantrez(R) bioadhesive polymers serve as critical ingredients in denture adhesives and tartar control toothpastes. In denture adhesives, Gantrez(R) provides the strength and duration of the hold of the denture to the gums. In tartar control toothpastes, Gantrez(R) inhibits enzyme activity in the mouth to increase the effectiveness of the product's tartar control.

     Our advanced materials product line includes the Ferronyl(R) brand of dietary iron supplement, which is marketed to the pharmaceutical industry.

     In the food and beverage markets, our alginates and acetylene-derived polymers serve as critical ingredients in the manufacture of numerous consumer products, including salad dressings, cheese sauces, fruit fillings, beer and health drinks. For example, our alginates products, marketed under the Kelcoloid(R) tradename, are used as stabilizers in many well-known consumer products and prevent the separation of oil emulsions. Our acetylene-based specialty polymers, marketed under the Polyclar(R) tradename, serve the beverage market by assuring the clarity and extending the shelf life of beer, wine and fruit juices.

     Performance Chemicals, Fine Chemicals and Industrial. Our performance chemicals business includes acetylene-based polymers, vinyl ether monomers and advanced materials for consumer, agricultural and industrial applications. Our acetylene-based chemistry produces a number of performance chemicals for use in a wide range of markets including:

     - coatings;

     - agriculture;

     - imaging;

     - detergents;

     - electronics; and

     - metalworking.

     ViviPrint(TM) is our new line of polymers developed for specialty coating applications in ink jet printing. These products provide significant moisture and abrasion resistance, high gloss and excellent resolution for high quality printers and photo reproductions.

     Our advanced materials product line includes high-purity carbonyl iron powders, sold under the Micropowder(R) name, for use in the aerospace, defense, electronics and powder metallurgy industries.

     On December 31, 2001, we acquired the industrial biocides business of Degussa Corporation. This business is comprised of a broad range of preservatives and fungicides for various product applications, including paints and coatings. The acquisition, which includes a manufacturing plant in Toronto, Canada, complements our strategic platform for preservation and significantly expands our specialty chemicals offering to the coatings industry.

     Our fine chemicals business focuses on the production of a variety of highly specialized products sold to the pharmaceutical, biotechnology, agricultural and imaging markets. We also offer custom manufacturing services for these industries. The pharmaceutical ingredients portion of the business is centered in our Columbus, Ohio facility.

     We have expanded our Freetown, Massachusetts manufacturing facility's production capabilities to allow for the manufacture of some specialty chemical product lines for our personal care business segment and to offer custom manufacturing capability to the pharmaceutical, biotechnology, agricultural and chemical process industries. In connection with the relocation of some of our production lines for our personal care business segment to our Freetown facility, we shut down our manufacturing operation at our Belleville, New Jersey plant in the first quarter of 2001.

     In our industrial business, we market several intermediate and solvent products, such as butanediol, tetrahydrofuran (THF) and N-methyl pyrrolidone
(NMP), for use in a variety of industries, including:

     - high performance plastics;

     - lubricating oil and chemical processing;

     - electronics cleaning; and

     - coatings.

     In addition, we offer a family of environmentally friendly products that can replace chlorinated and other volatile solvents for a variety of industrial uses, including cleaning, stripping and degreasing.

     In the first quarter of 2001, we shut down production of butanediol at our Texas City facility and now manufacture butanediol solely at our Marl, Germany facility. We continue to produce polymers at our Calvert City and Texas City plants and also continue to produce propargyl alcohol from butanediol.

  MARKETING AND SALES

     We market our specialty chemicals using a worldwide marketing and sales force, typically chemists or chemical engineers, who work closely with our customers to familiarize themselves with our customers' products, manufacturing processes and markets. We primarily sell our specialty chemicals directly to our customers through our global distribution network. We sell a limited portion of our specialty chemicals through distributors. We conduct our domestic marketing and sales efforts from our facility in Wayne, New Jersey and regional offices strategically located throughout the United States.

  INTERNATIONAL OPERATIONS

     We conduct our international operations through 39 subsidiaries and 48 sales offices located in Europe, Canada, Latin America and the Asia-Pacific region. We also use the services of local distributors to reach markets that might otherwise be unavailable to us.

     International sales of our specialty chemicals in 1999, 2000 and 2001 were approximately 48%, 50% and 52% of our total sales for those periods, respectively. Approximately 38% of our specialty chemicals sales in 2001 were in Europe and Japan. For more information about our international sales, see Note 20 to our consolidated financial statements. International sales are subject to exchange rate fluctuation risks. For a discussion of our policy regarding the management of these risks, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Financial Condition." Other countries in which we have sales are subject to additional risks, including high rates of inflation, exchange controls, government expropriation and general instability.

     We own and operate ISP Marl GmbH, primarily a butanediol manufacturing facility, and ISP Acetylene GmbH, an acetylene production plant. Both production facilities are located at Degussa's Chemiepark site in Marl, Germany, and each relies upon Degussa to provide specific services, including utilities, rail transport and waste handling. We believe that the production costs for butanediol and THF at ISP Marl are among the most competitive in the industry. ISP Acetylene operates a fully-dedicated modern production facility that provides ISP Marl with its primary raw material, acetylene. ISP Acetylene, which employs electric arc technology for the production of acetylene from various hydrocarbon feedstocks utilizes state-of-the-art gas separation technology. ISP Acetylene's entire production is dedicated to fulfilling ISP Marl's requirements and has no third-party sales.

     We operate an alginates manufacturing plant in Girvan, Scotland and a research and administrative center in Tadworth, England. In addition, we hold equity investments in three seaweed processing joint ventures located in Ireland, Iceland and Tasmania. These joint ventures serve to provide our alginates business with a steady supply of its primary raw material, seaweed.

     For information about the locations of our international long-lived assets, see Note 20 to our consolidated financial statements.

  RAW MATERIALS

     Because of the multi-step processes required to manufacture our specialty chemicals, we believe that our raw materials costs represent a smaller percentage of the cost of goods sold than for most other chemical companies. We estimate that approximately one-third of our manufacturing costs are for raw materials, including energy and packaging. As a result, we believe that fluctuations in the price of raw materials have less of an impact on our specialty chemicals business than on those chemical companies for which raw materials costs represent a larger percentage of manufacturing costs.

     The principal raw materials used in the manufacture of our acetylene-based specialty chemicals are acetylene, formaldehyde and methylamine. Most of the raw materials for consumption in the United States are obtained from third party sources pursuant to supply agreements. Acetylene, a significant raw material used in the production of most of our specialty chemicals, is obtained by us for domestic use from three unaffiliated suppliers pursuant to supply contracts. ISP has a contract with a multinational supplier to supply a substantial amount of its acetylene needs to its Texas City, Texas facility. The current term of the contract expires December 31, 2010. ISP has the option to extend the contract on an annual basis thereafter. The contract is not terminable by the supplier other than for cause. Pricing under the contract is on a fixed basis and ISP is obligated to purchase a specified amount of acetylene under the contract. Additional supply of acetylene cannot be obtained under the contract. We have been advised that acetylene production at that facility may be terminated. As a result, ISP has identified several alternative sources of supply of acetylene for the Texas City location. Although ISP believes that these alternative sources of supply would be sufficient for its projected needs, there can be no assurance in this regard.

     ISP also has a contract with another supplier for the delivery of additional amounts of acetylene to its Texas City facility. The current term of the contract expires June 30, 2003 and its terms provide for it to continue unless canceled by either party with 6 months notice prior to the end of the then current term. The contract is not terminable by the supplier other than for cause. Pricing is based on formula related to energy costs, labor and inflation. ISP is obligated to purchase a specified amount of acetylene under the contract. Additional supply of acetylene can be obtained under the contract at the then market price.

     ISP's third acetylene supply contract is for acetylene delivery via pipeline to our Calvert City facility. The acetylene is made from calcium carbide generation. The current term of this contract expires December 31, 2004 and allows ISP, at its sole option, to extend the agreement for two additional terms of five years each. Pricing under the contract is via formula relating to raw material, energy and labor costs. The contract cannot be terminated except for cause. The supplier is obligated to supply as much acetylene as we need at that facility. A significantly larger supply of acetylene than we currently purchase can be obtained under the contract.

     Due to the nature of the manufacturing process, electricity and hydrocarbon feedstocks, primarily butane, are critical raw materials for the production of acetylene at our operations in Marl, Germany, where methanol is also a principal raw material. The Marl facility obtains the majority of its critical supplies and services from Degussa including electricity, butane and methanol via a long term supplies and services agreement. Under the agreement, ISP may, at its option, cancel purchases from Degussa in favor of more competitive sourcing. Degussa, however, may not discontinue providing critical supplies or services to ISP. Pricing for the supplies and services are negotiated periodically between the parties.

     We believe that the diversity of our acetylene supply sources and our use of a number of acetylene production technologies, including ethylene by-product, calcium carbide and electric arc technology, provide us with a reliable supply of acetylene. In the event of a substantial interruption in the supply of acetylene from current sources, or, in the case of ISP Marl, electricity and hydrocarbon feedstocks, we cannot assure that we would be able to obtain as much acetylene from other sources as would be necessary to meet our supply requirements. To date, we have not experienced an interruption of our acetylene supply that has had a material adverse effect on our sales of specialty chemicals.

     The principal raw material used in the manufacture of alginates consists of select species of seaweed. We process seaweed in both wet and dry forms. We use our own specially designed vessels to harvest, under government license, wet seaweed from leased kelp beds in the Pacific Ocean to supply our San Diego, California facility. Our Girvan, Scotland facility processes primarily dry seaweed purchased from our joint ventures in Iceland, Ireland and Tasmania, as well as from independent suppliers in South America. We believe that the species of seaweed required to manufacture alginates will remain readily available and that we will have adequate access to this seaweed to provide us with adequate supplies of this raw material for the foreseeable future.

     Availability of other raw materials, including methanol and methylamine, remained adequate during 2001. We believe that, in the event of a supply interruption, we could obtain adequate supplies of raw materials from alternate sources.

     We use natural gas and raw materials derived from petroleum in many of our manufacturing processes and, consequently, the price and availability of natural gas and petroleum could be material to our operations. During 2001, supplies of natural gas and petroleum remained adequate.

MINERAL PRODUCTS

     Products and Markets. We manufacture mineral products consisting of semiceramic-coated colored roofing granules, algae resistant granules and headlap granules, which are produced from rock deposits that are mined and crushed at our quarries. We utilize a proprietary process to produce our colored and algae resistant roofing granules. We sell our mineral roofing granules primarily to the United States roofing industry for use in the manufacture of asphalt roofing shingles. The granules help to provide weather resistance, decorative coloring, heat deflection and increased weight in the shingle. We believe that we are the second largest of only three major suppliers of colored roofing granules in the United States in terms of production capacity and sales revenue. For information about the amount of sales of our mineral products, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and Note 19 to our consolidated financial statements.

     We believe that approximately 80% of the asphalt shingles currently produced by the roofing industry are sold for the reroofing/replacement market, in which demand is driven not by the pace of new home construction but by the needs of homeowners to replace existing roofs. Homeowners generally replace their roofs either because they are worn, thereby creating concerns as to weather-tightness, or because of the homeowners' desire to upgrade the appearance of their homes. We believe that the balance of the roofing industry's asphalt shingle production historically has been sold primarily for use in new housing construction. Sales of our colored mineral granules have benefited from a trend toward the increased use of heavyweight, three-dimensional laminated roofing shingles which results in both functional and aesthetic improvements. These shingles require, on average, approximately 60% more granules than traditional three-tab, lightweight roofing shingles.

     Sales to Building Materials Corporation of America, our affiliate, and its subsidiaries constituted approximately 79% of our mineral products net sales in 2001. See "Certain Relationships" and Note 18 to consolidated financial statements. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- 2001 Compared with 2000."

     Marketing and Sales. We market our mineral products on a national basis to residential and commercial roofing manufacturers utilizing a direct sales team with expertise in product application and logistics. We ship finished products using rail and trucks from three manufacturing facilities strategically located throughout the United States. From our offices located in Hagerstown, Maryland, we provide logistical support and operate a customer design center to engineer product applications according to our customers' requirements. Our technical services and manufacturing teams provide support and consultation services upon specific requirements by our customers.

     Raw Materials. We own rock deposits that have specific performance characteristics, including weatherability, the ability to reflect UV light, abrasion-resistance, non-staining characteristics and the ability to absorb pigments. We own three quarries, each with proven reserves, based on current production levels, of more than 20 years.

COMPETITION

     We believe that we are the second largest seller, based on revenues, worldwide of our specialty chemicals derived from acetylene, other than butanediol and tetrahydrofuran, and we believe that we are the second largest seller, based on revenues, of alginates.

     In each end-use market, there are a limited number of companies that produce substitutable products for our acetylene-derived specialty chemicals. Our primary competitor is BASF Corporation. These companies compete with us in the personal care, pharmaceutical, beverage and industrial markets and have the effect of limiting our market penetration and pricing flexibility. For our specialty chemicals not derived from acetylene, including alginates, sunscreens, emollients, moisturizers and fine chemicals, a number of world-wide competitors can provide similar products or services.

     Butanediol, which we produce primarily for use as a raw material, is also manufactured by a limited number of companies throughout the world for both their captive use or to supply the merchant market. We believe that there are three competitors of significance for merchant market butanediol. BASF supplies the merchant market from its plants in the United States and in Europe. Lyondell and British Petroleum each currently supply the merchant market from their single manufacturing plants in the United States. Lyondell is also constructing a manufacturing facility in Europe capable of butanediol production. This plant is expected to open in the third quarter of 2002. Tetrahydrofuran and N-methyl pyrrolidone are manufactured by a number of companies throughout the world.

     With regard to our mineral products, our primary competitors are the 3M Company and Reed Minerals. On April 26, 2002, we acquired the Ione, California roofing granule manufacturing operations of Reed Minerals. We believe that competition has been limited by:

     - the substantial capital expenditures associated with the construction of new mineral processing and coloring plants and the acquisition of suitable rock reserves;

     - the limited availability of proven rock sources;

     - the complexity associated with the construction of a mineral processing and coloring plant, together with the technical know-how required to operate such a plant;

     - the need to obtain, prior to commencing operations, reliable data over a substantial period of time regarding the weathering of granules in order to assure the quality and durability of the product; and

     - the difficulty in obtaining the necessary permits to mine and operate a quarry.

     Competition in the markets for our specialty chemicals and mineral products is largely based upon product and service quality, technology, distribution capability and price. We believe that we are well-positioned in the marketplace as a result of our broad product lines, sophisticated technology and worldwide distribution network.

ISP INVESTCO

     We conduct our investments business through ISP Investco and its subsidiaries. We invest primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions. Those investments include common stock short positions which are offset against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions.

PROPERTIES

     Our corporate headquarters and principal research and development laboratories are located at a 100-acre campus-like office and research park owned by one of ISP Chemco's subsidiaries at 1361 Alps Road, Wayne, New Jersey 07470.

     The principal domestic and foreign real properties either owned by, or leased to, us are described below. Unless otherwise indicated, the properties are owned in fee. In addition to the principal facilities listed below, we maintain sales offices and warehouses in the United States and abroad, substantially all of which are in leased premises under relatively short-term leases.

LOCATION                                               FACILITY                       PRODUCT LINE
--------                                               --------                       ------------
                                               DOMESTIC
Alabama
  Huntsville.........................  Plant*                                      Specialty Chemicals
California
  Ione...............................  Plant, Quarry                               Mineral Products
  San Diego..........................  Plant*                                      Specialty Chemicals
Kentucky
  Calvert City.......................  Plant                                       Specialty Chemicals
Maryland
  Hagerstown.........................  Research Center, Design Center, Sales       Mineral Products
                                       Office
Massachusetts
  Freetown...........................  Plant, Research Center                      Specialty Chemicals
Missouri
  Annapolis..........................  Plant, Quarry                               Mineral Products
New Jersey
  Bridgewater........................  Sales Office*                               Specialty Chemicals
  Chatham............................  Plant, Research Center                      Specialty Chemicals
  Piscataway.........................  Research Center*, Sales Office*             Specialty Chemicals
  Wayne..............................  Headquarters, Corporate Administrative      Specialty Chemicals
                                       Offices, Research Center
New York
  New York City......................  Corporate Administrative Offices*           N/A
Ohio
  Columbus...........................  Plant, Research Center, Sales Office        Specialty Chemicals
Pennsylvania
  Blue Ridge Summit..................  Plant, Quarry                               Mineral Products
Texas
  Texas City.........................  Plant                                       Specialty Chemicals
Wisconsin
  Pembine............................  Plant, Quarry                               Mineral Products
                                            INTERNATIONAL
Belgium
  Sint-Niklaas.......................  Sales Office, Distribution Center           Specialty Chemicals
Brazil
  Sao Paulo..........................  Sales Office*, Distribution Center*         Specialty Chemicals
Canada
  Mississauga, Ontario...............  Sales Office*, Distribution Center*         Specialty Chemicals
  Toronto, Ontario...................  Plant, Research Center, Sales Office,       Specialty Chemicals
                                       Warehouse
England
  Tadworth...........................  Research Center*, Sales Office*             Specialty Chemicals
Germany
  Cologne............................  European Headquarters*, Research Center*,   Specialty Chemicals
                                       Sales Office*
  Marl...............................  Plants**, Sales Office**                    Specialty Chemicals

LOCATION                                               FACILITY                       PRODUCT LINE
--------                                               --------                       ------------
India
  Nagpur.............................  Plant**                                     Specialty Chemicals
Japan
  Tokyo..............................  Sales Office*                               Specialty Chemicals
Scotland
  Girvan.............................  Plant                                       Specialty Chemicals
Singapore............................  Sales Office*, Distribution Center*,        Specialty Chemicals
                                       Asia-Pacific Headquarters*, Warehouse*

---------------

 * Leased property

** Long-term ground lease

     We believe that our plants and facilities, which are of varying ages and are of different construction types, have been satisfactorily maintained, are in good condition, are suitable for their respective operations and generally provide sufficient capacity to meet production requirements. Each plant has adequate transportation facilities for both raw materials and finished products. In 2001, we made capital expenditures in the amount of $53.0 million relating to plant, property and equipment.

RESEARCH AND DEVELOPMENT

     Our worldwide research and development expenditures were $23.0, $25.6 and $25.4 million in 1999, 2000 and 2001, respectively.

     Our research and development activities are conducted primarily at our worldwide technical center and laboratories in Wayne, New Jersey. Additional research and development is conducted at plant sites in Calvert City, Kentucky; Texas City, Texas; Chatham, New Jersey; Freetown, Massachusetts; Columbus, Ohio; San Diego, California; and Girvan, Scotland, and at a research center in Piscataway, New Jersey, as well as at technical centers in the United Kingdom, Germany, China, Singapore, Mexico, Brazil and Turkey. Our mineral products research and development facility, together with our customer design and color center, is located in Hagerstown, Maryland.

ENVIRONMENTAL SERVICES

     We have received site designation for the construction of a hazardous waste treatment, storage and disposal facility at our Linden, New Jersey property and have received approval from the New Jersey Turnpike Authority for a direct access ramp extension from the New Jersey Turnpike to the site. If we are successful in securing the necessary permits to construct and operate the hazardous waste facility and decide to proceed with this project, we would develop and operate the facility in a separate subsidiary, either on our own or in a joint venture with a suitable partner. We estimate that the cost of constructing the facility will be approximately $100.0 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. We anticipate utilizing internally generated cash and/or seeking project or other independent financing for this project. We also are investigating other development opportunities at this site consistent with a plan by the County of Union to redevelop the Tremley Point area of Linden. We expect that related planning and evaluation efforts will continue through 2002.

PATENTS AND TRADEMARKS

     As of March 31, 2002, we owned or licensed approximately 370 domestic and 540 foreign patents or patent applications and owned or licensed approximately 155 domestic and 2,015 foreign trademark registrations or applications related to our business. While we believe the patent protection covering some of our products is material to those products, we do not believe that any single patent, patent application or trademark is material to our business or operations. We believe that the duration of the existing patents and patent licenses is consistent with our business needs.

ENVIRONMENTAL COMPLIANCE

     Since 1970, a wide variety of federal, state and local environmental laws and regulations relating to environmental matters have been adopted and amended. By reason of the nature of our operations and the operations of our predecessor and certain of the substances that are or have been used, produced or discharged at our or our predecessor's plants or at other locations, we are affected by these environmental laws and regulations. We have made capital expenditures of approximately $5.0 million in each of 1999 and 2000, and approximately $6.3 million in the year ended December 31, 2001, in order to comply with these laws and regulations. These expenditures are included in additions to property, plant and equipment. We anticipate that aggregate capital expenditures relating to environmental compliance in each of the years 2002 and 2003 will be approximately $6.0 million.

     The environmental laws and regulations deal with air and water emissions or discharges into the environment, as well as the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and the remediation of any releases of hazardous substances and materials to the environment. We believe that our manufacturing facilities comply in all material respects with applicable environmental laws and regulations, and, while we cannot predict whether more burdensome requirements will be adopted in the future, we believe that any potential liability for compliance with environmental laws and regulations will not materially affect our business, liquidity, results of operations, cash flows or financial position.

EMPLOYEES

     At March 31, 2002, we employed approximately 2,600 people worldwide. Approximately 725 employees in the United States were subject to seven union contracts. We believe that our relations with our employees and their unions are satisfactory.

OTHER DEVELOPMENTS

     At March 31, 2002, we held an investment in Hercules Incorporated of approximately $131.7 million (based on market value), representing approximately 9.1% of the outstanding common stock at that date. We solicited proxies to elect a slate of four directors at the Hercules May 24, 2001 annual meeting of shareholders. Three of ISP's director nominees, including Messrs. Heyman and Kumar, were elected as directors at the meeting. On June 28, 2001, Hercules' board unanimously appointed ISP's fourth director nominee as a director.

LEGAL PROCEEDINGS

     We, together with other companies, are a party to a variety of proceedings and lawsuits involving environmental matters under the Comprehensive Environmental Response Compensation and Liability Act, Resource Conservation and Recovery Act and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites or remedial obligations are imposed, a number of which are in the early stages or have been dormant for protracted periods. We refer to these claims in this prospectus as "Environmental Claims."

     We estimate that our liability in respect of all Environmental Claims (including those relating to our closed Linden, New Jersey plant described below), and certain other environmental compliance expenses, as of March 31, 2002, is $24.1 million, before reduction for insurance recoveries reflected on our balance sheet (discussed below) of $21.7 million that relate to both past expenses and estimated future liabilities, which we refer to as "estimated recoveries." While we cannot predict whether adverse decisions or events can occur in the future, in the opinion of management, the resolution of those matters should not be material to our business, liquidity, results of operations, cash flows or financial position. However, adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages plans for development of the Linden, New Jersey property, and the liability and the financial responsibility of our insurers and of the other parties involved at each site and their insurers, could cause us to increase our estimate of our liability in respect of those matters. It is not currently possible to estimate the amount or range of any additional liability.

     After considering the relevant legal issues and other pertinent factors, we believe that we will receive the estimated recoveries and that the recoveries could be in excess of the current estimated liability for all Environmental Claims, although there can be no assurance in this regard. We believe we are entitled to substantially full defense and indemnity under our insurance policies for most Environmental Claims, although our insurers have not affirmed a legal obligation under the policies to provide indemnity for those claims.

     Prior to January 1, 1997, ISP Holdings Inc. was a wholly owned subsidiary of GAF Corporation. On January 1, 1997, GAF effected a series of transaction involving its subsidiaries that resulted in, among other things, the capital stock of ISP Holdings being distributed to the stockholders of GAF. Since this distribution, we have not been a subsidiary of GAF or its successor by merger, G-I Holdings Inc. As used in this prospectus, "G-I Holdings" includes G-I Holdings Inc. and any and all of its predecessors, including GAF Corporation, G-I Holdings Inc. and GAF Fiberglass Corporation.

     In June 1997, G-I Holdings commenced litigation against the insurers on behalf of itself and its predecessors, successors, subsidiaries and related corporate entities seeking amounts substantially in excess of the estimated recoveries. While we believe that our claims are meritorious, there can be no assurance that we will prevail in our efforts to obtain amounts equal to, or in excess of, the estimated recoveries.

     In June 1989, we entered into a Consent Order with the New Jersey Department of Environmental Protection requiring the development of a remediation plan for our closed Linden, New Jersey plant and the maintenance of financial assurances currently $7.5 million, to guarantee our performance. This Consent Order does not address any potential natural resource damage claims for which an estimate cannot currently be made. In April 1993, the New Jersey Department of Environmental Protection issued orders which require the prevention of discharge of contaminated groundwater and stormwater from the site and the elimination of other potential exposure concerns. We believe, although we cannot be certain, that, taking into account our plans for development of the site, we can comply with the New Jersey Department of Environmental Protection order at a cost of approximately $17.0 million. See "-- Environmental Services."

     For more information about legal proceedings, see notes 10 and 21 to our consolidated financial statements.

                                   MANAGEMENT

     The name, age and respective positions of each of the executive officers and directors of International Specialty Holdings Inc. are as follows:


NAME                             AGE                         POSITION
----                             ---                         --------
Samuel J. Heyman...............  63    Chairman of the Board and Director
Sunil Kumar....................  52    Chief Executive Officer, President and Director
Richard A. Weinberg............  42    Executive Vice President, General Counsel, Secretary
                                       and Director
Neal E. Murphy.................  45    Senior Vice President and Chief Financial Officer
Susan B. Yoss..................  43    Executive Vice President -- Finance and Treasurer
Roger J. Cope..................  57    Senior Vice President -- Sales and Commercial
                                       Director -- Europe
Lawrence Grenner...............  59    Senior Vice President -- Marketing and Product
                                       Development


     Set forth below is a description of the backgrounds of the directors and executive officers of International Specialty Holdings Inc. The officers of International Specialty Holdings Inc. are elected by the Board of Directors and hold office until their respective successors are duly elected and qualified.

     Samuel J. Heyman -- Mr. Heyman has been a director and Chairman of the Board of International Specialty Holdings since December 2001 and of ISP since its formation and was Chief Executive Officer of ISP and some of its subsidiaries from their formation to June 1999. Mr. Heyman also has been a director of G-I Holdings for more than five years and was President and Chief Executive Officer of G-I Holdings and some of its subsidiaries for more than five years until September 2000. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. Mr. Heyman was a director and Chairman of the Board of BMCA from its formation to September 2000 and served as Chief Executive Officer of BMCA and some of its subsidiaries from June 1999 to September 2000, which position he also held from June 1996 to January 1999. He is also the Chief Executive Officer, Manager and General Partner of a number of closely held real estate development companies and partnerships whose investments include commercial real estate and a portfolio of publicly traded securities. Mr. Heyman has served as a director of Hercules Incorporated, a global manufacturer and marketer of specialty chemicals, since May 2001.

     Sunil Kumar -- Mr. Kumar has been President and Chief Executive Officer of International Specialty Holdings Inc. since June 2001, and ISP Chemco Inc. and its indirect parent, ISP, since June 1999. He has been a director of International Specialty Holdings Inc. and ISP Chemco Inc. since June 2001, and a director of ISP since June 1999. Mr. Kumar was a director, President and Chief Executive Officer of BMCA and some of its subsidiaries from May 1995, July 1996 and January 1999, respectively, to June 1999. He also was Chief Operating Officer of BMCA and some of its subsidiaries from March 1996 to January 1999. Mr. Kumar was President, Commercial Roofing Products Division, and Vice President of BMCA from February 1995 to March 1996. He also was a director and Vice-Chairman of the Board of G-I Holdings from January 1999 to June 1999. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. Mr. Kumar has served as a director of Hercules Incorporated since May 2001.

     Richard A. Weinberg -- Mr. Weinberg has been Executive Vice President, General Counsel and Secretary of International Specialty Holdings Inc. since June 2001, and has been a Director since December 2001 and has been Executive Vice President, General Counsel and Secretary of ISP Chemco Inc. and its indirect parent, ISP, since May 1998 and was Senior Vice President, General Counsel and Secretary of ISP and its subsidiaries from May 1996 to May 1998. He also has been a director of some of ISP's subsidiaries since May 1996 and was a director of ISP Chemco Inc. from its formation to June 2001. Mr. Weinberg has been President, Chief Executive Officer, General Counsel and Secretary of G-I

Holdings since September 2000 and was Executive Vice President, General Counsel and Secretary of G-I Holdings from May 1998 to September 2000. He also was Senior Vice President, General Counsel and Secretary of G-I Holdings from May 1996 to May 1998. Mr. Weinberg has served as a director of G-I Holdings since May 1996. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. Mr. Weinberg also has been Executive Vice President, General Counsel and Secretary of BMCA and its subsidiaries since May 1998, and was Senior Vice President, General Counsel and Secretary of BMCA and its subsidiaries from May 1996 to May 1998.

     Neal E. Murphy -- Mr. Murphy has been Senior Vice President and Chief Financial Officer of International Specialty Holdings Inc., ISP Chemco Inc. and ISP since February 2002. He has been a director of ISP Chemco Inc. since February 2002. Prior to joining ISP, he was President of PQ Europe, a global developer and producer of silica-based specialty chemicals, inorganic chemicals and performance particles from August 1999 to September 2001 and Vice President and Chief Financial Officer of PQ Corporation, the parent of PQ Europe, from May 1995 until July 1999.

     Susan B. Yoss -- Ms. Yoss has been Executive Vice President -- Finance and Treasurer of International Specialty Holdings Inc. since June 2001, ISP Chemco Inc. since September 2000 and ISP since September 2000. She was Senior Vice President and Treasurer of ISP and its subsidiaries from July 1999 to September 2000 and was Vice President and Treasurer of ISP and its subsidiaries from February 1998 to June 1999. She also has been Senior Vice President of BMCA and its subsidiaries since July 1999 and was Treasurer of those companies from July 1999 to August 2001. She was Vice President and Treasurer of BMCA from February 1998 to June 1999. Ms. Yoss also has served as Senior Vice President, Chief Financial Officer and Treasurer of G-I Holdings since July 1999. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. She was Assistant Treasurer of Joseph E. Seagram & Sons, Inc., a global beverage and entertainment company for more than five years until February 1998.


     Roger J. Cope -- Mr. Cope has been Senior Vice President -- Sales and Commercial Director -- Europe of International Specialty Holdings Inc. since June 2001 and ISP and ISP Chemco since July 1999 and a director of ISP Chemco since June 2001. He was Senior Vice President, Pharmaceutical, Agricultural and Beverage Group of ISP and some of its subsidiaries from July 1998 to July 1999 and Vice President, Asia-Pacific Region of the same corporations from March 1997 to July 1998. Mr. Cope also held the position of Vice President -- Hair Care of ISP and some of its subsidiaries from December 1995 to March 1997.



     Lawrence Grenner -- Mr. Grenner has been Senior Vice President -- Marketing and Product Development of International Specialty Holdings Inc. since June 2001 and ISP, ISP Chemco and some of its subsidiaries since June 2000. He was Vice President and Business Unit Director, Skin Care of ISP and some of its subsidiaries from January 1999 to June 2000 and Vice President, Marketing-Personal Care of ISP and some of its subsidiaries from January 1997 to January 1999.

                             EXECUTIVE COMPENSATION



SUMMARY COMPENSATION TABLE



     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer in 2001 and the four other most highly compensated executive officers as of December 31, 2001 for services rendered on behalf of ISP and its subsidiaries.



                                                                              LONG-TERM COMPENSATION
                                           ANNUAL COMPENSATION           --------------------------------
                                    ----------------------------------                      SECURITIES
                                                          OTHER ANNUAL     RESTRICTED       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUS(1)   COMPENSATION   STOCK AWARD(5)   OPTIONS/SARS(2)   COMPENSATION
---------------------------  ----    ------    --------   ------------   --------------   ---------------   ------------
Sunil Kumar................  2001   $426,580   $555,310     $      0        $      0                0         $789,153(3)
  President and Chief        2000    337,225   250,000             0               0                0           19,690(3)
  Executive Officer          1999    174,500(3) 300,000(3)          0(3)           0(3)       600,000(3)         6,975(3)
Richard A. Weinberg........  2001   $321,374   $400,001(4)   $      0       $      0                0         $490,266(4)
  Executive Vice             2000    309,000   300,000             0               0                0          933,431(4)
  President, General         1999    281,700   250,000             0               0           95,140          850,694(4)
  Counsel and Secretary
Susan B. Yoss..............  2001   $278,100   $325,000(5)   $      0       $      0                0         $ 16,134(5)
  Executive Vice             2000    249,517   200,000             0         862,500(5)             0           76,816(5)
  President-Finance          1999    217,500   160,000             0               0           32,575           14,806(5)
  and Treasurer
Roger J. Cope..............  2001   $223,525   $85,000      $ 27,339(6)     $      0                0         $ 20,349(6)
  Senior Vice President,     2000    214,225    47,000        19,765(6)            0                0           20,058(6)
  Sales and Commercial       1999    204,000    60,000        26,000(6)            0                0           18,078(6)
  Director-Europe
Lawrence Grenner...........  2001   $217,125   $85,000      $      0        $      0                0         $ 19,873(7)
  Senior Vice President,     2000    199,150    50,000             0               0                0           19,496(7)
  Marketing and Product      1999    182,000    45,000             0               0                0           23,521(7)
  Development


---------------


(1) Bonus amounts are payable pursuant to ISP's Executive Incentive Compensation Program.



(2) These options are for shares of ISP's common stock.



(3) Included in "All Other Compensation" for Mr. Kumar are: $12,400, $12,400 and $2,869, representing ISP's contribution under ISP's 401(k) plan in 2001, 2000 and 1999, respectively; $4,902, $5,130 and $2,736 for the premiums paid by ISP for a life insurance policy in 2001, 2000 and 1999, respectively; $2,160, $2,160 and $1,370 for the premiums paid by ISP for a long-term disability policy in 2001, 2000 and 1999, respectively; and for 2001, $761,691 representing the forgiven portion of the principal amount of the installment loan provided by ISP to Mr. Kumar in 1999 for the purchase of 318,599 shares of ISP's common stock in accordance with the terms of the Note referred to in "-- Other Agreements". In addition, $8,000 of the amount shown in "All Other Compensation" reflects the value of financial planning services provided by ISP on Mr. Kumar's behalf in 2001. Mr. Kumar commenced employment with ISP and its subsidiaries in June 1999.



(4) Included in "All Other Compensation" for Mr. Weinberg are: $12,150, $12,150 and $11,300, representing ISP's contribution under ISP's 401(k) plan in 2001, 2000 and 1999, respectively; $1,824, $1,938 and $1,938 for the premiums paid by ISP for a life insurance policy in 2001, 2000 and 1999, respectively; and $2,160, $2,160 and $1,963 for the premiums paid by ISP for a long-term disability policy in 2001, 2000 and 1999, respectively. On July 15, 1998, International Specialty Products Inc. ("Old ISP") merged with and into ISP (then known as ISP Holdings Inc. ("ISP Holdings")). In connection with the merger of Old ISP into ISP Holdings, the options to purchase shares of redeemable convertible preferred stock of ISP Holdings ("ISP Holdings Options"), including ISP Holdings Options held by Mr. Weinberg, were terminated. In consideration of the termination of the ISP Holdings Options held by Mr. Weinberg, Mr. Weinberg received, subject to his continued
employment through each vesting date (the last of which will occur in December
2003), options to purchase 378,056 shares of ISP's common stock under ISP's 1991 Incentive Plan for Key Employees and Directors, as amended, which we refer to as
     "ISP's 1991 Incentive Plan" and the right to receive cash payments of $3,238,358 in the aggregate. Mr. Weinberg received $474,132, $523,120 and $835,493 of these cash payments in 2001, 2000 and 1999, respectively, which amounts are included in "All Other Compensation" for Mr. Weinberg for such years. Included under "Bonus" is $100,001, representing the market value of a stock bonus awarded to Mr. Weinberg in 2001, in lieu of a portion of his annual compensation. For information regarding other payments made for services performed by Mr. Weinberg for an affiliate of ISP, see "Certain Relationships -- Management Agreement."



(5) Included in "All Other Compensation" for Ms. Yoss are: $12,150, $12,150 and $11,450, representing ISP's contribution under ISP's 401(k) plan in 2001, 2000 and 1999, respectively; $1,824, $1,881 and $1,649 for the premiums paid by ISP for a life insurance policy in 2001, 2000 and 1999, respectively; $2,160, $2,160 and $1,707 for the premiums paid by ISP for a long-term disability policy in 2001, 2000 and 1999, respectively. Ms. Yoss was granted 150,000 shares of restricted ISP common stock effective as of September 26, 2000. The value of these shares as set forth under "Restricted Stock Awards" was based on the market value of such shares on the date of grant. As of December 31, 2001, the aggregate value of such shares was $1,342,500. Such restricted shares vest in 12.5% increments every six months, commencing on January 1, 2001 and ending on July 1, 2004. Ms. Yoss has the right to receive dividends on such restricted shares if and when dividends are declared and paid on the ISP common stock. For information regarding other payments made for services performed by Ms. Yoss for an affiliate of ISP, see "Certain Relationships -- Management Agreement."



(6) Included in "All Other Annual Compensation" for Mr. Cope are relocation allowances of $27,339, $19,765 and $26,000 in 2001, 2000 and 1999,
    respectively. Included in "All Other Compensation" for Mr. Cope are:
    $12,400, $12,400 and $11,700, representing ISP's contribution under ISP's 401(k) plan in 2001, 2000 and 1999, respectively; $5,789, $5,808 and $4,777 for the premiums paid by ISP for a life insurance policy in 2001, 2000 and 1999, respectively; and $2,160, $1,851 and $1,601 for the premiums paid by ISP for a long-term disability policy in 2001, 2000 and 1999, respectively.



(7) Included in "All Other Compensation" for Mr. Grenner are: $12,400, $12,400 and $11,700, representing ISP's contribution under ISP's 401(k) plan in 2001, 2000 and 1999, respectively; $5,597, $5,350 and $5,392 for the premiums paid by ISP for a life insurance policy in 2001, 2000 and 1999, respectively; and $1,876, $1,721 and $1,429 for the premiums paid by ISP for a long-term disability policy in 2001, 2000 and 1999, respectively.



OPTIONS AND STOCK APPRECIATION RIGHTS



     The following table summarizes information with respect to the value of exercised and unexercised options to acquire ISP common stock held by the executive officers named in the Summary Compensation Table above at December 31, 2001. No stock options were granted to these executive officers during 2001.



                AGGREGATED OPTION EXERCISES IN 2001 AND VALUE OF


                            ISP COMMON STOCK OPTIONS


                            AT DECEMBER 31, 2001(1)



                                                                                        VALUE OF UNEXERCISED
                                                    NUMBER OF SECURITIES UNDERLYING       IN-THE-MONEY ISP
                           SHARES                       UNEXERCISED ISP OPTIONS                OPTIONS
                        ACQUIRED ON       VALUE               AT 12/31/01                  AT 12/31/01(2)
         NAME           EXERCISE(#)    REALIZED $      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
         ----           ------------   -----------  -------------------------------   -------------------------
Sunil Kumar...........        --           --              100,000/0                  $   416,900/$0
Richard A. Weinberg...        --           --           342,516/168,090               $   203,750/$0
Susan B. Yoss.........        --           --            56,442/12,908                $ 1,983/$13,395
Roger J. Cope.........     5,625       $17,297(3)        72,179/15,375                $36,958/$30,209
Lawrence Grenner......        --           --             8,000/3,000                 $ 1,536/$15,507


---------------

(1) All stock options represent options to purchase shares of ISP common stock and were granted under ISP's 1991 Incentive Plan. ISP's 1991 Incentive Plan provided that the vesting of options will be accelerated automatically if at any time following a "Change of Control" (as defined), ISP terminates without cause the optionee's employment, the optionee's employment is terminated as a result of death or permanent disability or the optionee terminates employment for "good reason" (as defined). ISP's 1991 Incentive Plan expired in June 2000 in accordance with its terms.



(2) Options for 100,000, 50,000, 27,074, 6,000 and 8,200 shares of ISP common stock were in-the-money for Messrs. Kumar, Weinberg, Cope, Grenner and Ms. Yoss, respectively, at December 31, 2001.



(3) The value realized reflects the difference between the market value of the shares underlying the options exercised on the date of exercise and the exercise price of such options.



LONG-TERM INCENTIVE PLAN



     The following table sets forth information on awards granted to the executive officers named in the Summary Compensation Table above during 2001 under ISP's 2000 Long Term Incentive Plan.



                   LONG TERM INCENTIVE PLAN -- AWARDS IN 2001



                                        PERFORMANCE OR
                         NUMBER OF       OTHER PERIOD            ESTIMATED FUTURE PAYOUTS UNDER
                          SHARES,           UNTIL                 NON-STOCK PRICE-BASED PLANS
                       UNITS OR OTHER   MATURATION OR    ----------------------------------------------
        NAME             RIGHTS(1)        PAYOUT(2)      THRESHOLD($)(3)   TARGET($)(4)   MAXIMUM($)(4)
---------------------  --------------   --------------   ---------------   ------------   -------------
Sunil Kumar..........      78,100              --            $10.60              --              --
                           75,000(5)           --              0.00              --              --
Richard A. Weinberg..      41,510              --            $10.60              --              --
                           50,000(5)           --              0.00              --              --
Susan B. Yoss........      38,000              --            $10.60              --              --
                            3,075              --              5.28              --              --
Roger J. Cope........      30,000              --            $10.60              --              --
                            3,000              --              5.58              --              --
Lawrence Grenner.....      30,000              --            $10.60              --              --
                            3,000              --              5.58              --              --


---------------


(1) ISP's 2000 Long Term Incentive Plan provides long-term compensation to employees and key management personnel based on ISP's "Book Value" (as defined). The number of incentive units granted is determined by the Compensation Committee of ISP's Board of Directors in its sole discretion, subject to a maximum number of incentive units that may be received by any eligible employee in any calendar year.



(2) Generally, incentive units vest cumulatively in twenty percent (20%) increments on each anniversary of the date such incentive units were granted to the employee or received in exchange for stock options. The Compensation Committee, in its sole discretion, may grant incentive units with any vesting schedule other than that normally provided in the 2000 Long Term Incentive Plan. Messrs. Kumar and Weinberg each received incentive units with accelerated vesting schedules. Vesting will end upon the termination of an employee's employment with ISP or any subsidiary for any reason. Incentive units generally are exercisable for a period of six years from the date of grant. In the event of a "Change in Control" of ISP (as defined), all incentive units will become fully and immediately vested and payable in cash.



(3) Set forth under the "Threshold" column is the "Initial Value" (as defined) per unit at which the respective incentive units were granted. The value of an incentive unit as of any "Valuation Date" (as defined) generally is equal to ISP's total stockholders' equity (adjusted to exclude accumulated comprehensive income and losses), divided by the total number of outstanding shares of ISP's common stock as determined on such Valuation Date. A "Valuation Date" is the last business day of each fiscal quarter of ISP. The Compensation Committee, in its sole discretion, may grant incentive units with an Initial Value (i.e., the value of an incentive unit on the date of grant) that is less than the Initial Value of such incentive units as normally determined under the 2000 Long Term Incentive Plan. Messrs. Kumar, Weinberg, Cope, Grenner and Ms. Yoss each were granted incentive units with a lower Initial Value.



(4) Upon exercise of an incentive unit, a participant will receive in cash, the excess, if any, of the value of such incentive unit as of the Valuation Date on or, in the event of an exercise between Valuation Dates, immediately preceding the exercise date (the "Final Value"), over the Initial Value of such incentive unit (subject to all appropriate withholdings). Accordingly, the dollar value of future payouts is not readily ascertainable.



(5) Messrs. Kumar and Weinberg each received a grant of 75,000 and 50,000 incentive units, respectively, with Initial Value of $0.00 on December 31, 2001. They will also each receive an additional grant of 75,000 and 50,000 incentive units respectively, with an Initial Value of $0.00 on December 31, 2002. These incentive units vest in 10% increments every six months following the date of each grant.



OTHER AGREEMENTS



     Mr. Kumar became President and Chief Executive Officer of ISP in June 1999. In connection therewith, ISP granted to Mr. Kumar on September 29, 1999 the right to purchase, and on such date Mr. Kumar purchased, 318,599 shares of ISP common stock for a purchase price of $9.563 per share, or an aggregate of $3,046,762. The purchase price per share was equal to the closing market price of a share of ISP common stock on the New York Stock Exchange on the date immediately preceding the date of purchase. Under the purchase agreement, ISP loaned to Mr. Kumar the funds to purchase the shares, which loan was evidenced by a recourse promissory note ("Note") of Mr. Kumar in the foregoing principal amount. The loan was converted to a demand note effective February 15, 2001 and bears interest at the lowest applicable federal rate for short term instruments, as it may be adjusted from time to time, with one-half of such interest payable annually in arrears on February 15 of each year commencing February 15, 2002, and the remaining one-half of such interest to continue to accrue and be payable in arrears on the earlier of the stated maturity of the Note or the date on which the outstanding principal amount of the Note is declared to be due and payable. The principal amount of the Note is payable, unless ISP has previously declared the Note to be due and payable, in four installments on each June 11 of the years 2001, 2002 and 2003 and on January 11, 2004, the first three of which are in the amount of $761,691 each and the last of which is for the balance of the then outstanding principal amount. However, if Mr. Kumar remains continuously employed by ISP or any of its subsidiaries through each installment payment date, the principal amount due on such installment payment date will be forgiven, so that if Mr. Kumar remains continuously employed by ISP or any of the subsidiaries through January 11, 2004, the loan and the Note will be discharged and cancelled in full, provided that all interest due on the Note has been paid. In addition, if a "Change of Control" (as defined) occurs, and at any time following such Change of Control, ISP (or its successor) terminates without "cause" (as defined) Mr. Kumar's employment, or Mr. Kumar's employment is terminated as a result of his death or "disability" (as defined), or Mr. Kumar terminates his employment for "good reason" (as defined), the principal amount of the loan then outstanding shall be immediately forgiven. If Mr. Kumar's employment with ISP is otherwise terminated for any reason whatsoever, the entire principal balance outstanding, together with all interest accrued thereon, will be immediately due and payable at ISP's election.



     In January 2002, ISP granted Mr. Kumar 250,000 shares of restricted ISP common stock. These shares vest annually in twenty percent (20%) increments commencing January 2, 2003 until full vesting on January 2, 2007. Mr. Kumar has the right to receive dividends on such restricted shares if and when dividends are declared and paid on the ISP common stock.

                             CERTAIN RELATIONSHIPS

MANAGEMENT AGREEMENT

     Pursuant to a management agreement, we provide certain general management, administrative, legal, telecommunications, information and facilities services to BMCA and our parent company. Charges for providing these services aggregated $6.8 million in 2001. These charges consist of management fees and other reimbursable expenses attributable to, or incurred for the benefit of, the respective parties, which are based on an estimate of the costs we incur to provide these services. The receivable for these management fees as of December 31, 2001 was $0.5 million. The management agreement also provides that we pay to a subsidiary of G-I Holdings lease payments for the use of one of our sales offices. Effective January 1, 2001, the management agreement was amended to provide for the automatic extension of the agreement for successive quarterly periods unless the agreement is terminated by a party on thirty-days notice, and to adjust the management fees payable thereunder. Effective June 27, 2001 and January 1, 2002, respectively, the management agreement was further amended to adjust the management fees payable thereunder. We and BMCA also allocate a portion of the management fees payable by BMCA under the management agreement to separate lease payments for the use of BMCA's headquarters. Based on the services provided by us in 2001 under the management agreement, the aggregate amount payable to us under the management agreement for 2002, net of the lease payments to the subsidiary of G-I Holdings, is expected to be approximately $6.1 million.

     In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. As a result, as of December 31, 2001, we established a reserve for doubtful receivables from G-I Holdings of $2.7 million, representing $0.6 million of unpaid management fees and $2.1 million of other payments that we made on behalf of G-I Holdings.

     Some of our executive officers perform services for our affiliates, pursuant to the management agreement, and we are indirectly reimbursed for those services by virtue of the management fees and other reimbursable expenses payable under the management agreement. In this regard, Mr. Weinberg and Ms. Yoss received $500,000 and $300,000, respectively, of additional compensation in connection with services performed by them for BMCA in 2001. BMCA reimbursed us for these payments pursuant to the management agreement.

     Although, due to the unique nature of the services provided under the management agreement, comparisons with third party arrangements are difficult, we believe that the terms of the management agreement, taken as a whole, are no less favorable to us than could be obtained from an unaffiliated third party.

TAX SHARING AGREEMENT

     Some of our subsidiaries were a party to tax sharing agreements with members of the consolidated tax group that included G-I Holdings, which we refer to as the "G-I Holdings Group," in certain prior years and, accordingly, would be severally liable for any tax liability of the G-I Holdings Group in respect of those prior years. Until January 1, 1997, we and those subsidiaries were members of the G-I Holdings Group. Therefore, those tax sharing agreements are no longer applicable with respect to our tax liabilities for periods subsequent to January 1, 1997. We remain obligated, however, with respect to tax liabilities imposed or that may be imposed for periods prior to such date. Among other things, those tax sharing agreements provide for the sharing of the G-I Holdings Group's consolidated tax liability based on each member's share of the tax as if that member filed on a separate basis. Accordingly, a payment of tax would be made to G-I Holdings equal to our allocable share of the G-I Holdings Group's consolidated tax liability.

NEW TAX SHARING AGREEMENTS

     In connection with the Restructuring, we entered into a tax sharing agreement with ISP Chemco with respect to the payment of federal income taxes and related matters. The tax sharing agreement is substantially similar to the tax sharing agreement described above. During the term of the tax sharing agreement, which will extend for as long as we or any of our domestic subsidiaries, as the case may be, are included in a consolidated federal income tax return filed by ISP or a successor entity, ISP Chemco is obligated to pay to us an amount equal to the amount of federal income taxes ISP Chemco would have incurred if, subject to specific exceptions, ISP Chemco (on behalf of itself and its domestic subsidiaries) filed its own consolidated federal income tax return. These exceptions include, among others, that ISP Chemco may utilize specific favorable tax attributes, i.e., losses, deductions and credits (except for a specific amount of foreign tax credits and, in general, net operating losses), only at the time those attributes reduce the federal income tax liability of ISP and its consolidated subsidiaries. We refer to this consolidated group as the "ISP Group." In addition, ISP Chemco may carry back or carry forward its favorable tax attributes only after taking into account current tax attributes of the ISP Group. In general, subject to the foregoing limitations, unused tax attributes carry forward for use in reducing amounts payable by ISP Chemco to us in future years. Subject to specific exceptions, actual payment for those attributes will be made by International Specialty Holdings to ISP Chemco only when ISP receives an actual refund of taxes from the Internal Revenue Service or, under specific circumstances, the earlier of the dates of the filing of our federal income tax returns for our taxable years following the last taxable year in which we were a member of the ISP Group. Foreign tax credits not utilized by ISP Chemco in computing its tax sharing payments will be refunded by us to ISP Chemco, if those credits expire unutilized, upon the termination of the statute of limitations for the year of expiration.

     The tax sharing agreement between us and ISP Chemco provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the tax sharing agreement, we make all decisions with respect to all matters relating to ISP Chemco's obligations with respect to federal and state taxes. The provisions of the tax sharing agreement take into account both the federal income taxes ISP Chemco would have incurred if ISP Chemco filed its own separate federal income tax return and the fact that ISP Chemco is a member of the ISP Group for federal income tax purposes.

     In connection with the Financing Transactions, we entered into a tax sharing agreement with ISP which is substantially the same as that with ISP Chemco.

SALES TO AFFILIATES

     BMCA and its subsidiaries purchase all of their colored roofing granules requirements from us under a requirements contract, except for the requirements of some of their roofing plants which are supplied by a third party. Effective January 1, 2002, this contract was extended by the parties to expire on December 31, 2002. In 2001, BMCA and its subsidiaries purchased a total of $63.4 million of mineral products from us, representing 8.1% of our total net sales and 78.6% of our net sales of mineral products. Sales by us to BMCA and its subsidiaries totaled $57.3 and $59.3 million for 1999 and 2000, respectively. The receivable from BMCA and its subsidiaries for sales of mineral products as of December 31, 2000 and 2001 was $7.7 and $8.8 million, respectively. Our supply arrangements with BMCA and its subsidiaries are at prices and on terms which we believe are no less favorable to us than could be obtained from an unaffiliated third party.

CERTAIN OTHER MATTERS

     In February 2001, we made a loan to Mr. Weinberg in the principal amount of $36,450 to enable him to satisfy some withholding tax obligations in connection with his award of 13,055 shares of unrestricted common stock of ISP. The loan bears interest at the lowest applicable federal rate, as it may be adjusted from time to time, and is due and payable in full, together with accrued interest thereon, on demand and, in any event, not later than April 15, 2002. This loan was repaid on April 15, 2002.

     In January 2001, July 2001 and January 2002, we made loans to Ms. Yoss in the principal amounts of $44,282, $78,855, and $71,349, respectively, to enable her to satisfy some withholding tax obligations in connection with her award of 150,000 shares of restricted common stock of ISP, 18,750 shares of which vested on each of January 1, 2001, July 1, 2001 and January 1, 2002. The remainder of those shares vest in 12.5% increments every six months thereafter until full vesting on January 1, 2004, subject to specified terms and conditions. Each loan bears interest at the lowest applicable federal rate, as it may be adjusted from time to time. Each loan is due and payable in full, together with accrued interest thereon, on demand and, in any event, not later than April 15, 2003.

     We invest primarily in international and domestic securities of companies involved in acquisition or reorganization transactions. We generally make these investments at the same time and price that certain investment partnerships controlled by Mr. Heyman and his family are making similar investments. Management of this investment activity is provided by personnel of the Heyman investment partnerships, including Mr. Heyman, assisted by certain of our personnel, at no cost or charge to either party.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



     All of the outstanding common stock of International Specialty Holdings Inc. is owned of record by ISP. As of May 10, 2002, Mr. Samuel J. Heyman may be deemed to beneficially own (as defined in Rule 13d-3 of the Exchange Act) approximately 81.1% of the outstanding common stock of ISP. Accordingly, the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of the shares of International Specialty Holdings Inc. owned by ISP may be attributed to Mr. Heyman.



     As of May 10, 2002, the outstanding common stock of ISP was beneficially owned by International Specialty Holdings' directors, the executive officers named in the Summary Compensation Table and directors and executive officers of International Specialty Holdings as a group as follows:



NAME OF                                                        NUMBER OF SHARES
BENEFICIAL OWNER(1)                                           BENEFICIALLY OWNED   PERCENT OF CLASS
-------------------                                           ------------------   ----------------
Samuel J. Heyman............................................   52,567,240(1)(2)         81.1%(1)(2)
Sunil Kumar.................................................      718,048(2)(3)          1.1%(2)(3)
Richard A. Weinberg.........................................         421,575(2)                   *
Susan B. Yoss...............................................         216,442(2)                   *
Roger J. Cope...............................................         129,974(2)                   *
Lawrence Grenner............................................          11,000(2)                   *
Neal E. Murphy..............................................                  0                   *
All directors and executive officers of International
  Specialty Holdings as a group (7 persons).................      54,064,279(2)               83.4%


---------------


*   Less than 1%.



(1) The business address of Mr. Heyman is 1361 Alps Road, Wayne, New Jersey 07470. Mr. Heyman may be deemed to beneficially own (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), and has sole voting and investment power in respect of, 52,328,040 of these shares through a general partnership, a limited partnership and a limited liability company. Mr. Heyman disclaims a pecuniary interest in these shares in excess of his partnership interests in such entities.



(2) Includes with respect to Mr. Heyman, 239,200 shares; Mr. Kumar, 100,000 shares; Mr. Weinberg, 342,516 shares; Ms. Yoss, 56,442 shares; Mr. Cope, 66,554 shares; and Mr. Grenner, 11,000 shares; and all directors and executive officers as a group 815,712 shares subject to options granted under ISP's 1991 Incentive Plan which are currently exercisable or will become exercisable within the next 60 days. ISP's 1991 Incentive Plan expired in accordance with its terms in June 2000.



(3) Includes with respect to Mr. Kumar, a grant of 250,000 shares of restricted ISP common stock effective January 14, 2002, 23,449 shares held in ISP's 401(k) plan as of December 31, 2001, 11,000 shares held by Mr. Kumar's spouse, 5,000 shares held by Mr. Kumar's daughter and 100,000 shares in the aggregate gifted by Mr. Kumar to his children, as to which Mr. Kumar disclaims beneficial ownership.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR CREDIT FACILITIES

     The Senior Credit Facilities were provided by a syndicate of banks and other financial institutions, with J.P. Morgan Securities Inc. as the exclusive advisor, lead arranger and book runner, The Chase Manhattan Bank as the administrative agent and collateral agent and Bear Stearns Corporate Lending Inc. and UBS Warburg LLC as co-syndication agents. ISP Chemco Inc., ISP Chemicals Inc., ISP Minerals Inc. and ISP Technologies Inc. are co-borrowers under the Senior Credit Facilities, which is comprised of a term loan facility and a revolving credit facility. The term loan facility is comprised of a term loan denominated in eurodollars or U.S. dollars in an amount equal to the U.S. dollar equivalent of $225.0 million, which terminates on June 27, 2008. The revolving credit facility provides for loans of up to an amount equal to the U.S. dollar equivalent of $225.0 million, available in eurodollars or U.S. dollars, and will include a borrowing capacity not in excess of $50.0 million for letters of credit and a borrowing capacity not in excess of $5.0 million for borrowings on same-day notice. The revolving credit facility terminates on June 27, 2006 and amounts borrowed under the revolving credit facility are due on that date. As of March 31, 2002, $310.7 million was outstanding under the Senior Credit Facilities.

  INTEREST RATE; FEES

     All borrowings under the Senior Credit Facilities will bear interest at a rate per annum equal to either: (a) the "eurodollar rate" (which is based on a formula relating to the rate for eurodollar deposits for a given interest period as quoted on the Telerate Service) plus (A) in the case of the term loan, a margin that ranges from 2.50% to 3.25% depending on the ratio of our total consolidated debt to EBITDA (as defined in the Senior Credit Facilities) and (B) in the case of the revolving credit facility, a margin that ranges from 1.75% to 2.75% depending on the ratio of our total consolidated debt to EBITDA (as defined in the Senior Credit Facilities) or (b) the "alternate base rate" (generally, the higher of (x) the rate of interest publicly announced by Chase as its prime rate in effect as its principal office in New York City (the "Prime Rate") and (y) the federal funds effective rate from time to time plus 0.50%) plus (A) in the case of the term loan facility, a margin that ranges from 1.50% to 2.25% depending on the ratio of our total consolidated debt to EBITDA and (B) in the case of the revolving credit facility, a margin that ranges from 0.75% to 1.75% depending on the ratio of our total consolidated debt to EBITDA.

     A commitment fee calculated at the rate of 0.50% per annum (or if the ratio of our total consolidated debt to EBITDA is less than 2.5 to 1, then 0.375%) will be payable on any amounts not borrowed under the revolving credit facility, payable quarterly in arrears. For purposes of calculating the commitment fee, same-day borrowings shall not be deemed a utilization of the revolving credit facility.

     A commission will be payable on outstanding letters of credit at a rate per annum equal to the eurodollar rate applicable margin for loans under the revolving credit facility on the face amount of each letter of credit and shall be payable quarterly in arrears. In addition, a fronting fee equal to 0.25% per annum on the face amount of each letter of credit shall be payable quarterly in arrears to the applicable bank that issued each letter of credit for its own account.

     The Senior Credit Facilities also provide for other fees to be paid to the lenders, the administrative agent and the collateral agent.

  REPAYMENT; PREPAYMENTS

     The term loan facility will be repaid in (A) twenty consecutive quarterly installments of $562,500 (0.25% of the original aggregate principal amount of the term loans), beginning on the quarterly payment date first occurring after the initial funding date and (B) four consecutive semi-annual payments of $53,437,500 (23.75% of the original aggregate principal amount of the term loans), beginning on the second quarterly payment date after the last payment is due under clause (A) above and ending on the seventh anniversary of the initial funding date.

     In addition, under the Senior Credit Facilities, the co-borrowers are required to make mandatory prepayments and commitment reductions (A) with the proceeds of the disposition of all or substantially all of the specialty chemicals business (other than granules or materials businesses) of the Chemco Group (as defined in the Senior Credit Facilities to include the co-borrowers, the guarantors and other subsidiaries) and (B) with the adjusted net cash proceeds of specific dispositions in excess of $15 million per fiscal year, subject to the borrowers' ability to reinvest those net cash proceeds in accordance with the terms and conditions of the Senior Credit Facilities.

  GUARANTEES; SECURITY

     The obligations under the Senior Credit Facilities are guaranteed by all of ISP Chemco's direct and indirect domestic subsidiaries and (to the extent consistent with tax efficiency) foreign subsidiaries, other than unrestricted subsidiaries (as defined in the Senior Credit Facilities) and International Specialty Products Funding Corporation.

     All of the obligations in respect of the Senior Credit Facilities, including hedge agreements, foreign exchange contracts and cash management agreements involving any of the lenders and any of the obligors thereunder (which does not include International Specialty Holdings Inc. and ISP Investco), are secured by a first-priority, perfected security interest in all of the real and personal property of the obligors, except (A) to the extent that the administrative agent determines that the costs of obtaining such a security interest are excessive in relation to the value of the security afforded thereby, (B) to the extent that any intellectual property of an obligor is subject to a negative pledge provision of which the applicable obligor is unable to effect a waiver, (C) the Linden, New Jersey and Belleville, New Jersey real properties, (D) accounts receivable of the obligors, (E) 34% of the capital stock held by an obligor directly in foreign subsidiaries that are not obligors and (F) the capital stock held indirectly by an obligor in a foreign subsidiary that is not an obligor.

  CERTAIN COVENANTS

     The Senior Credit Facilities require compliance by ISP Chemco and its subsidiaries with the following financial covenants:

          Interest Coverage Ratio. ISP Chemco and its subsidiaries will not, on any date of determination, permit the ratio of:

        - EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to the date of determination to interest expense during that period, to be less than the applicable ratio specified below opposite the period below in which the date of determination occurs:

PERIOD                                                  APPLICABLE RATIO
------                                                  ----------------
June 27, 2001 through the penultimate day of the
  fourth fiscal quarter of 2003, inclusive............     2.00 to 1
From the last day of the fourth fiscal quarter of 2003
  through the penultimate day of the fourth fiscal
  quarter of 2004, inclusive..........................     2.25 to 1
From the last day of the fourth fiscal quarter of 2004
  through the penultimate day of the second fiscal
  quarter of 2006, inclusive..........................     2.50 to 1
From the last day of the second fiscal quarter of 2006
  and thereafter......................................     2.75 to 1

          Total Debt Leverage Maintenance Ratio. ISP Chemco and its subsidiaries will not, on any date of determination, permit the total debt leverage maintenance ratio to be greater than the applicable ratio specified below opposite the period in which the date of determination occurs:

PERIOD                                                   APPLICABLE RATIO
------                                                   ----------------
June 27, 2001 through the penultimate day of the fourth
  fiscal quarter of 2003, inclusive....................     4.75 to 1
From the last day of the fourth fiscal quarter of 2003
  through the penultimate day of the fourth fiscal
  quarter of 2004, inclusive...........................     4.50 to 1
From the last day of the fourth fiscal quarter of 2004
  through the penultimate day of the second fiscal
  quarter of 2005, inclusive...........................     4.25 to 1
From the last day of the fourth fiscal quarter of 2005
  through the penultimate day of the second fiscal
  quarter of 2006, inclusive...........................     4.00 to 1
From the last day of the second fiscal quarter of 2006
  and thereafter.......................................     3.75 to 1

     The "total debt leverage maintenance ratio" is the ratio of total consolidated indebtedness as of the date of determination to EBITDA for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, the date of determination.

          Senior Debt Leverage Maintenance Ratio. ISP Chemco and its subsidiaries will not, on any date of determination, permit the ratio of:

        - Total consolidated senior indebtedness as of the date of determination to EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to the date of determination, to be greater than the applicable ratio specified below opposite the period below in which the date of determination occurs:

PERIOD                                                  APPLICABLE RATIO
------                                                  ----------------
June 27, 2001 through the penultimate day of the
  fourth fiscal quarter of 2001, inclusive............     3.25 to 1
From the last day of the fourth fiscal quarter of 2001
  through the penultimate day of the second fiscal
  quarter of 2006, inclusive..........................     3.00 to 1
From the last day of the second fiscal quarter of 2006
  and thereafter......................................     2.75 to 1

          Minimum Adjusted Net Worth. ISP Chemco and its subsidiaries will not, on any date of determination, permit its adjusted net worth to equal less than the sum of (A) $475,000,000, plus (B) 50% of consolidated net income of each fiscal quarter of the ISP Chemco consolidated group for the period beginning on April 1, 2001 through and including the last day of the fiscal quarter ending on, or most recently ended prior to, such date (but only to the extent that the consolidated net income for that period is a positive number), minus the aggregate amount of dividends and other payments in respect of its capital made from proceeds of qualified senior subordinated debt pursuant to the Senior Credit Facilities.

     The Senior Credit Facilities contain a number of other covenants including, among others, covenants limiting ISP Chemco's ability and that of some of its subsidiaries to incur debt and make guarantees, issue dividends or make other payments in respect of capital stock, make restricted payments, incur liens, change lines of business, engage in transactions with affiliates, sell assets and engage in sale leaseback transactions.

  EVENTS OF DEFAULT

     The Senior Credit Facilities contain events of default including, without limitation (subject to customary cure periods and materiality thresholds):

     - failure to make payments when due;

     - material inaccuracy of representations and warranties;

     - breach of covenants;

     - cross-defaults and cross-accelerations;

     - events of insolvency, bankruptcy or similar events;

     - ERISA events;

     - environmental matters;

     - material judgments or injunctions;

     - actual or asserted invalidity of any guarantee, security document, security interest, or subordination agreement;

     - breach of subordination provisions of subordinated indebtedness;

     - cessation or suspension of material operations; and

     - a change in control.

OTHER INDEBTEDNESS

  2011 NOTES

     In 2001, ISP Chemco and three of its wholly owned, domestic subsidiaries jointly issued in three private placements $405.0 million aggregate principal amount of 2011 Notes. The 2011 Notes are their senior subordinated obligations and are unsecured. The 2011 Notes are guaranteed by all of the co-issuers' domestic subsidiaries other than certain immaterial subsidiaries and an accounts receivable financing subsidiary. Holders of the 2011 Notes have the right to require the co-issuers to purchase the notes in the event of a change of control, at a price of 101% of their principal amount, and the co-issuers have the right to redeem the notes on or after July 1, 2006 at their principal amount plus the applicable premium set forth in the indenture governing the 2011 Notes, together with any accrued and unpaid interest. Covenants contained in the indenture governing the 2011 Notes apply to ISP Chemco and the other three co-issuers and to their subsidiaries. For instance, the incurrence of additional debt and the issuance of preferred stock by the co-issuers and some of their subsidiaries would be restricted unless, subject to specific exceptions, the fixed charge coverage ratio for ISP Chemco's most recently ended four fiscal quarters for which internal financial statements are available would have been at least 2.0 to 1, determined on a pro forma basis. The fixed charge coverage ratio is, for any period, the ratio of ISP Chemco's consolidated cash flow for such period to its consolidated fixed charges. Fixed charges consist of interest expense, the interest component of capitalized leases, fees incurred under letters of credit, payments received under hedging obligations and cash dividends on any outstanding preferred stock. The indenture, among other things, also restricts the co-issuers' ability to sell substantially all of their assets or merge or consolidate with or into other companies, pay dividends or make other distributions, and make other restricted payments and investments. As of March 31, 2002, there were $405.0 million in aggregate principal amount of the 2011 Notes outstanding.

                      DESCRIPTION OF THE REGISTERED NOTES

     You can find the definitions of some of the terms used in this description below under the subheading "-- Certain Definitions." In this description, "we," "us" and "our" refer to International Specialty Holdings Inc., and not to any of its subsidiaries.

     We will issue the registered notes under an indenture with Wilmington Trust Company, as trustee, under which we issued the old notes. We refer to the old notes and the registered notes collectively as the "notes." The old notes and the registered notes constitute the same series of notes under the indenture governing the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under "-- Additional Information." Some of the defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - are secured by a first priority lien on all of the outstanding capital stock of ISP Chemco Inc., which is one of our wholly owned subsidiaries;

     - are equal in right of payment with all of our future senior debt; and

     - are senior in right of payment to any of our future senior subordinated debt.

     The notes are effectively subordinated, however, to all indebtedness and other liabilities, including trade payables, of our subsidiaries. See "Risk Factors -- Risks Related to the Notes -- Although we refer to the notes we are offering as "senior notes," they are effectively subordinated to any liabilities of our subsidiaries."

     ISP Investco LLC and its subsidiaries, ISP Chemco's accounts receivable subsidiary and certain immaterial subsidiaries have been designated under the indenture as "Unrestricted Subsidiaries." All of our other direct and indirect subsidiaries, including ISP Chemco Inc., are "Restricted Subsidiaries" under the indenture. Under the circumstances described below under the subheading
"-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate our other subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries are only subject to the covenants in the indenture concerning payment of taxes and maintenance of corporate existence.

PRINCIPAL, MATURITY AND INTEREST

     We may issue additional notes under the indenture from time to time after this offering, subject to the covenant described below under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." Any additional notes would be secured by the collateral on a pro rata basis with the other holders of the notes. See "Risk Factors -- Risk Factors Related to the Notes -- Additional issuances of notes could dilute your collateral." The old notes and the registered notes, as well as any additional notes subsequently issued under the indenture, will be treated as a single series for all purposes under the indenture, including, without limitation, redemptions of notes, offers to purchase notes, and the percentage of notes required to consent to waivers of provisions of, and amendments to, the indenture, except with respect to interest accrual and registration rights. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2009.

     Interest on the notes accrues at the rate of 10 5/8% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2002. We will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

     Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECURITY

     The old notes are, and the registered notes will be, secured by a pledge of all of the outstanding capital stock of our wholly owned subsidiary, ISP Chemco Inc. The collateral has been pledged to the trustee for the benefit of the holders of the notes pursuant to the Pledge Agreement.

     If the notes become due and payable prior to their maturity for any reason, other than an optional redemption by us, or are not paid in full at their maturity and after any applicable grace period has expired, the trustee will have the exclusive right to foreclose upon and exercise remedies in respect of the collateral. The trustee will act in accordance with instructions from the holders of a majority in principal amount of the notes or, in the absence of these instructions, in any manner as the trustee deems appropriate in its sole and absolute discretion.

     There can be no assurance that the proceeds from the sale of the collateral would be sufficient to satisfy payments due on the notes. In the case of a default, there may not be sufficient available collateral to satisfy the obligations under the notes. If the proceeds are not sufficient to repay all amounts due on the notes, then you (to the extent not repaid from those proceeds) will only have an unsecured claim against our remaining assets.

     If an Event of Default occurs under the indenture and a declaration of acceleration of the notes occurs as a result, the trustee, on behalf of the holders of the notes, in addition to any rights or remedies available to it under the indenture, may take any action as it deems advisable to protect and enforce its rights in the collateral, including the institution of foreclosure proceedings. The proceeds received by the trustee from any foreclosure will be applied by the trustee first to pay the expenses of the foreclosure and fees and other amounts then payable to the trustee under the indenture, and thereafter to pay the principal, interest and liquidated damages, if any, on the notes.

     We will not grant to any person (other than the trustee on behalf of the holders of the notes and any additional notes issued under the indenture) any interest whatsoever in the collateral (other than as permitted by the Pledge Agreement).

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given us wire transfer instructions, we will pay all principal of and interest and liquidated damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar. We also have the right to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes. We or any of our subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We will not be required to transfer or exchange any note selected for redemption. We also will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

MANDATORY REDEMPTION

     We will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

OPTIONAL REDEMPTION

     At any time prior to December 15, 2004, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 110.625% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings. We are only permitted to complete any such redemption if:

     (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding immediately after the redemption (excluding notes held by us and our Affiliates); and

     (2) notice of the redemption is given within 30 days of the date of the closing of the Equity Offering.

     The notes are not otherwise redeemable at our option prior to December 15, 2005.

     After December 15, 2005, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   105.313%
2006........................................................   103.542%
2007........................................................   101.771%
2008 and thereafter.........................................   100.000%

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, we will be obligated to make an offer to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes (other than notes previously called for redemption) pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice. That date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed and the offer will be made pursuant to the procedures required by the indenture and described in the notice. We also will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. If the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to

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have breached our obligations under the Change of Control provisions of the indenture by virtue of the conflict.

     On the Change of Control Payment Date, we will, to the extent lawful:

     (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for these notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another person or group may be uncertain.

  ASSET SALES

     We will not, and will not permit any of our Restricted Subsidiaries to, complete an Asset Sale unless:

     (1) we receive, or the Restricted Subsidiaries receives, as the case may be, consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) the fair market value is determined by our Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

     (3) at least 75% of the consideration received in the Asset Sale by us or that Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

          (a) any of our liabilities or the Restricted Subsidiary's, as shown on our or the Restricted Subsidiary's most recent balance sheet (other than contingent liabilities and liabilities that
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          are by their terms subordinated to the notes) that are assumed by the transferee of any of those assets;

          (b) any securities, notes or other obligations received by us or the Restricted Subsidiary from the transferee that are contemporaneously, subject to ordinary settlement periods, converted or convertible by us or the Restricted Subsidiary into cash, to the extent of the cash received or that would be received in that conversion; and

          (c) long-term assets that are used or useful in a Permitted Business.

     Within 18 months after the receipt of any Net Proceeds from an Asset Sale, we or the Restricted Subsidiary may apply those Net Proceeds, at our option:

     (1) to repay outstanding Indebtedness of ours or any of our Restricted Subsidiaries and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, however, that if and to the extent that one of our Restricted Subsidiaries makes an offer to purchase or otherwise redeem outstanding Indebtedness pursuant to an agreement governing that Indebtedness that requires that such offer be made with those Net Proceeds, then that Restricted Subsidiary will be deemed for purposes of this provision to have purchased or otherwise redeemed the outstanding Indebtedness, whether or not the offer is accepted by the holders of that Indebtedness;

     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

     (3) to make a capital expenditure in a Permitted Business; or

     (4) to acquire other long-term assets that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute "Asset Sale Proceeds." When the aggregate amount of Asset Sale Proceeds exceeds the Threshold Amount, we will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and the other pari passu Indebtedness that may be purchased out of the excess of the Asset Sale Proceeds over the Threshold Amount (that excess being referred to herein as the "Excess Proceeds"). We will not be obligated to make an Asset Sale Offer until the aggregate amount of Excess Proceeds exceeds $5.0 million. In addition, Net Proceeds received by a Restricted Subsidiary that is subject to a contractual restriction on its ability to dividend those Net Proceeds to us shall not constitute Excess Proceeds for so long as the restriction would either prohibit the dividend or reduce the amount of other dividends payable to us. The offer price in any Asset Sale Offer will be payable in cash and will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. If any Excess Proceeds remain after we complete an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the aggregate amount of Asset Sale Proceeds will be reduced by the amount of Excess Proceeds relating to the Asset Sale Offer.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. If the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of that conflict.
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     In the event of any sale, lease, conveyance or other disposition of any collateral, the lien of the holders in the portion of the collateral will be released if (a) the holders are granted a first priority, perfected lien in the cash and other proceeds of that sale, lease, conveyance or other disposition, and (b) the cash proceeds of the sale, lease, conveyance or other disposition are applied in accordance with this covenant and, to the extent that we choose to apply these proceeds in accordance with clauses (2), (3) or (4) of the second paragraph of this covenant, the holders are granted a first priority, perfected lien pursuant to the Pledge Agreement in the assets so acquired or improved.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by any method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Redemption notices may be mailed more than 60 days prior to a redemption date, however, if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

  CHANGES IN COVENANTS WHEN NOTES RATED INVESTMENT GRADE

     Following the first date upon which, but only for so long as:

     (1) the notes are rated Baa3 or better by Moody's Investors Services, Inc. and BBB- or better by Standard & Poor's Ratings Services (or, in either case, if that person ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by us as a replacement agency);

     (2) neither Moody's Investors Services, Inc. or Standard & Poor's Ratings Services has attached any "negative outlook" to the rating of the notes; and

     (3) no Default or Event of Default has occurred and is continuing,

the covenants listed under "-- Repurchase at the Option of Holders -- Asset Sales," "-- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock," "-- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "-- Designation of Restricted and Unrestricted Subsidiaries," "-- Transactions with Affiliates" and "-- Business Activities" will no longer be applicable to the notes. In addition, all Unrestricted Subsidiaries will become Restricted Subsidiaries and any then-existing Indebtedness of Unrestricted Subsidiaries will constitute Existing Indebtedness.

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  RESTRICTED PAYMENTS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of any of our Equity Interests or any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) or to the direct or indirect holders of any of our Equity Interests or any of our Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in our Equity Interests (other than Disqualified Stock) or dividends or distributions payable to us or one of our Restricted Subsidiaries);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any of our Equity Interests or any Equity Interests of our direct or indirect parent;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

     (4) make any Restricted Investment.

     The payments and other actions set forth in (1) through (4) above are collectively referred to as "Restricted Payments." We and our Restricted Subsidiaries, however, may make Restricted Payments if at the time of and after giving effect to that Restricted Payment:

          (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

          (b) we would, at the time of the Restricted Payment and after giving pro forma effect to that Restricted Payment as if it had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (c) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after December 13, 2001 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (i) 50% of our Consolidated Net Income for the period (taken as one accounting period) beginning January 1, 2002 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if the Consolidated Net Income for that period is a deficit, less 100% of the deficit), plus

             (ii) 100% of the aggregate proceeds received by us since December
                  13, 2001 as a contribution to common equity capital or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of our convertible or exchangeable Disqualified Stock or our convertible or exchangeable debt securities that have, in either case, been converted into or exchanged for the Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to one of our Subsidiaries), plus

             (iii) to the extent that any Restricted Investment that was made after December 13, 2001 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to that Restricted Investment (less the cost of disposition, if any); plus

             (iv) $50.0 million.

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     In addition, if no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any of our subordinated Indebtedness or of any of our Equity Interests, or any dividend or other distribution in respect thereof, in exchange for Equity Interests (other than Disqualified Stock) of, or in an amount equal to the net cash proceeds of a sale (other than to one of our Restricted Subsidiaries) of our Equity Interests (other than Disqualified Stock) or a capital contribution to the equity of International Specialty Holdings in the prior 30-day period. The amount of any of those net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(ii) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition or retirement of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend by any of our Restricted Subsidiaries to the holders of its Equity Interests on a pro rata basis;

     (5) the repurchase, redemption or other acquisition or retirement for value of any of our Equity Interests or any Equity Interests of any of our Restricted Subsidiaries or any direct or indirect parent company of ours held by any member of our management pursuant to any management equity subscription agreement, stock option agreement or similar agreement. The aggregate price paid for all repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period;

     (6) any Restricted Payment for the purpose of defeasing, redeeming, repurchasing or otherwise acquiring or retiring the 2003 Notes and any Restricted Payment as contemplated to be made to ISP with the proceeds of the issuance of the notes; and

     (7) payments required by the Tax Sharing Agreements as in effect on December 13, 2001, and amendments to that agreement that do not adversely affect in any material respect us, our Restricted Subsidiaries or the Holders.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect to the value of those assets or securities will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt). We also will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock.

     We and our Restricted Subsidiaries, however, can incur Indebtedness and our Restricted Subsidiaries can issue shares of preferred stock if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the preferred stock is issued would have been at least 1.75
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to 1. That calculation would assume that the additional Indebtedness had been incurred or the preferred stock had been issued, as the case may be, at the beginning of the four-quarter period. It would also assume the application of the net proceeds in the prospective transaction.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following Indebtedness (collectively, "Permitted Debt"):

      (1) the incurrence of Indebtedness (a) under the Credit Agreement (with letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder) or (b) pursuant to a Qualified Securitization Program. The aggregate amount of all Indebtedness incurred pursuant to this clause (1), however, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (1), must not exceed at any one time outstanding an amount equal to $550.0 million, less the aggregate amount applied by us and our Restricted Subsidiaries to repay Indebtedness under the Credit Agreement or a Qualified Securitization Program pursuant to the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

      (2) the incurrence of Existing Indebtedness;

      (3) the incurrence of Indebtedness represented by the notes;

      (4) the incurrence of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of our Restricted Subsidiaries. The aggregate amount at any one time outstanding, however, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), must not exceed the greater of (a) $35.0 million and (b) 10.0% of our Net Tangible Assets as of the date on which any of that Indebtedness is incurred;

      (5) the incurrence of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (11), (12) or (14) of this paragraph;

      (6) the incurrence of Indebtedness among us and any of our Restricted Subsidiaries, or among any of our Restricted Subsidiaries; provided, however, that:

           (a) if we are an obligor with respect to that Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, and

           (b) any subsequent issuance or transfer of Equity Interests that results in any of that Indebtedness being held by a person other than us or one of our Restricted Subsidiaries, and any sale or other transfer of any of that Indebtedness to a person that is not either us or one of our Restricted Subsidiaries, will, in each case, be deemed to constitute an incurrence of the Indebtedness by us or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

      (7) the incurrence of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

      (8) the guarantee by us or any of our Restricted Subsidiaries of Indebtedness that was permitted to be incurred by another provision of this covenant;

      (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and

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          the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

     (10) the incurrence by our Foreign Subsidiaries of Indebtedness in an aggregate amount at any time outstanding not to exceed $35.0 million;

     (11) the incurrence by persons that become Restricted Subsidiaries of Acquired Debt in an aggregate principal amount at the date of incurrence not to exceed $50.0 million. That Acquired Debt must not have been incurred in connection with, or in contemplation of, that person merging with or into us or any of our other Restricted Subsidiaries. In addition, liability for the Acquired Debt must not extend to us or any of our other Restricted Subsidiaries, or any of their assets;

     (12) our incurrence and the incurrence of Indebtedness in respect of industrial revenue bonds or other similar tax advantageous financings in an aggregate amount at any one time outstanding not to exceed $50.0 million. No more than $25.0 million of that Indebtedness shall relate to assets or properties owned by us or any of our Restricted Subsidiaries on December 13, 2001;

     (13) the incurrence of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring the business, asset or Subsidiary. The maximum amount of all of that Indebtedness shall at no time exceed the gross proceeds actually received by us or one of our Restricted Subsidiaries in connection with the disposition;

     (14) the incurrence of Indebtedness permitted to be incurred by our Subsidiaries in the indenture governing the 2011 Notes as that agreement is in effect on December 13, 2001 at a time when the fixed charge coverage ratio specified therein had been met or exceeded; and

     (15) the incurrence of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $50.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify the item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

  LIENS

     We will not, directly or indirectly, create, incur, assume or suffer to exist any lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless the notes are secured by a lien on these assets on an equal and ratable basis.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

      (2) make loans or advances to us or any of our Restricted Subsidiaries; or

      (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

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     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

      (1) agreements governing Existing Indebtedness and the Credit Agreement, in each case as in effect on December 13, 2001 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements. Those amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in those agreements on December 13, 2001;

      (2) the indenture, the notes and the exchange notes;

      (3) applicable law;

      (4) any instrument governing Indebtedness or Capital Stock of a person acquired by us or any of our Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the Indebtedness or Capital Stock was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any other person, or the properties or assets of any other person. In the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

      (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

      (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

      (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

      (8) Permitted Refinancing Indebtedness. The restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

      (9) Liens otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit our right and the right of our Restricted Subsidiaries to dispose of the assets subject to the liens;

     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (12) any agreement governing Indebtedness of Foreign Subsidiaries permitted under "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (13) any agreement governing Indebtedness incurred after December 13, 2001 permitted under "-- Incurrence of Indebtedness and Issuance of Preferred Stock." The restrictions contained therein are, in the good faith judgment of the Board of Directors, not materially less favorable, taken as a whole, to the holders than those contained in agreements governing Existing Indebtedness.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     We may not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not we are the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or

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substantially all of the properties or assets of us and our Subsidiaries, taken as a whole, in one or more related transactions, to another person; unless:

     (1) either: (a) we are the surviving corporation; or (b) the person formed by or surviving any consolidation or merger (if other than us) or to which the sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) the person formed by or surviving any consolidation or merger (if other than us) or the person to which the sale, assignment, transfer, conveyance or other disposition has been made (if other than us) assumes all our obligations under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

     (3) immediately after the transaction no Default or Event of Default exists; and

     (4) we or the person formed by or surviving any consolidation or merger (if other than us), or to which the sale, assignment, transfer, conveyance or other disposition has been made:

          (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than our Consolidated Net Worth immediately preceding the transaction; and

          (b) will, on the date of the transaction after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and our Restricted Subsidiaries and will not apply to a sale, assignment, transfer, conveyance or other disposition of all or any portion of the assets of Unrestricted Subsidiaries.

  TRANSACTIONS WITH AFFILIATES

     We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or the Restricted Subsidiary with an unrelated person; and

     (2) we deliver to the trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that the Affiliate Transaction complies with this covenant and that the Affiliate Transaction has been approved by a majority of the members of the Board of Directors who have no personal stake in the transaction and who are not Affiliates of any party (other than us and our Restricted Subsidiaries) to the transaction ("disinterested members"). If there are no disinterested members of the Board of Directors, we must deliver to the trustee an opinion as to the fairness to the holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

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          (b) with respect to any Affiliate Transaction or series of related
              Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to the holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be subject to the provisions of the prior paragraph:

     (1) any transaction with our employees or employees of any of our Restricted Subsidiaries, including entering into compensation plans, entered into in the ordinary course of business and consistent with our past practice or the past practice of the Restricted Subsidiary;

     (2) transactions between or among us and our Restricted Subsidiaries;

     (3) transactions with a person that is an Affiliate of ours solely because we own an Equity Interest in, or control, the person;

     (4) payment of reasonable compensation (including stock and option compensation) and expense reimbursements to members of the Board of Directors who are not otherwise Affiliates of ours;

     (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of ours;

     (6) sales of inventory to BMCA and its Subsidiaries in the ordinary course of business;

     (7) transactions pursuant to the Management Agreement as in effect on December 13, 2001, and amendments to that agreement that do not adversely affect in any material respect us, our Restricted Subsidiaries or the holders;

     (8) any sale, conveyance or other transfer of accounts receivable and other related assets customarily transferred in an accounts receivable securitization program in a Qualified Securitization Program; and

     (9) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments."

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value at the time of the designation of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption
"-- Restricted Payments" or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  BUSINESS ACTIVITIES

     We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to us and our Restricted Subsidiaries taken as a whole.

  PAYMENTS FOR CONSENT

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree

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to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

REPORTS

     Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, we will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file the reports.

     The quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the accompanying footnotes, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

     In addition, following the completion of the exchange offer, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make the information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     For so long as we are a subsidiary of ISP, if permitted by applicable law, the foregoing requirements shall be deemed to be satisfied if ISP delivers the reports and other information required thereby.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

      (1) default for 30 days in the payment when due of interest on or liquidated damages with respect to the notes;

      (2) default in payment when due of the principal of or premium, if any, on the notes;

      (3) failure to comply with the provisions described under the captions:

         - "-- Repurchase at the Option of Holders -- Change of Control" or

         - "-- Repurchase at the Option of Holders -- Asset Sales" or

         - "-- Certain Covenants -- Merger, Consolidation or Sale of Assets," unless the provisions are not at the time applicable as set forth under "-- Changes in Covenants When Notes Rated Investment Grade";

      (4) failure to comply with the provisions described under the captions "-- Certain Covenants -- Restricted Payments" or "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," unless the provisions are not at the time applicable as set forth under "-- Changes in Covenants When Notes Rated Investment Grade," and the failure continues for 30 days;
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      (5) failure for 60 days after notice to comply with any of the other agreements in the indenture or the Pledge Agreement (except as provided in (10) below);

      (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether the Indebtedness or guarantee now exists, or is created after December 13, 2001, if that default:

           (a) is caused by a failure to pay principal of or interest or premium, if any, on the Indebtedness (after giving effect to any applicable grace period provided in the Indebtedness on the date of the default) (a "Payment Default"); or

           (b) results in the acceleration of the Indebtedness prior to its express maturity,

            and, in each case, the principal amount of any the Indebtedness, together with the principal amount of any other the Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

      (7) failure by us or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed within 60 days;

      (8) we shall fail to place the net proceeds from the offering into the Escrow Account on December 13, 2001; or ISP shall fail to retire the 2003 Notes by February 11, 2002;

      (9) specific events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries; and

     (10) (i) the repudiation by us of our obligations under the Pledge Agreement or (ii) the validity, priority or perfection of the lien created by the Pledge Agreement fails to be in full force and effect (whether through the unenforceability of the Pledge Agreement or otherwise).

     In the case of an Event of Default arising from specific events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture, the notes or the Pledge Agreement except as provided in the indenture or the Pledge Agreement. Subject to specific limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding the notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or liquidated damages.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or liquidated damages on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 15, 2005, by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding the prohibition on redemption of the notes prior to December 15, 2005, then the

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premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying the Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of ours, as such, will have any liability for any of our obligations of under the notes or the indenture, or for any claim based on, in respect of, or by reason of, the obligations or their creation. Each holder of notes by accepting a note waives and releases all of that liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and liquidated damages, if any, on those notes when those payments are due from the trust referred to below;

     (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to specific covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, specific events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under " -- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that
         (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since December 13, 2001, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon that opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

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     (3) in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

     (4) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit);

     (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

     (6) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over the other creditors of ours with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

     (7) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Pledge Agreement may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes or the Pledge Agreement may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration);

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or liquidated damages, if any, on the notes;

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     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); or

     (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture, the notes or the Pledge Agreement:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes (including the provision of any liens for the benefit of holders as contemplated under "-- Certain
         Covenants -- Liens") or that does not adversely affect the legal rights under the indenture of any of those holders;

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

     (6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

     (1) either:

          (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

          (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and liquidated damages, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

     (3) we have paid or caused to be paid all sums payable by us under the indenture; and

     (4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be. In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of ours, the indenture limits its right to obtain payment of claims in specific cases, or to realize on specific property received in respect of any of these claims as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specific exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to International Specialty Products Inc., 1361 Alps Road, Wayne, New Jersey 07470, Attention:
General Counsel.

CERTAIN DEFINITIONS

     Set forth below are some of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all of these terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified person:

     (1) Indebtedness of any other person existing at the time the other person is merged with or into or became a Subsidiary of the specified person, whether or not the Indebtedness is incurred in connection with, or in contemplation of, the other person merging with or into, or becoming a Subsidiary of, the specified person; and

     (2) Indebtedness secured by a lien encumbering any asset acquired by the specified person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of our assets and the assets of our Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in our Subsidiaries or the sale of Equity Interests in any of our Subsidiaries.

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     Notwithstanding the preceding, the following items will not be deemed to be
Asset Sales:

     (1) a transfer of assets between or among us and our Restricted
         Subsidiaries;

     (2) an issuance of Equity Interests by a Subsidiary to us or to a Restricted Subsidiary of ours;

     (3) the sale of inventory in the ordinary course of business on ordinary business terms;

     (4) the sale or other disposition of cash or Cash Equivalents;

     (5) the sale or other disposition of obsolete equipment;

     (6) the sale of accounts receivable pursuant to a Qualified Securitization Program;

     (7) the sale or other disposition for consideration not to exceed $20.0 million of real property currently owned by us or our Subsidiaries located in Belleville, New Jersey and Linden, New Jersey;

     (8) the sale or other disposition for consideration not to exceed $25.0 million of the capital stock or assets of a Foreign Subsidiary of ours acquired from a fine chemicals research and development company; and

     (9) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
         Covenants -- Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. The present value shall be calculated using a discount rate equal to the rate of interest implicit in the transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13d-3 of the Exchange Act), that "person" will be deemed to have beneficial ownership of all securities that the "person" has the right to acquire by conversion or exercise of other securities, whether that right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

     (1) with respect to a corporation, the board of directors of the corporation;

     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

     (3) with respect to any other Person, the board or committee of the Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

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     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper rated as least P-1 by Moody's Investors Services, Inc. or at least A-1 by Standard & Poor's Ratings Services and in each case maturing within six months after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Samuel J. Heyman or any Related Party;

     (2) the adoption of a plan relating to our liquidation or dissolution;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Samuel J. Heyman and his Related Parties, becomes the Beneficial Owner of more of our Voting Stock, measured by voting power rather than number of shares, than Mr. Heyman and his Related Parties;

     (4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Mr. Heyman and his Related Parties are the Beneficial Owners of less than 25% of our Voting Stock, measured by voting power rather than number of shares, and any "person" (as defined above), other than Mr. Heyman and his Related Parties, Beneficially Owns more than one-half of our Voting Stock, measured by voting power rather than number of shares, owned by Mr. Heyman and his Related Parties;

     (5) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Mr. Heyman and his Related Parties are the Beneficial Owners of less than 10% of our Voting Stock, measured by voting power rather than number of shares; or

     (6) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

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     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of that Person for the period plus:

     (1) provision for taxes based on income or profits of the Person and its Restricted Subsidiaries for that period, to the extent that the provision for taxes was deducted in computing the Consolidated Net Income; plus

     (2) consolidated interest expense of the Person and its Restricted Subsidiaries for the period, whether paid or accrued and whether or not capitalized, including, without limitation,

        - amortization of debt issuance costs and original issue discount,

        - non-cash interest payments,

        - the interest component of any deferred payment obligations,

        - the interest component of all payments associated with Capital Lease Obligations,

        - imputed interest with respect to Attributable Debt,

        - commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and

        - net of the effect of all payments made or received pursuant to Hedging Obligations, to the extent that any of those expenses were deducted in computing the Consolidated Net Income; plus

     (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items (excluding any of those non-cash items to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Person and its Subsidiaries for the period to the extent that the depreciation, amortization and other non-cash items were deducted in computing the Consolidated Net Income; plus

     (4) provision for restructuring, staff reductions and impairment loss for the year ended December 31, 2000 of the Person and its Subsidiaries for the period to the extent that the provision was deducted in computing the Consolidated Net Income; minus

     (5) non-cash items increasing the Consolidated Net Income for the period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of the Person and its Restricted Subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of the Person;

     (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of the acquisition will be excluded; and

     (3) the cumulative effect of a change in accounting principles will be excluded.

     "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

     (1) the consolidated equity of the common stockholders of the Person and its consolidated Subsidiaries as of that date; plus

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     (2) the respective amounts reported on the Person's balance sheet as of the date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless those dividends may be declared and paid only out of net earnings in respect of the year of the declaration and payment, but only to the extent of any cash received by the Person upon issuance of the preferred stock.

     "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

     (1) was a member of the Board of Directors on December 13, 2001; or

     (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election.

     "Credit Agreement" means the Credit Agreement, dated as of June 27, 2001, as amended by Amendment No. 1 to Credit Agreement, dated as of July 24, 2001, by and among ISP Chemco Inc., ISP Chemicals Inc., ISP Technologies Inc. and ISP Minerals Inc., as borrowers, the guarantors signatory thereto and The Chase Manhattan Bank, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase the Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of that Capital Stock provide that we may not repurchase or redeem any Capital Stock pursuant to those provisions unless that repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offerings" means (1) issuances and sales of our Equity Interests (other than Disqualified Stock) and (2) contributions of equity to us.

     "Existing Indebtedness" means Indebtedness of us and our Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on December 13, 2001, until those amounts are repaid.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of the Person and its Restricted Subsidiaries for the period, whether paid or accrued, including, without limitation, to the extent included in consolidated interest expense in accordance with GAAP, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

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     (2) the consolidated interest of the Person and its Restricted Subsidiaries that was capitalized during the period; plus

     (3) any interest expense on Indebtedness of another Person that is guaranteed by the Person or one of its Restricted Subsidiaries or secured by a lien on assets of the Person or one of its Restricted Subsidiaries, whether or not the guarantee or lien is called upon; plus

     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in our Equity Interests (other than Disqualified Stock) or to us or a Restricted Subsidiary of ours, times
         (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of the Person and its Restricted Subsidiaries for the period to the Fixed Charges of the Person for the period.

     If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to that incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or that issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Subsidiary of any ours formed under the laws of any jurisdiction other than the United States or any political subdivision thereof and substantially all of the assets of which are located outside of the United States or that conducts substantially all of its business outside of the United States.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in the other statements

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by any other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of the Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect the Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of that Person, whether or not contingent:

     (1) in respect of borrowed money;

     (2) evidenced by bonds (excluding appeal bonds), notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) in respect of banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) representing the balance deferred and unpaid of the purchase price of any property, except any balance that constitutes an accrued expense or trade payable; or

     (6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a lien on any asset of the specified Person (whether or not the Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all direct or indirect investments by the Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Subsidiaries sells or otherwise disposes of any Equity Interests of any of our direct or indirect Subsidiaries such that, after giving effect to the sale or disposition, the Person is no longer a Subsidiary of ours, we will be deemed to have made an Investment on the date of the sale or disposition equal to the fair market value of the Equity Interests of the Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by us or any of our Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by us or the Subsidiary in the third Person in an amount equal to the fair market value of the Investment held by the acquired Person in the third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

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     "Net Income" means, with respect to any specified Person, the net income
(loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain or loss, together with any related provision for taxes on the gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries;

     (2) any extraordinary gain or loss, together with any related provision for taxes on the extraordinary gain or loss;

     (3) any non-recurring gain or loss, together with any related provision for taxes on the non-recurring gain or loss, relating to the Restructuring; and

     (4) any one-time effect of the adoption of the Proposed Statement of Financial Accounting Standards of the Financial Accounting Standards Board entitled Business Combinations and Intangible
         Assets -- Accounting for Goodwill.

     "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a lien on the asset or assets that were the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP.

     "Net Tangible Assets" means, with respect to any Person as of any date of determination, (a) the amount of property, plant and equipment of the Person and its Restricted Subsidiaries, plus (b) the amount of current assets of the Person and its Restricted Subsidiaries, minus (c) the amount of current liabilities of the Person and its Restricted Subsidiaries, in each case as set forth on the Person's consolidated balance sheet prepared in accordance with GAAP as of the date of determination.

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of ours or any of our Restricted Subsidiaries to declare a default on the other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business in which we and our Restricted Subsidiaries were engaged on December 13, 2001, and any business reasonably related or complementary thereto, including without limitation, our activities as a holding company.

     "Permitted Investments" means:

      (1) any Investment in us or in any of our Restricted Subsidiaries;

      (2) any Investment in Cash Equivalents;

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      (3) any Investment existing on December 13, 2001;

      (4) any Investment by us or any Subsidiary of ours in a Person, if as a result of the Investment:

           (a) the Person becomes a Restricted Subsidiary of ours; or

           (b) the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary of ours;

      (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
          "-- Repurchase at the Option of Holders -- Asset Sales," other than securities, notes or other obligations that are deemed to be cash pursuant to clause (3)(b) of the first paragraph of the covenant unless actually converted into cash;

      (6) any acquisition of assets solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

      (7) any Investments received in compromise of obligations of persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

      (8) Hedging Obligations; and

      (9) other Investments in any Person (other than an Affiliate of ours that is not also a Subsidiary of ours) having an aggregate fair market value (measured on the date each Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since December 13, 2001, not to exceed the greater of (a) $35.0 million and
          (b) 5.0% of our Net Tangible Assets as of the date on which Investment is made.

     For the avoidance of doubt, a loan to a Person that is not a Restricted Subsidiary of ours shall not, except to the extent permitted by clause (9) above, be a Permitted Investment.

     "Permitted Liens" means:

      (1) Liens on our assets created by the indenture and the Pledge Agreement securing the notes and any additional notes issued in accordance with the terms of the indenture;

      (2) Liens in favor of us;

      (3) Liens on property of a Person existing at the time the Person is merged with or into or consolidated with us; provided that the liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us;

      (4) Liens on property existing at the time of acquisition of the property by us; provided that the liens were in existence prior to the contemplation of the acquisition;

      (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (6) Liens to secure Indebtedness permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with the Indebtedness;

      (7) Liens existing on December 13, 2001;

      (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and

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          diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

      (9) Liens on our assets to secure Indebtedness permitted by clause (5) of the second paragraph of the covenant entitled "-- Certain
          Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent (and only to the extent) that the Indebtedness being refinanced thereby was secured by liens on those assets;

     (10) Liens on cash and Cash Equivalents posted as margin pursuant to the requirements of any bona fide hedge agreement relating to interest rates, foreign exchange or commodities listed on public exchanges, but only to the extent those liens are required from customers generally (regardless of creditworthiness) in accordance with customary market practice; and

     (11) Liens with respect to obligations that do not exceed $50.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any of our Indebtedness or Indebtedness of any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of ours or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

      (1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

      (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

      (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

      (4) the Indebtedness is incurred either by us or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Qualified Securitization Program" means any financing transaction (a) provided by one or more persons, none of which is our Affiliate, (b) in favor of an accounts receivable financing subsidiary, (c) secured by the grant by the accounts receivable financing subsidiary of a security interest in (or a sale of) only accounts receivable originated by us and our Restricted Subsidiaries in connection with the sale or lease of inventory or the rendering of services in the ordinary course of business and the proceeds thereof and (d) for which no recourse to us, our Restricted Subsidiaries or the accounts receivable financing subsidiary may be made other than (i) with respect to us or any of our Restricted Subsidiaries that sell accounts receivable to the accounts receivable financing subsidiary in connection with the transaction, and the accounts receivable financing subsidiary, (A) repurchases of accounts receivable that do not qualify for financing under terms of the transaction, (B) the amount of any dilutions in respect of those accounts receivable and (C) customary indemnities for financing transactions of that type and (ii) solely with respect to the accounts receivable financing subsidiary, those accounts receivable and the proceeds thereof; provided, however, that, in any case, no recourse to us or our Restricted Subsidiaries or the accounts receivable financing subsidiary shall be permitted to be made for any credit-related default or loss with respect to any account receivable.

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     "Related Party" means, with respect to Samuel J. Heyman:

     (1) any immediate family member of Mr. Heyman; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Mr. Heyman and immediate family members of Mr. Heyman.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is the Person or a Subsidiary of the Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Tax Sharing Agreements" means the Tax Sharing Agreement made as of January 1, 2001 by and among us, ISP and ISP Chemco Inc. and the Tax Sharing Agreement made as of January 1, 2001 by and between us and ISP.

     "Threshold Amount" means, with respect to any fiscal year of ours commencing with the fiscal year in which the notes are issued, the sum of (A) $15.0 million plus (B) with respect to each fiscal year commencing with the year ending December 31, 2002, any Threshold Amount attributable to any prior fiscal year that has not been applied to reduce the amount of Asset Sale Proceeds that constitute Excess Proceeds pursuant to the provisions described under "-- Repurchase at the Option of Holders -- Asset Sales"; provided, however, that at the time as the Threshold Amount has been applied to reduce the amount of Asset Sale Proceeds that constitute Excess Proceeds by $75.0 million, the Threshold Amount shall thereafter be zero.

     "Unrestricted Subsidiary" means (A) ISP Investco LLC and its Subsidiaries;
(B) all of our Subsidiaries that have been designated as of December 13, 2001 as "unrestricted subsidiaries" under the indenture governing the 2011 Notes and (C) any other Subsidiary of ours that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that the Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary of ours unless the terms of the agreement, contract, arrangement or understanding are no less favorable to us or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ours;

     (3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our Restricted Subsidiaries; and

     (5) has at least one director on its Board of Directors that is not a director of ours or any of our Restricted Subsidiaries.

     Any designation of a Subsidiary of ours as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of the Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ours as of that date and, if the Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," we will be in default of the covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ours of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation will only be permitted if (1) the Indebtedness is permitted under the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following the designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of the Person that is at the time entitled to vote in the election of the Board of Directors of the Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between the date and the making of the payment; by

     (2) the then outstanding principal amount of the Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of the Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by the Person or by one or more Wholly Owned Restricted Subsidiaries of the Person and one or more Wholly Owned Restricted Subsidiaries of the Person.

FORM OF REGISTERED NOTES

     The certificates representing the registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

     Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

          - DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

          - we provide for the exchange pursuant to the terms of the indenture, or

          - we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

     As of the date of this prospectus, no certificated notes are issued and outstanding.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations relating to the exchange of old notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential related tax considerations. This summary is limited to holders of old notes who hold the old notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

     - tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

     - tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

     - tax consequences to holders whose "functional currency" is not the U.S. dollar;

     - tax consequences to persons who hold notes through a partnership or similar pass-through entity;

     - tax consequences to holders who have ceased to be United States citizens or to be taxed as resident aliens;

     - federal, gift, estate or alternative minimum tax consequences, if any; or

     - any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

CONSEQUENCES OF TENDERING NOTES

     The exchange of your old notes for registered notes in the exchange offer will not constitute an exchange for federal income tax purposes and, accordingly, there will be no federal income tax consequences to you if you exchange your old notes for registered notes. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes will be the same as those applicable to your old notes.

     EACH INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR REGISTERED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where those notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any of those registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of those notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of those notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the old notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against specific liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the registered notes will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Weil, Gotshal & Manges LLP has from time to time represented, and may continue to represent, International Specialty Holdings Inc. and some of its affiliates (including ISP, G-I Holdings Inc. and Building Materials Corporation of America) in connection with specific legal matters.

                                    EXPERTS

     The consolidated balance sheets of International Specialty Holdings Inc. as of December 31, 2000 and 2001 and the consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Statements of Income for the three years ended
  December 31, 2001 and the three months ended April 1, 2001
  and March 31, 2002 (unaudited)............................   F-3
Consolidated Balance Sheets as of December 31, 2000 and 2001
  and as of March 31, 2002 (unaudited)......................   F-4
Consolidated Statements of Cash Flows for the three years
  ended December 31, 2001 and the three months ended April
  1, 2001 and March 31, 2002 (unaudited)....................   F-5
Consolidated Statements of Shareholder's Equity for the
  three years ended December 31, 2001 and the three months
  ended March 31, 2002 (unaudited)..........................   F-7
Notes to Consolidated Financial Statements..................   F-9
Supplementary Data (unaudited):
  Quarterly Financial Data (unaudited)......................  F-42

                                   SCHEDULES

Consolidated Financial Statement Schedules:
  Schedule II -- Valuation and Qualifying Accounts..........   S-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To International Specialty Holdings Inc.:

     We have audited the accompanying consolidated balance sheets of International Specialty Holdings Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, appearing on pages F-3 to F-41 of this Prospectus, present fairly, in all material respects, the financial position of International Specialty Holdings Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule appearing on page S-1 of this Prospectus is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 27, 2002

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                            THREE MONTHS ENDED
                                                                         -------------------------
                                          YEAR ENDED DECEMBER 31,         APRIL 1,      MARCH 31,
                                     ---------------------------------      2001          2002
                                       1999        2000        2001      (UNAUDITED)   (UNAUDITED)
                                     ---------   ---------   ---------   -----------   -----------
                                                              (THOUSANDS)
Net sales..........................  $ 787,356   $ 783,941   $ 787,216    $ 203,197     $ 219,124
Cost of products sold..............   (482,397)   (514,599)   (500,837)    (133,263)     (145,377)
Selling, general and
  administrative...................   (150,368)   (156,571)   (158,132)     (39,851)      (42,381)
(Provision) benefit for
  restructuring....................       (410)    (14,429)        471           --            --
Gain on contract termination.......         --          --          --           --         2,832
Gain on insurance settlement.......         --          --       1,600           --            --
Gain on sale of assets.............      8,541          --          --           --            --
Amortization of goodwill and
  intangibles......................    (16,195)    (16,042)    (17,080)      (4,010)         (402)
                                     ---------   ---------   ---------    ---------     ---------
Operating income...................    146,527      82,300     113,238       26,073        33,796
Interest expense...................    (80,666)    (84,250)    (88,931)     (17,232)      (22,842)
Investment income (loss), net of
  investment-related expenses of
  $6,079, $10,752, $6,903, $1,031
  and $1,140, respectively.........      4,105     144,356      (2,461)      33,008        15,154
Gain on contract and insurance
  settlements......................         --       6,106          --           --            --
Other expense, net.................     (7,008)    (18,398)    (16,061)      (6,178)       (1,956)
                                     ---------   ---------   ---------    ---------     ---------
Income from continuing operations
  before income taxes..............     62,958     130,114       5,785       35,671        24,152
Income taxes.......................    (22,094)    (45,673)     (2,053)     (12,518)       (8,199)
                                     ---------   ---------   ---------    ---------     ---------
Income from continuing
  operations.......................     40,864      84,441       3,732       23,153        15,953
                                     ---------   ---------   ---------    ---------     ---------
Discontinued operation:
  Income from discontinued
     operation, net of income
     taxes.........................      1,769          --          --           --            --
  Gain on sale of discontinued
     operation, net of income taxes
     of $12,725....................     23,529          --          --           --            --
                                     ---------   ---------   ---------    ---------     ---------
Income from discontinued
  operation........................     25,298          --          --           --            --
                                     ---------   ---------   ---------    ---------     ---------
Income before extraordinary item
  and cumulative effect of change
  in accounting principle..........     66,162      84,441       3,732       23,153        15,953
Extraordinary item -- loss on early
  retirement of debt, net of income
  tax benefit of $2,434............         --          --          --           --        (4,725)
Cumulative effect of change in
  accounting principle, net of
  income tax benefit of $216.......         --          --        (440)        (440)           --
                                     ---------   ---------   ---------    ---------     ---------
Net income.........................  $  66,162   $  84,441   $   3,292    $  22,713     $  11,228
                                     =========   =========   =========    =========     =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,          MARCH 31,
                                                              -----------------------      2002
                                                                 2000         2001      (UNAUDITED)
                                                              ----------   ----------   -----------
                                                                           (THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   14,763   $   77,863   $  220,417
  Investments in trading securities.........................     279,381       54,504       50,020
  Investments in available-for-sale securities..............     222,444      231,976      137,741
  Other short-term investments..............................      18,893        2,299        2,312
  Restricted cash...........................................          --      307,866           --
  Accounts receivable, trade, less reserve of $4,911, $5,472
    and $5,399..............................................      89,173       86,574       98,039
  Accounts receivable, other................................      19,618       20,357       19,783
  Income taxes receivable...................................          --        3,778        1,986
  Receivable from related parties, net......................      14,410           --           --
  Inventories...............................................     150,948      190,582      170,825
  Deferred income tax assets................................      29,394       32,929       33,688
  Other current assets......................................       7,543        8,635        8,326
                                                              ----------   ----------   ----------
         Total Current Assets...............................     846,567    1,017,363      743,137
Property, plant and equipment, net..........................     558,688      556,959      551,901
Goodwill, net of accumulated amortization of $163,989,
  $180,486 and $180,486.....................................     489,032      497,402      497,402
Long-term loan receivable from parent company...............       1,085           --           --
Intangible assets...........................................          --       15,167       14,765
Other assets................................................      28,170       62,481       60,731
                                                              ----------   ----------   ----------
Total Assets................................................  $1,923,542   $2,149,372   $1,867,936
                                                              ==========   ==========   ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Short-term debt...........................................  $  143,682   $      143   $       83
  Current maturities of long-term debt......................     224,419      310,265        2,360
  Loan payable to parent company............................      25,000           --           --
  Accounts payable..........................................      56,891       49,088       46,823
  Accrued liabilities.......................................      77,651       97,659       84,206
  Payable to related parties, net...........................          --       19,614       23,322
  Income taxes..............................................       8,036           --           --
                                                              ----------   ----------   ----------
         Total Current Liabilities..........................     535,679      476,769      156,794
                                                              ----------   ----------   ----------
Long-term debt less current maturities......................     524,878      919,557      911,190
                                                              ----------   ----------   ----------
Long-term note payable to parent company....................      50,000           --           --
                                                              ----------   ----------   ----------
Deferred income taxes.......................................     170,341      117,748      134,397
                                                              ----------   ----------   ----------
Other liabilities...........................................      61,731       72,709       70,975
                                                              ----------   ----------   ----------
Commitments and Contingencies...............................
Shareholder's Equity:
  Common stock, $.001 par value per share; 1,000 shares
    issued and outstanding..................................          --           --           --
  Additional paid-in capital................................     568,912      646,342      641,236
  Accumulated deficit.......................................          --      (22,651)     (11,423)
  Accumulated other comprehensive income (loss).............      12,001      (61,102)     (35,233)
                                                              ----------   ----------   ----------
         Total Shareholder's Equity.........................     580,913      562,589      594,580
                                                              ----------   ----------   ----------
Total Liabilities and Shareholder's Equity..................  $1,923,542   $2,149,372   $1,867,936
                                                              ==========   ==========   ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             THREE MONTHS ENDED
                                                                                          -------------------------
                                                           YEAR ENDED DECEMBER 31,         APRIL 1,      MARCH 31,
                                                      ---------------------------------      2001          2002
                                                        1999        2000        2001      (UNAUDITED)   (UNAUDITED)
                                                      ---------   ---------   ---------   -----------   -----------
                                                                               (THOUSANDS)
Cash and cash equivalents, beginning of period......  $  22,258   $  21,324   $  14,763    $ 14,763      $  77,863
                                                      ---------   ---------   ---------    --------      ---------
Cash provided by (used in) operating activities:
  Net income........................................     66,162      84,441       3,292      22,713         11,228
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Extraordinary item..............................         --          --          --          --          4,725
    Cumulative effect of change in accounting
      principle.....................................         --          --         440         440             --
    Income from discontinued operation..............    (25,298)         --          --          --             --
    Gain on sale of assets..........................     (8,541)         --          --          --             --
    Provision (benefit) for restructuring...........        410      14,429        (471)         --             --
    Depreciation....................................     48,191      50,894      52,721      12,859         13,631
    Amortization of goodwill and intangibles........     16,195      16,042      17,080       4,010            402
    Deferred income taxes...........................     27,065      12,053     (17,255)      4,051          4,467
    Unrealized (gains) losses on securities and
      other short-term investments..................       (267)     (5,220)     43,452     (23,422)        (9,162)
  (Increase) decrease in working capital items......    (23,933)      8,685     (41,040)    (13,516)        (6,479)
  Purchases of trading securities...................   (134,552)   (442,895)   (421,942)    (90,842)      (154,685)
  Proceeds from sales of trading securities.........    147,386     292,339     594,533      90,113        166,999
  Proceeds (repayments) from sale of accounts
    receivable......................................      5,558      (2,485)       (423)      1,475          1,410
  (Increase) decrease in other assets...............       (506)      5,728      (2,310)      2,470           (552)
  Increase (decrease) in other liabilities..........        502         677      (1,489)        549         (1,695)
  Other decreases in property, plant and
    equipment.......................................      5,874      10,458       6,723       2,432            205
  Change in receivable from/payable to related
    parties.........................................      5,474       6,240      34,024      (4,572)         3,708
  Change in cumulative translation adjustment.......    (18,034)     (8,268)     (5,180)     (4,557)            78
  Other, net........................................       (946)      2,964       2,203         323          1,405
                                                      ---------   ---------   ---------    --------      ---------
  Net cash provided by continuing operations........    110,740      46,082     264,358       4,526         35,685
  Net cash provided by discontinued operation.......      5,293          --          --          --             --
                                                      ---------   ---------   ---------    --------      ---------
Net cash provided by operating activities...........    116,033      46,082     264,358       4,526         35,685
                                                      ---------   ---------   ---------    --------      ---------
Cash provided by (used in) investing activities:
  Capital expenditures and acquisitions.............   (108,926)    (58,382)   (101,375)     (9,872)        (8,778)
  Proceeds from sale of assets......................     11,533          --          --          --             --
  Proceeds from sale of discontinued operation......     62,000          --          --          --             --
  Purchases of available-for-sale securities........   (275,271)   (430,789)   (300,085)    (36,387)       (65,012)
  Purchases of held-to-maturity securities..........     (2,870)         --          --          --             --
  Purchases of other short-term investments.........     (5,600)         --          --          --             --
  Proceeds from sales of available-for-sale
    securities......................................    255,749     437,978     201,042      12,288        199,995
  Proceeds from held-to-maturity securities.........     12,633          --          --          --             --
  Proceeds from sales of other short-term
    investments.....................................     14,716          --      12,529          --             --
                                                      ---------   ---------   ---------    --------      ---------
Net cash provided by (used in) investing
  activities........................................    (36,036)    (51,193)   (187,889)    (33,971)       126,205
                                                      ---------   ---------   ---------    --------      ---------
Cash provided by (used in) financing activities:
  Increase (decrease) in short-term debt............     (7,849)     70,230    (143,539)     (9,399)           (60)
  Proceeds from issuance of debt....................         --          --     828,332          --             --
  Increase (decrease) in borrowings under revolving
    credit facility.................................    162,400     (99,000)   (100,750)     67,100         (7,850)
  Repayments of long-term debt......................   (200,378)    (10,615)   (245,982)    (28,180)      (308,706)
  Call premium on redemption of debt................         --          --          --          --         (4,621)
  Borrowings (repayments) with parent company.......    (36,309)     29,550     (73,915)     33,303             --
  (Increase) decrease in restricted cash............         --          --    (307,866)         --        307,866
  Financing fees and expenses.......................         --          --     (20,470)         --           (745)
  Dividends and distributions to parent company.....    (66,162)    (84,441)    (35,000)    (35,581)       (16,850)
  Capital contribution from parent company..........     68,699      92,684      86,317          --         11,687
                                                      ---------   ---------   ---------    --------      ---------
Net cash provided by (used in) financing
  activities........................................    (79,599)     (1,592)    (12,873)     27,243        (19,279)
                                                      ---------   ---------   ---------    --------      ---------

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                                                                                             THREE MONTHS ENDED
                                                                                          -------------------------
                                                           YEAR ENDED DECEMBER 31,         APRIL 1,      MARCH 31,
                                                      ---------------------------------      2001          2002
                                                        1999        2000        2001      (UNAUDITED)   (UNAUDITED)
                                                      ---------   ---------   ---------   -----------   -----------
                                                                               (THOUSANDS)
Effect of exchange rate changes on cash.............     (1,332)        142        (496)       (536)           (57)
                                                      ---------   ---------   ---------    --------      ---------
Net change in cash and cash equivalents.............       (934)     (6,561)     63,100      (2,738)       142,554
                                                      ---------   ---------   ---------    --------      ---------
Cash and cash equivalents, end of period............  $  21,324   $  14,763   $  77,863    $ 12,025      $ 220,417
                                                      =========   =========   =========    ========      =========
Supplemental Cash Flow Information:
Effect on cash from (increase) decrease in working
  capital items*:
  Accounts receivable...............................  $ (17,275)  $    (301)  $   3,284    $ (6,443)     $ (12,301)
  Inventories.......................................      7,627      (4,459)    (34,466)     (9,286)        19,757
  Other current assets..............................        154         280        (327)     (1,363)           309
  Accounts payable..................................      3,497      (6,479)     (8,038)     (1,254)        (2,265)
  Accrued liabilities...............................     (1,616)     (2,322)     10,317      (5,196)       (13,456)
  Income taxes......................................    (16,320)     21,966     (11,810)     10,026          1,477
                                                      ---------   ---------   ---------    --------      ---------
         Net effect on cash from (increase) decrease
           in working capital items.................  $ (23,933)  $   8,685   $ (41,040)   $(13,516)     $  (6,479)
                                                      =========   =========   =========    ========      =========
Cash paid during the period for:
  Interest (net of amount capitalized)..............  $  82,960   $  80,258   $  70,799    $ 16,141      $  29,116
  Income taxes paid (including taxes paid pursuant
    to the Tax Sharing Agreement)...................     20,222      28,696      41,125       5,412          2,000
Acquisition of Kelco Alginates business, net of $269
  cash acquired:
  Fair market value of assets acquired..............  $  41,619
  Purchase price of acquisition**...................     39,731
                                                      ---------
  Liabilities assumed...............................  $   1,888
                                                      =========
Acquisition of FineTech Ltd.:
  Fair market value of assets acquired..............                          $  26,575
  Purchase price of acquisition.....................                             22,450
                                                                              ---------
  Liabilities assumed...............................                          $   4,125
                                                                              =========
Acquisition of industrial biocides business:
  Fair market value of assets acquired..............                          $  25,879
  Purchase price of acquisition.....................                             25,879
                                                                              ---------
  Liabilities assumed...............................                          $      --
                                                                              =========

---------------

  * Working capital items exclude cash and cash equivalents, short-term investments, restricted cash, short-term debt and receivables from related parties. Working capital acquired in connection with acquisitions is reflected within "Capital expenditures and acquisitions." The effects of reclassifications between noncurrent and current assets and liabilities are excluded from the amounts shown. In addition, the increase in accounts receivable shown above does not reflect the cash proceeds from the sale of the Company's domestic trade accounts receivable (see Note 12); such proceeds are reflected separately in cash from operating activities.

 ** The Company received a cash arbitration award in 2000 of $4.9 million which lowered the purchase price of the acquisition to $34.8 million.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                          ACCUMULATED      RETAINED
                                                     CAPITAL STOCK AND       OTHER         EARNINGS
                                                        ADDITIONAL       COMPREHENSIVE   (ACCUMULATED   COMPREHENSIVE
                                                      PAID-IN CAPITAL    INCOME (LOSS)     DEFICIT)     INCOME (LOSS)
                                                     -----------------   -------------   ------------   -------------
                                                                               (THOUSANDS)
Balance, December 31, 1998.........................      $407,529          $(19,431)       $     --
  Comprehensive income, year ended December 31,
     1999:
     Net income....................................            --                --          66,162       $ 66,162
                                                                                                          --------
     Other comprehensive income, net of tax:
     Unrealized holding gains, net of income taxes
       of $9,438...................................            --            23,089              --         23,089
     Less: Reclassification adjustment for losses
       included in net income, net of income tax
       benefit of $656.............................            --            (1,422)             --         (1,422)
                                                                           --------                       --------
     Unrealized gains on available-for-sale
       securities..................................            --            24,511              --         24,511
                                                                           --------                       --------
     Translation adjustment........................            --           (19,366)             --        (19,366)
     Less: Reclassification adjustment for
       translation adjustment included in net
       income, net of income tax effect of $521....            --            (1,483)             --         (1,483)
                                                                           --------                       --------
     Net translation adjustment....................            --           (17,883)             --        (17,883)
     Minimum pension liability adjustment..........            --             4,716              --          4,716
                                                                                                          --------
  Comprehensive income.............................                                                       $ 77,506
                                                                                                          ========
  Dividends and distributions to parent company....            --                --         (66,162)
  Capital contribution from parent company.........        68,699                --              --
                                                         --------          --------        --------
Balance, December 31, 1999.........................      $476,228          $ (8,087)       $     --
  Comprehensive income, year ended December 31,
     2000:
     Net income....................................            --                --          84,441       $ 84,441
                                                                                                          --------
     Other comprehensive income, net of tax:
     Unrealized holding gains, net of income taxes
       of $68,174..................................            --           137,065              --        137,065
     Less: Reclassification adjustment for gains
       included in net income, net of income taxes
       of $52,364..................................            --           108,851              --        108,851
                                                                           --------                       --------
     Unrealized gains on available-for-sale
       securities..................................            --            28,214              --         28,214
     Translation adjustment........................            --            (8,126)             --         (8,126)
                                                                                                          --------
  Comprehensive income.............................                                                       $104,529
                                                                                                          ========
  Dividends and distributions to parent company....            --                --         (84,441)
  Capital contribution from parent company.........        92,684                --              --
                                                         --------          --------        --------

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                                                                          ACCUMULATED      RETAINED
                                                     CAPITAL STOCK AND       OTHER         EARNINGS
                                                        ADDITIONAL       COMPREHENSIVE   (ACCUMULATED   COMPREHENSIVE
                                                      PAID-IN CAPITAL    INCOME (LOSS)     DEFICIT)     INCOME (LOSS)
                                                     -----------------   -------------   ------------   -------------
                                                                               (THOUSANDS)
Balance, December 31, 2000.........................      $568,912          $ 12,001        $     --
  Comprehensive income (loss), year ended December
     31, 2001:
     Net income....................................            --                --           3,292       $  3,292
                                                                                                          --------
     Other comprehensive income (loss), net of tax:
     Unrealized holding losses, net of income tax
       benefit of $43,630..........................            --           (81,534)             --        (81,534)
     Less: Reclassification adjustment for losses
       included in net income, net of income tax
       benefit of $7,687...........................            --           (15,071)             --        (15,071)
                                                                           --------                       --------
     Unrealized losses on available-for-sale
       securities..................................            --           (66,463)             --        (66,463)
                                                                           --------                       --------
     Change in unrealized losses on derivative
       hedging instruments -- cash flow hedges:
     Net derivative losses, net of tax effect of
       $1,189......................................            --            (2,198)             --         (2,198)
     Less: Reclassification adjustment for losses
       included in net income, net of tax effect of
       $667........................................            --            (1,234)             --         (1,234)
                                                                           --------                       --------
     Unrealized losses on derivative hedging
       instruments.................................            --              (964)             --           (964)
                                                                           --------                       --------
     Translation adjustment........................            --            (5,676)             --         (5,676)
                                                                                                          --------
  Comprehensive loss...............................                                                       $(69,811)
                                                                                                          ========
  Dividends and distributions to parent company....        (9,057)               --         (25,943)
  Capital contribution from parent company.........        86,317                --              --
  Compensation related to ISP restricted stock
     awards........................................            66                --              --
  Compensation related to ISP stock options issued
     as incentives.................................           104                --              --
                                                         --------          --------        --------
Balance, December 31, 2001.........................      $646,342          $(61,102)       $(22,651)
  Comprehensive income, three months ended March
     31, 2002 (unaudited):
     Net income (unaudited)........................            --                --          11,228       $ 11,228
                                                                                                          --------
     Other comprehensive income net of tax:
     Change in unrealized losses on
       available-for-sale securities:
     Unrealized holding gains, net of income taxes
       of $16,139 (unaudited)......................            --            33,753              --         33,753
     Less reclassification adjustment for gains
       included in net income, net of income taxes
       of $2,185 (unaudited).......................            --             8,278              --          8,278
                                                                           --------                       --------
     Total change for the period (unaudited).......            --            25,475              --         25,475
                                                                           --------                       --------
     Change in unrealized losses on derivative
       hedging instruments -- cash flow hedges:
     Net derivative losses, net of income tax
       benefit of $1 (unaudited)...................            --                (2)             --             (2)
     Less: reclassification adjustment for losses
       included in net income, net of income tax
       benefit of $218 (unaudited).................            --              (375)             --           (375)
                                                                           --------                       --------
     Total change for the period (unaudited).......            --               373              --            373
     Translation adjustment (unaudited)............            --                21              --             21
                                                                                                          --------
  Comprehensive income (unaudited).................                                                       $ 37,097
                                                                                                          ========
  Capital contribution from parent company
     (unaudited)...................................        11,687                --              --
  Dividends and distributions to parent company
     (unaudited)...................................       (16,850)               --              --
  Compensation related to ISP stock options issued
     as incentives (unaudited).....................            57                --              --
                                                         --------          --------        --------
Balance, March 31, 2002 (unaudited)................      $641,236          $(35,233)       $(11,423)
                                                         ========          ========        ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. FORMATION OF THE COMPANY, MERGER OF INTERNATIONAL SPECIALTY PRODUCTS INC. INTO ISP HOLDINGS INC. AND CORPORATE RESTRUCTURING

     On July 15, 1998, International Specialty Products Inc. ("Old ISP") merged (the "Merger") with and into ISP Holdings Inc. ("ISP Holdings"). In connection with the Merger, ISP Holdings changed its name to International Specialty Products Inc. ("ISP"). In the Merger, each outstanding share of Old ISP's common stock, other than those held by ISP Holdings, was converted into one share of common stock of ISP, and the outstanding shares of Old ISP's common stock which were held by ISP Holdings were converted into an aggregate of 53,833,333 shares (or approximately 78%) of the outstanding shares of common stock of ISP.

     International Specialty Holdings Inc. (the "Company"), a wholly owned subsidiary of ISP, was formed on June 5, 2001 in connection with the corporate restructuring discussed below. ISP Opco Holdings Inc., which changed its name on June 5, 2001 to ISP Chemco Inc. ("ISP Chemco"), a wholly owned subsidiary of the Company, was formed on June 24, 1998 in connection with the Merger and 100 shares of its common stock were issued to ISP. At the time of the Merger, substantially all of the assets and liabilities of Old ISP were transferred to ISP Chemco. The accompanying Consolidated Financial Statements have been prepared on a basis which retroactively reflects the formation of the Company, as discussed above, for all periods presented. The net income presented up to the date that the Company was formed has been reflected as dividends and/or distributions to ISP.

     In connection with the financing transactions discussed in Note 15, ISP completed a corporate restructuring (the "Restructuring") of its business in June 2001 in order to separate its investment assets from its specialty chemicals business. As part of the Restructuring, ISP Chemco transferred net assets of approximately $235.7 million, consisting of all of its investment assets, totaling $336.7 million, associated short-term debt and the outstanding stock of certain subsidiaries to the Company, which, in turn, transferred those assets to its newly formed subsidiary, ISP Investco LLC ("ISP Investco"). After completing these transactions, ISP Chemco's assets consist solely of those related to ISP's specialty chemicals business.

     The Company is engaged principally in the manufacture and sale of a wide range of specialty chemicals and mineral products. See Notes 19 and 20 for a description of and financial information relating to the Company's business segments and foreign and domestic operations.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     All subsidiaries are consolidated and intercompany transactions have been eliminated.

  FINANCIAL STATEMENT ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates. Actual results could differ from those estimates. In the opinion of management, the financial statements herein contain all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the Company for the periods presented. The Company has a policy to review the recoverability of long-lived assets and identify and measure any potential impairments. The Company does not anticipate any changes in management estimates that would have a material impact on operations, liquidity or capital resources.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

  SHORT-TERM INVESTMENTS

     For securities classified as "trading" (including short positions), unrealized gains and losses are reflected in the results of operations. For securities classified as "available-for-sale," unrealized gains and losses, net of income tax effect, are included in a separate component of shareholder's equity, "Accumulated other comprehensive income (loss)," and amounted to $34.0, $(32.4) and $(7.0) million as of December 31, 2000 and 2001, and March 31, 2002, respectively. The Company periodically reviews available-for-sale securities for other than temporary impairment when the cost basis of a security exceeds the market value.

     "Other short-term investments" are investments in limited partnerships which are accounted for by the equity method. Gains and losses are reflected in "Other income (expense), net." Liquidation of partnership interests generally require a 30 to 45 day notice period.

     Cash and cash equivalents include cash on deposit and debt securities purchased with original maturities of three months or less.

  INVENTORIES

     Inventories are stated at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine cost for substantially all domestic acetylene-based finished goods and work-in-process and the raw materials to produce these products. All other inventories are valued on the FIFO (first-in, first out) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method based on the estimated economic lives of the assets. The Company uses an economic life of 10-20 years for land improvements, 40 years for buildings, and 3-20 years for machinery and equipment, which includes furniture and fixtures. Certain interest charges are capitalized during the period of construction as part of the cost of property, plant and equipment. Capitalized interest charges amounted to $1,090,000, $751,000, $355,000, $109,000 and $47,000 for 1999, 2000,
2001 and the first three months of 2001 and 2002, respectively.

  FOREIGN EXCHANGE CONTRACTS

     The Company enters into forward foreign exchange instruments in order to hedge a portion of both its borrowings denominated in foreign currency and transactions related to the operations of foreign subsidiaries. All forward contracts are reflected on the Company's Consolidated Balance Sheets at their fair market value.

     Forward contract agreements require the Company and the counterparty to exchange fixed amounts of U.S. dollars for fixed amounts of foreign currency on specified dates. The market value of such contracts varies with changes in the market exchange rates. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the forward contract agreements. However, the Company does not anticipate nonperformance by the counterparties. The Company does not generally require collateral or other security to support these financial instruments.

     As of December 31, 2000 and 2001, the U.S. dollar equivalent notional value of outstanding forward foreign exchange contracts was $20.9 and $17.7 million, respectively. All forward contracts are in major currencies with highly liquid markets and mature within one year. The Company uses quoted market prices obtained from major financial institutions to determine the market value of its outstanding forward exchange contracts. In addition, the U.S. dollar equivalent notional value of foreign exchange contracts

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

outstanding as of December 31, 2000 and 2001, which were entered into as a hedge of intercompany loans, was $17.0 and $17.7 million, respectively, representing 100% of the Company's foreign currency exposure with respect to such loans. As of March 31, 2002, the U.S. dollar equivalent notional value of outstanding forward foreign exchange contracts was $21.8 million. See "Derivatives and Hedging" below.

     The Company continually monitors its risk from the effects of foreign currency fluctuations on its operations and on the derivative products used to hedge its risk. The Company utilizes real-time, on-line foreign exchange data and news as well as evaluation of economic information provided by financial institutions. Mark-to-market valuations are made on a regular basis. Hedging strategies are approved by senior management before being implemented.

  DERIVATIVES AND HEDGING

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement.

     The Company adopted SFAS No. 133 as of January 1, 2001. Accounting for interest rate swaps and foreign exchange forward contracts held by the Company is affected by implementation of this standard. The earnings impact of the transition adjustments related to the initial adoption of the standard was an after-tax loss of approximately $0.4 million, which was recorded in the first quarter of 2001 as the cumulative effect of a change in accounting principle.

     As discussed in Note 15, in June 2001, ISP Chemco Inc. ("ISP Chemco"), a wholly owned subsidiary of the Company, entered into $450.0 million of Senior Credit Facilities, which include a $225.0 million term loan. The Company has designated interest rate swaps, with a total notional amount of $100 million, as a hedge of its exposure to changes in the eurodollar rate under the term loan. The interest rate swaps are structured to receive interest based on the eurodollar rate and pay interest on a fixed rate basis. A cash flow hedging relationship has been established whereby the interest rate swaps hedge the risk of changes in the eurodollar rate related to borrowings against the term loan. The interest rate swaps hedge exposure to changes in the eurodollar rate through July 2002.

     At March 31, 2002, the fair value of the interest rate swaps was $(2.2) million and is included within "Accrued liabilities" on the Company's Consolidated Balance Sheet. During 2001 and the first three months of 2002, $1.6 and $0.9 million, respectively, related to the interest rate swaps was reclassified and charged against interest expense. In addition, $0.3 million, representing hedge ineffectiveness, was also charged against interest expense in 2001. In the first three months of 2002, interest expense was reduced by $0.3 million due to recovery in hedge ineffectiveness. As of March 31, 2002, included in Accumulated Other Comprehensive Loss is a $0.9 million pre-tax loss related to these interest rate swaps.

     Derivatives held by the Company not designated as hedging instruments include total return equity swaps and forward foreign exchange instruments. These derivatives are being marked-to-market each period, with unrealized gains and losses included in results of operations. The total return equity swaps are held for investment income purposes. Foreign exchange forward contracts are held to offset exposure to changes in exchange rates affecting intercompany loans.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. Income and expenses are translated at average exchange rates prevailing during the year. The effects of these translation adjustments are reported in a separate component of shareholder's equity, "Accumulated other comprehensive income (loss)," and amounted to $(22.0), $(27.7) and $(27.7) million as of December 31, 2000 and 2001, and March 31, 2002, respectively. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, principally related to the revaluation of payables and receivables, are included in "Other expense, net" and amounted to $4.9, $(1.7), $(4.2), $(1.6) and $0.1 million in 1999, 2000 and 2001 and the first three months of 2001 and 2002, respectively.

  NEW ACCOUNTING STANDARDS

     On June 30, 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and eliminates the pooling method of accounting. SFAS No. 141 will not have an impact on the Company's business since the Company has historically accounted for all business combinations using the purchase method of accounting. With the adoption of SFAS No. 142, effective January 1, 2002, goodwill will no longer be subject to amortization over its estimated useful life. However, goodwill will be subject to at least an annual assessment for impairment and more frequently if circumstances indicate a possible impairment. Companies must perform a fair-value-based goodwill impairment test. The initial test for impairment, as of January 1, 2002, must be completed by the end of the second quarter of 2002. The Company is currently in the process of this valuation. The Company has retained an outside appraisal firm to assist in the implementation of SFAS No. 142. At this time, the Company has not finalized the allocation of goodwill to its reporting units. Goodwill impairment, if any, has not been determined. This assessment could result in a material future impairment charge. In addition, under SFAS No. 142, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Intangible assets will be amortized over their useful lives. On an annualized basis, the Company's net income will increase by approximately $16.5 million, unless any impairment charges are necessary.

  GOODWILL

     Goodwill, which arose principally from the 1989 management-led buyout of the predecessor company to the Company's former parent company, G-I Holdings, and as a result of the Merger (see Note 1), was being amortized on the straight-line method over a period of approximately 40 years prior to January 1, 2002. However, see the discussion above on the impact of adopting SFAS No. 142.

  REVENUE RECOGNITION

     For sales of specialty chemicals products in North America, Latin America and in the Asia-Pacific region, revenue is generally recognized at the time products are shipped to the customer. Products are generally shipped Freight on Board, or FOB, shipping point and title passes to the customer at the time of shipment. In Europe, shipments to customers are generally on a delivered duty paid basis. Revenue is therefore recognized and title passes to the customer at the time products are received by the customer. Normal terms for sales of specialty chemicals are 30 days net. There are no special conditions for sales that occur through third party distributors.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     For sales of mineral products, revenue is recognized at the time products are shipped to the customer. Products are shipped FOB shipping point and title passes to the customer at the time of shipment. Normal terms for sales of mineral products include a 1% discount if payment is made not later than the 15th of the month following date of sale.

  SHIPPING AND HANDLING COSTS

     Shipping and handling costs included in "Selling, general and administrative" expenses amounted to $24.8, $30.3, $29.1, $7.7 and $7.6 million for 1999, 2000 and 2001 and the first three months of 2001 and 2002, respectively.

  DEBT ISSUANCE COSTS

     Debt issuance costs are amortized to expense over the life of the related debt. Unamortized debt issuance costs of $3.8, $21.3 and $19.0 million are included in "Other assets" in the Consolidated Balance Sheets at December 31, 2000 and 2001, and March 31, 2002, respectively.

  RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations as incurred and amounted to $23.0, $25.6, $25.4, $6.2 and $6.7 million for 1999, 2000 and 2001 and the first three months of 2001 and 2002, respectively.

  ENVIRONMENTAL LIABILITY

     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters. The Company estimates that its liability with respect to such environmental matters, and certain other environmental compliance expenses, as of March 31, 2002, is $24.1 million, before reduction for insurance recoveries reflected on its Consolidated Balance Sheet of $21.7 million. The Company's liability is reflected on an undiscounted basis. The gross environmental liability is included within "Accrued liabilities" and "Other liabilities," and the estimated recoveries are included within "Other assets." See Note 21 for further discussion with respect to environmental liabilities and estimated insurance recoveries.

  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     Comprehensive Income (Loss) includes net income, unrealized gains and losses from investments in available-for-sale securities, net of income tax effect, unrealized gains and losses from derivative hedging instruments, net of income tax effect, foreign currency translation adjustments, and minimum pension liability adjustments. The Company has chosen to disclose Comprehensive Income
(Loss) in the Consolidated Statements of Shareholder's Equity.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     Changes in the components of "Accumulated other comprehensive income
(loss)" for the years 1999, 2000 and 2001 and the three months ended March 31, 2002 are as follows:

                                                 UNREALIZED    CUMULATIVE                  ACCUMULATED
                              UNREALIZED GAINS    LOSSES ON      FOREIGN      MINIMUM         OTHER
                                (LOSSES) ON      DERIVATIVE     CURRENCY      PENSION     COMPREHENSIVE
                               AVAILABLE-FOR-      HEDGING     TRANSLATION   LIABILITY       INCOME
                              SALE SECURITIES    INSTRUMENTS   ADJUSTMENT    ADJUSTMENT      (LOSS)
                              ----------------   -----------   -----------   ----------   -------------
Balance, December 31,
  1998......................      $(18,705)         $  --       $  3,990      $(4,716)      $(19,431)
Change for the year 1999....        24,511             --        (17,883)       4,716         11,344
                                  --------          -----       --------      -------       --------
Balance, December 31,
  1999......................      $  5,806          $  --       $(13,893)     $    --       $ (8,087)
Change for the year 2000....        28,214             --         (8,126)          --         20,088
                                  --------          -----       --------      -------       --------
Balance, December 31,
  2000......................      $ 34,020          $  --       $(22,019)     $    --       $ 12,001
Change for the year 2001....       (66,463)          (964)        (5,676)          --        (73,103)
                                  --------          -----       --------      -------       --------
Balance, December 31,
  2001......................      $(32,443)         $(964)      $(27,695)     $    --       $(61,102)
Change for the first three
  months of 2002
  (unaudited)...............        25,475            373             21           --         25,869
                                  --------          -----       --------      -------       --------
Balance, March 31, 2002
  (unaudited)...............      $ (6,968)         $(591)      $(27,674)     $    --       $(35,233)
                                  ========          =====       ========      =======       ========

  RECLASSIFICATIONS

     Certain amounts in the 1999 and 2000 Consolidated Financial Statements have been reclassified to conform to the 2001 presentation.

NOTE 3.  ADOPTION OF SFAS NO. 142

     In accordance with the provisions of SFAS No. 142 (see Note 2), goodwill is no longer amortized but will be subject to at least an annual assessment for impairment. Presented below is a reconciliation showing "Income before extraordinary item and cumulative effect of change in accounting principle" and "Net income", as reported in the Consolidated Statements of Income and as adjusted to exclude amortization of goodwill.

                                                                             THREE MONTHS ENDED
                                                                          -------------------------
                                             YEAR ENDED DECEMBER 31,       APRIL 1,      MARCH 31,
                                           ----------------------------      2001          2002
                                            1999       2000      2001     (UNAUDITED)   (UNAUDITED)
                                           -------   --------   -------   -----------   -----------
                                                                 (THOUSANDS)
Income before extraordinary item and
  cumulative effect of change in
  accounting principle, as reported......  $66,162   $ 84,441   $ 3,732     $23,153       $15,953
Add back: goodwill amortization..........   16,195     16,042    16,497       4,010            --
                                           -------   --------   -------     -------       -------
Adjusted income before extraordinary item
  and cumulative effect of change in
  accounting principle...................  $82,357   $100,483   $20,229     $27,163       $15,953
                                           =======   ========   =======     =======       =======
Net income, as reported..................  $66,162   $ 84,441   $ 3,292     $22,713       $11,228
Add back: goodwill amortization..........   16,195     16,042    16,497       4,010            --
                                           -------   --------   -------     -------       -------
Adjusted net income......................  $82,357   $100,483   $19,789     $26,723       $11,228
                                           =======   ========   =======     =======       =======

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

NOTE 4.  SHORT-TERM INVESTMENTS

     At December 31, 1999, the Company held an investment of $144.3 million (based on market value) in Life Technologies, Inc. ("Life Technologies"), a 75%-owned subsidiary of Dexter Corporation ("Dexter"). Such investment represented approximately 14% of the outstanding common stock of Life Technologies at December 31, 1999. At December 31, 1999, the Company also held an investment of $91.4 million (based on market value) in Dexter, representing approximately 10% of the outstanding common stock of Dexter at that date. Dexter and Life Technologies were acquired by Invitrogen Corporation ("Invitrogen") in a merger completed in September 2000. The Company sold its shares of Dexter common stock prior to the merger and also sold all of the Invitrogen common stock that it received in the merger for its Life Technologies shares, resulting in net gains, after expenses, in 2000 of $123.5 million. The total gain related to these investments was approximately $146 million, prior to expenses, of which a total of $16.4 million was recognized in 1998 and 1999.

     The total market value of available-for-sale securities at December 31, 2001 and March 31, 2002 was $232.0 and $137.7 million, respectively, consisting of $219.6 and $134.4 million, respectively, of equity securities and $12.4 and $3.3 million, respectively, of debt securities with maturities of between five and ten years. Included in available-for-sale securities at March 31, 2002 is a $131.7 million investment in Hercules Incorporated ("Hercules"). Such investment represented approximately 9.1% of the outstanding common stock of Hercules at December 31, 2001.

     Investment income (loss), net, totaled $4.1, $144.4, $(2.5), $33.0 and $15.2 million in 1999, 2000 and 2001 and the first three months of 2001 and 2002, respectively. In 2001, investment losses include a write-down to fair value of $27.6 million for certain available-for-sale securities sold shortly after the balance sheet date. The determination of cost in computing realized and unrealized gains and losses is based on the specific identification method.

     Investment income (loss) is comprised of the following:

                                                                            THREE MONTHS ENDED
                                                                         -------------------------
                                            YEAR ENDED DECEMBER 31,       APRIL 1,      MARCH 31,
                                         -----------------------------      2001          2002
                                           1999       2000      2001     (UNAUDITED)   (UNAUDITED)
                                         --------   --------   -------   -----------   -----------
                                                                (THOUSANDS)
Sales of available-for-sale securities:
  Gross realized gains.................  $ 13,222   $175,523   $15,390     $   873       $14,531
  Gross realized losses................   (13,988)   (14,308)  (10,569)        (66)       (4,068)
Write-down of available-for-sale
  securities to fair value.............        --         --   (27,579)         --            --
Realized and unrealized gains (losses),
  net, on trading securities and other
  short-term investments...............     7,508    (10,658)   20,355      30,057         4,269
Interest and dividend income...........     3,442      4,551     6,845       3,175         1,562
Investment-related expenses............    (6,079)   (10,752)   (6,903)     (1,031)       (1,140)
                                         --------   --------   -------     -------       -------
Investment income (loss), net..........  $  4,105   $144,356   $(2,461)    $33,008       $15,154
                                         ========   ========   =======     =======       =======

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     Included in Accumulated Other Comprehensive Loss at December 31, 2000 and 2001, and March 31, 2002 are unrealized gains and losses on available-for-sale securities, as follows:

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------      2002
                                                                2000       2001     (UNAUDITED)
                                                              --------   --------   -----------
                                                                         (THOUSANDS)
Equity securities:
  Equity securities with net gains..........................  $ 52,045   $     44    $      6
  Equity securities with net losses.........................        --    (50,940)    (10,849)
                                                              --------   --------    --------
Total equity securities.....................................    52,045    (50,896)    (10,843)
Corporate debt securities with net gains....................       373        908         284
                                                              --------   --------    --------
Total unrealized pre-tax gains (losses).....................    52,418    (49,988)    (10,559)
Tax effect..................................................   (18,398)    17,545       3,591
                                                              --------   --------    --------
Unrealized gains (losses) on available-for-sale
  securities................................................  $ 34,020   $(32,443)   $ (6,968)
                                                              ========   ========    ========

     As of December 31, 2000 and 2001 and March 31, 2002, the market value of the Company's equity securities held long was $466.1, $288.7, and $187.5 million, respectively, and the Company had $223.8, $57.5 and $72.8 million, respectively, of short positions in common stocks, based on market value. The Company enters into equity-related financial instruments as a means to manage its exposure to market fluctuations on its short-term investments. As of December 31, 2000 and 2001, and March 31, 2002, the value of equity-related long contracts was $30.2, $12.7 and $0.9 million, respectively, and the value of equity-related short contracts was $0, $7.2 and $3.9 million, respectively. These contracts are marked-to-market each month, with unrealized gains and losses included in the results of operations. The unrealized gain on equity-related long contracts at December 31, 2001 and March 31, 2002 was $243,000 and $61,000, respectively, and the unrealized gain (loss) on equity-related short contracts was $45,000 and $(94,000), respectively. The market values referred to above are based on quotations as reported by various stock exchanges and major broker/dealers. With respect to its investments in securities, the Company is exposed to the risk of market loss.

     The Company enters into equity-related financial instruments, including total return equity swaps, as a means to manage its exposure to market fluctuations on its short term investments and to achieve its stated investment strategy. These contracts are subject to strict internal controls, including maximum exposure levels and counterparty risk. The counterparties to these contracts are major financial institutions with high credit standings. The Company controls risk through credit approvals, limits and monitoring procedures. The Company does not anticipate nonperformance by counterparties to these contracts. With respect to such contracts, the Company is exposed to the risk of market loss.

NOTE 5.  (PROVISION) BENEFIT FOR RESTRUCTURING

     In January 1999, the Company announced a restructuring program that included the shutdown of its butanediol production unit at its Calvert City, Kentucky manufacturing facility, the write-down to fair value of the butanediol production assets at its Texas City and Seadrift, Texas manufacturing facilities, the write-off of fixed asset costs related to a terminated European expansion project and the consolidation of offices in its European operations. Accordingly, the Company recorded a one-time provision for restructuring and impairment loss against operating income in 1998 totaling $73.0 million.

     In 1999, the Company reversed $1.9 million of such previously recorded restructuring reserves, representing an excess demolition reserve of $0.8 million and $1.1 million of other reserves, mainly for raw material contract terminations, which were no longer required. This program was completed in the third quarter of 2000. In the third quarter of 1999, the Company implemented a staff reduction program

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

impacting corporate and worldwide executive and administrative staff positions. As a result, a total of 79 positions were eliminated in 1999 through normal attrition or termination, for which the Company recorded a pre-tax provision for severance of $2.3 million. This program was completed in the second quarter of 2000.

     As part of the 1998 restructuring program, the Company wrote down to fair value the butanediol production assets at its Texas City and Seadrift, Texas manufacturing facilities. In December 2000, the Company shut down production at the Seadrift facility and shut down production of butanediol at the Texas City facility in the first quarter of 2001. Accordingly, the Company recorded a one-time restructuring charge against operating income in 2000 of $2.5 million, as detailed below. Also, in connection with the relocation of certain of the Company's production lines for personal care products to the Company's Freetown, Massachusetts facility, the Company shut down its manufacturing operation in Belleville, New Jersey in the first quarter of 2001. Accordingly, the Company recorded a restructuring charge against operating income in 2000 of $11.9 million, as detailed below.

     The components of the $14.4 million provision for restructuring in 2000 are as follows:

                                                                           TEXAS CITY/
                                                              BELLEVILLE    SEADRIFT
                                                              ----------   -----------
                                                                     (MILLIONS)
Write-off of production assets..............................    $10.4         $0.4
Accrual for severance costs.................................      0.9          0.7
Accrual for decommissioning and remediation.................       --          1.4
Accrual for other related costs.............................      0.6           --
                                                                -----         ----
Total provision.............................................    $11.9         $2.5
                                                                =====         ====

     Of the total $14.4 million restructuring provision, $3.6 million represented cash costs to be incurred, including severance costs of $0.9 million for 33 plant management, supervisors and operators to be terminated at the Belleville plant and severance costs of $0.7 million for 10 supervisors and operators at the Texas City and Seadrift plants. As a result of the write-off of property, plant and equipment, the Company's depreciation expense was lowered by approximately $1.4 million per year.

     In 2001, $1.1 million of costs were charged against the Belleville reserve and $0.4 million of this reserve was reversed, representing an excess severance reserve and reserve for other related costs. This program was completed in the fourth quarter of 2001. In 2001, $2.0 million of costs were charged against the Texas City/Seadrift reserve and $0.1 million of this reserve was reversed, representing an excess severance reserve. This program was completed in the fourth quarter of 2001.

NOTE 6.  GAINS ON CONTRACT AND INSURANCE SETTLEMENTS AND CONTRACT TERMINATION

     In the first quarter of 2000, the Company received $3.5 million from the settlement of a pre-1997 contract termination dispute relating to the Company's Mineral Products segment. In the fourth quarter of 2000, the Company received a $2.6 million insurance settlement related to environmental insurance litigation. In 2001, the Company recorded a $1.6 million gain for an anticipated receipt of an insurance settlement related to an industrial accident in 2001 at one of the Company's manufacturing facilities.

     In December 2001, ISP entered into a letter agreement to sell its pharmaceutical fine chemicals business, including its Haifa, Israel-based FineTech Ltd. business and its Columbus, Ohio manufacturing facility to Pharmaceutical Resources, Inc. ("PRI"). In February 2002, the Company received a $250,000 payment from PRI in consideration of extending negotiations pursuant to the letter agreement. On March 14, the Company announced that the sale would not be consummated due to the failure of PRI to proceed with the transaction in a timely manner. Under the terms of the letter agreement, the Company

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

received a $3.0 million break-up fee. Accordingly, the Company recognized a first quarter 2002 pre-tax gain of $2.8 million, representing the total cash received in February and March of $3.25 million less related expenses of $0.4 million. See also Notes 11 and 22.

NOTE 7.  DISPOSITION OF ASSETS

     On April 2, 1999, the Company sold its pearlescent pigments business, a non-core product line that was part of the Personal Care business segment, which resulted in a pre-tax gain of $8.5 million. The pearlescent pigments product line accounted for $4.9 million of the Company's net sales in 1998. As a result, the sale did not have a material impact on the Company's results of operations for the year 1999.

NOTE 8.  OTHER EXPENSE, NET

     Other expense, net, comprises foreign exchange gains (losses) resulting from the revaluation of foreign currency-denominated accounts receivable and payable as a result of changes in exchange rates, and other expenses that are not associated with on-going operations or that are caused by events not reflective of the Company's normal business activities. Other expense, net, is comprised of the following:

                                                                             THREE MONTHS ENDED
                                                                          -------------------------
                                           YEAR ENDED DECEMBER 31,         APRIL 1,      MARCH 31,
                                       --------------------------------      2001          2002
                                        1999       2000        2001       (UNAUDITED)   (UNAUDITED)
                                       -------   --------   -----------   -----------   -----------
                                                            (THOUSANDS)
Foreign exchange gains(losses).......  $ 4,930   $ (1,691)   $ (4,211)      $(1,596)      $    59
Financing costs on sale of accounts
  receivable (see Note 12)...........   (2,495)    (2,342)     (1,886)         (457)         (204)
Environmental provision relating to
  discontinued operations............   (3,450)    (2,662)     (2,500)       (2,500)           --
Write-off of receivables from G-I
  Holdings (see Note 18).............       --     (2,193)         --            --            --
Miscellaneous other non-operating
  expenses...........................   (5,993)    (9,510)     (7,464)       (1,625)       (1,811)
                                       -------   --------    --------       -------       -------
Total other expense, net.............  $(7,008)  $(18,398)   $(16,061)      $(6,178)      $(1,956)
                                       =======   ========    ========       =======       =======

NOTE 9.  DISCONTINUED OPERATION

     On October 1, 1999, the Company sold the stock of its Filter Products subsidiaries to Hayward Industrial Products, Inc. for a purchase price of $62.0 million. The gain on the sale was $23.5 million, after income taxes of $12.7 million. Accordingly, the Filter Products business segment is reported as a discontinued operation in the Consolidated Financial Statements.

     Summary operating results for the Filter Products business are as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
                                                              (THOUSANDS)
Net sales...................................................    $28,730
                                                                =======
Income before income taxes..................................    $ 2,726
Income taxes................................................       (957)
                                                                -------
Net income..................................................    $ 1,769
                                                                =======

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

NOTE 10.  INCOME TAXES

     Income tax (provision) benefit from continuing operations consists of the following:

                                                                        THREE MONTHS ENDED
                                                                     -------------------------
                                       YEAR ENDED DECEMBER 31,        APRIL 1,      MARCH 31,
                                    ------------------------------      2001          2002
                                      1999       2000       2001     (UNAUDITED)   (UNAUDITED)
                                    --------   --------   --------   -----------   -----------
                                                           (THOUSANDS)
Federal:
  Current.........................  $ 23,001   $(15,850)  $(11,149)   $ (4,601)      $   (13)
  Deferred........................   (31,406)   (20,648)    17,310      (4,938)       (5,211)
                                    --------   --------   --------    --------       -------
          Total Federal...........    (8,405)   (36,498)     6,161      (9,539)       (5,224)
                                    --------   --------   --------    --------       -------
Foreign:
  Current.........................   (16,830)   (17,466)    (7,318)     (3,002)       (3,481)
  Deferred........................     5,185      9,076        416         709           733
                                    --------   --------   --------    --------       -------
          Total foreign...........   (11,645)    (8,390)    (6,902)     (2,293)       (2,748)
                                    --------   --------   --------    --------       -------
State and local:
  Current.........................    (1,200)      (304)      (840)       (864)         (238)
  Deferred........................      (844)      (481)      (472)        178            11
                                    --------   --------   --------    --------       -------
          Total state and local...    (2,044)      (785)    (1,312)       (686)         (227)
                                    --------   --------   --------    --------       -------
Income tax provision..............  $(22,094)  $(45,673)  $ (2,053)   $(12,518)      $(8,199)
                                    ========   ========   ========    ========       =======

     The differences between the income tax provision computed by applying the statutory Federal income tax rate to pre-tax income, and the income tax provision reflected in the Consolidated Statements of Income are as follows:

                                                                            THREE MONTHS ENDED
                                                                         -------------------------
                                            YEAR ENDED DECEMBER 31,       APRIL 1,      MARCH 31,
                                         -----------------------------      2001          2002
                                           1999       2000      2001     (UNAUDITED)   (UNAUDITED)
                                         --------   --------   -------   -----------   -----------
                                                                (THOUSANDS)
Statutory tax provision................  $(22,035)  $(45,540)  $(2,025)   $(12,485)      $(8,453)
Impact of:
  Foreign operations...................     4,472      3,730     5,787       1,593           266
  State and local taxes, net of Federal
     benefits..........................    (1,330)      (511)     (853)       (446)         (148)
  Nondeductible goodwill
     amortization......................    (5,671)    (5,616)   (5,774)     (1,404)           --
  Percentage depletion.................     1,943      1,521       659         229           164
  Other, net...........................       527        743       153          (5)          (28)
                                         --------   --------   -------    --------       -------
Income tax provision...................  $(22,094)  $(45,673)  $(2,053)   $(12,518)      $(8,199)
                                         ========   ========   =======    ========       =======

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     The components of the net deferred tax liability are as follows:

                                                         DECEMBER 31,        MARCH 31,
                                                      -------------------      2002
                                                        2000       2001     (UNAUDITED)
                                                      --------   --------   -----------
                                                                 (THOUSANDS)
Deferred tax liabilities related to:
  Property, plant and equipment.....................  $102,697   $108,187    $115,510
  Other.............................................    82,193     25,164      52,753
                                                      --------   --------    --------
          Total deferred tax liabilities............   184,890    133,351     168,263
                                                      --------   --------    --------
Deferred tax assets related to:
  Expenses not yet deducted for tax purposes........   (19,901)   (22,477)    (39,649)
  Other.............................................   (24,042)   (26,055)    (27,905)
                                                      --------   --------    --------
          Total deferred tax assets.................   (43,943)   (48,532)    (67,554)
                                                      --------   --------    --------
Net deferred tax liability..........................   140,947     84,819     100,709
Deferred tax assets reclassified to current
  assets............................................    29,394     32,929      33,688
                                                      --------   --------    --------
Noncurrent deferred tax liability...................  $170,341   $117,748    $134,397
                                                      ========   ========    ========

     Effective January 1, 2001, the Company entered into tax sharing agreements with ISP and ISP Chemco with respect to the payment of Federal income taxes and certain related matters. The tax sharing agreements are substantially similar to the 1997 Tax Sharing Agreement described below. ISP Chemco and its domestic subsidiaries are a party to a Tax Sharing Agreement with ISP with respect to the payment of Federal income taxes and certain related matters dated as of January 1, 1997 (the "1997 Tax Sharing Agreement"). During the term of the 1997 Tax Sharing Agreement, which extends as long as ISP Chemco or any of its domestic subsidiaries, as the case may be, are included in a consolidated Federal income tax return filed by ISP or a successor entity, ISP Chemco is obligated to pay to ISP an amount equal to those Federal income taxes ISP Chemco would have incurred if, subject to certain exceptions, ISP Chemco (on behalf of itself and its domestic subsidiaries) filed its own consolidated Federal income tax return. These exceptions include, among others, that ISP Chemco may utilize certain favorable tax attributes, i.e., losses, deductions and credits (except for a certain amount of foreign tax credits and, in general, net operating losses), only at the time such attributes reduce the Federal income tax liability of ISP and its consolidated subsidiaries (the "ISP Group"); and that ISP Chemco may carry back or carry forward its favorable tax attributes only after taking into account current tax attributes of the ISP Group. In general, subject to the foregoing limitations, unused tax attributes carry forward for use in reducing amounts payable by ISP Chemco to ISP in future years. Subject to certain exceptions, actual payment for such attributes will be made by ISP to ISP Chemco only when ISP receives an actual refund of taxes from the Internal Revenue Service (the "IRS") or, under certain circumstances, the earlier of the dates of the filing of Federal income tax returns of ISP Chemco for taxable years of ISP Chemco following the last taxable year in which it was a member of the ISP Group. Foreign tax credits not utilized by ISP Chemco in computing its tax sharing payments will be refunded by ISP to ISP Chemco, if such credits expire unutilized, upon the termination of the statute of limitations for the year of expiration.

     The 1997 Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local taxes. Under the 1997 Tax Sharing Agreement, ISP makes all decisions with respect to all matters relating to taxes of the ISP Group. The provisions of the 1997 Tax Sharing Agreement take into account both the Federal income taxes ISP Chemco would have incurred if it filed its own separate Federal income tax return and the fact that ISP Chemco is a member of the ISP Group for Federal income tax purposes.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     The predecessor of ISP and certain of its domestic subsidiaries were parties to tax sharing agreements with members of the consolidated group that included G-I Holdings Inc. (the "G-I Holdings Group"). Until January 1, 1997, ISP and its domestic subsidiaries were included in the consolidated Federal income tax returns of the G-I Holdings Group. Therefore, such tax sharing agreements are no longer applicable with respect to the tax liabilities of ISP for periods subsequent to January 1, 1997. ISP remains obligated, however, with respect to tax liabilities imposed or that may be imposed for periods prior to such date. Among other things, those tax sharing agreements provide for the sharing of the G-I Holdings Group's consolidated tax liability based on each member's share of the tax as if such member filed on a separate basis. Accordingly, a payment of tax would be made to G-I Holdings equal to ISP's allocable share of the G-I Holdings Group's consolidated tax liability.

     On September 15, 1997, G-I Holdings received a notice from the Internal Revenue Service (the "IRS") of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation in 1990 of Rhone-Poulenc Surfactants and Specialties, L.P. (the "surfactants partnership"), a partnership in which G-I Holdings held an interest. G-I Holdings has advised the Company that it believes that it will prevail in the tax matter arising out of the surfactants partnership, although there can be no assurance in this regard. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on its business, financial position or results of operations. On September 21, 2001, the IRS filed a proof of claim with respect to such deficiency against G-I Holdings in the G-I Holdings bankruptcy. On May 7, 2002, G-I Holdings filed an objection to that proof of claim. If such proof of claim is sustained, the Company and/or some of the Company's subsidiaries, together with G-I Holdings and several current and former subsidiaries of G-I Holdings, would be severally liable for such taxes and interest in the amount of approximately $250.0 million should G-I Holdings be unable to satisfy such liability. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related bodily injury claims relating to the inhalation of asbestos fiber. See Note 21.

NOTE 11.  ACQUISITIONS

     On October 15, 1999, the Company acquired substantially all of the assets of the Kelco Alginates division of Monsanto Company, including manufacturing facilities in San Diego, California and Girvan, Scotland, a research facility in Tadworth, England and equity investments in three seaweed processing joint ventures in Ireland, Iceland and Tasmania. The alginates business manufactures sodium alginate, propylene glycol alginate and other alginate derivatives. The results of the alginates business, including sales of $12.8 million for 1999, are included in the Company's financial statements from the date of its acquisition and were not material to 1999 operations.

     On June 7, 2001, the Company completed the acquisition of substantially all of the assets of FineTech Ltd. ("FineTech"), a pharmaceutical research company based in Haifa, Israel. FineTech specializes in the design of proprietary synthetic routes and methodologies used in the production of highly complex and valuable organic compounds for the pharmaceutical industry. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of the identifiable assets acquired, including $9.5 million of intangible assets, and the excess was recorded as goodwill, pending management's valuation of the fair values of the net assets acquired as of the date of acquisition. The results of the FineTech business, including sales of $2.2 million in 2001, are included in the Company's results from the date of its acquisition and were not material to 2001 operations. See also Notes 6 and 22.

     On December 31, 2001, the Company's wholly owned subsidiary, ISP (Canada) Inc. completed the acquisition of the industrial biocides business of Degussa Corporation. The industrial biocides business manufactures Fungitrol(R) fungicides, Nuosept(R) preservatives, Nuocide(R) fungicides and algaecides, and

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

Biotrend(R) biocides. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of the identifiable assets acquired, including $6.3 million of intangible assets, and the excess was recorded as goodwill, pending management's valuation of the fair values of the net assets acquired as of the date of acquisition. The results of the industrial biocides business will be included in the Company's results from the date of its acquisition. This business had sales of approximately $27 million in 2001.

NOTE 12.  SALE OF ACCOUNTS RECEIVABLE

     In October 2001, the Company entered into a new agreement for the sale of its domestic receivables. This agreement replaces the previous agreement which terminated in October 2001. The new agreement has a termination date of October 2004 and provides for up to $40.0 million in cash to be made available to the Company based on eligible receivables outstanding from time to time. The excess of accounts receivable sold over the net proceeds received is included in "Accounts receivable, other." The effective cost to the Company varies with LIBOR or commercial paper rates and is included in "Other expense, net" and amounted to $2.5, $2.3, $1.9, $0.5 and $0.2 million in 1999, 2000 and 2001 and the first three months of 2001 and 2002, respectively.

NOTE 13.  INVENTORIES

     Inventories comprise the following:

                                                         DECEMBER 31,        MARCH 31,
                                                      -------------------      2002
                                                        2000       2001     (UNAUDITED)
                                                      --------   --------   -----------
                                                                 (THOUSANDS)
Finished goods......................................  $ 93,356   $120,797    $102,824
Work-in-process.....................................    29,022     36,960      33,557
Raw materials and supplies..........................    28,570     32,825      34,444
                                                      --------   --------    --------
Inventories.........................................  $150,948   $190,582    $170,825
                                                      ========   ========    ========

     At December 31, 2000 and 2001, and March 31, 2002, $38.7, $60.1 and $56.9
million, respectively, of domestic inventories were valued using the LIFO method. If the FIFO inventory method had been used to value these inventories, they would have been $0.1 million lower at December 31, 2000, $3.7 million higher at December 31, 2001 and $2.2 million higher at March 31, 2002.

NOTE 14.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, net, comprises the following:

                                                          DECEMBER 31,         MARCH 31,
                                                      ---------------------      2002
                                                        2000        2001      (UNAUDITED)
                                                      ---------   ---------   -----------
                                                                  (THOUSANDS)
Land and land improvements..........................  $  78,236   $  80,594    $  82,035
Buildings and building equipment....................    105,279     111,347      113,347
Machinery and equipment.............................    624,761     683,142      694,040
Construction in progress............................     60,326      45,592       36,590
                                                      ---------   ---------    ---------
          Total.....................................    868,602     920,675      926,012
Less accumulated depreciation.......................   (309,914)   (363,716)    (374,111)
                                                      ---------   ---------    ---------
Property, plant and equipment, net..................  $ 558,688   $ 556,959    $ 551,901
                                                      =========   =========    =========

     See Note 21 for information regarding capital leases.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

NOTE 15.  LONG-TERM DEBT AND LINES OF CREDIT

     Long-term debt comprises the following:

                                                            DECEMBER 31,         MARCH 31,
                                                       ----------------------      2002
                                                         2000         2001      (UNAUDITED)
                                                       ---------   ----------   -----------
                                                                   (THOUSANDS)
9 3/4% Senior Notes due February 2002................  $ 199,871   $       --     $     --
9% Senior Notes due October 2003.....................    324,736      307,858           --
Senior Credit Facilities:
     Term loan expiring June 2008....................         --      223,875      223,313
     Revolving credit facility.......................    196,000       95,250       87,400
10 1/4% Senior Subordinated Notes due 2011...........         --      402,536      402,601
10 5/8% Senior Secured Notes due 2009................         --      200,000      200,000
Obligation on mortgaged property, due January 2001...     28,125           --           --
Obligations under capital leases (Note 21)...........        533          271          215
Other................................................         32           32           21
                                                       ---------   ----------     --------
          Total long-term debt.......................    749,297    1,229,822      913,550
Less current maturities..............................   (224,419)    (310,265)      (2,360)
                                                       ---------   ----------     --------
Long-term debt less current maturities...............  $ 524,878   $  919,557     $911,190
                                                       =========   ==========     ========

     On June 27, 2001, ISP Chemco and three of its wholly owned subsidiaries jointly issued $205.0 million aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2011 (the "2011 Notes"). The net proceeds of $197.3 million, after discount and fees, were placed in a restricted cash escrow account and were distributed to the Company's parent, ISP, to retire ISP's
9 3/4% Senior Notes due 2002 (the "2002 Notes"). During the third quarter of 2001, ISP retired $19.9 million of the 2002 Notes, and the remaining $180.0 million of the 2002 Notes were retired on or prior to October 15, 2001. On July 31, 2001, ISP Chemco and those same three wholly owned subsidiaries jointly issued an additional $100.0 million aggregate principal amount of the 2011 Notes. These notes have the same terms as the 2011 Notes issued in June 2001. The net proceeds were $98.9 million, including $0.9 million of accrued interest from June 27, 2001 to the date of issuance, of which $98.0 million were placed in a restricted cash escrow account to be distributed to ISP to be used to retire a portion of ISP's 9% Senior Notes due 2003 (the "2003 Notes").

     On November 13, 2001, ISP Chemco and those same three wholly owned subsidiaries jointly issued an additional $100.0 million aggregate principal amount of the 2011 Notes. These notes have the same terms as the 2011 Notes issued in June 2001 except with respect to interest accrual and registration rights. The net proceeds of $101.0 million were placed in a restricted cash escrow account to be distributed to ISP to be used to retire a portion of ISP's 2003 Notes. ISP retired $16.9 million aggregate principal amount of the 2003 Notes in 2001. On January 14, 2002, ISP redeemed the remaining $307.9 million aggregate principal amount of the 2003 Notes. The 2003 Notes were redeemed at a redemption price of 101.5% of the principal amount plus accrued and unpaid interest to the redemption date. As a result, the Company recorded an extraordinary loss on the early retirement of debt of $4.7 million ($7.1 million before income tax benefit of $2.4 million). The extraordinary loss was comprised of $4.6 million of call premium, $0.2 million of remaining discount amortization and the write-off of $2.3 million of unamortized deferred financing fees.

     The 2011 Notes are guaranteed by substantially all of ISP Chemco's domestic subsidiaries. The 2011 Notes were issued under an indenture which, among other things, places limits on the ability of ISP

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

Chemco and its subsidiaries, except its accounts receivable subsidiary and certain immaterial subsidiaries, to incur additional debt, issue preferred stock, incur liens, and pay dividends or make certain other restricted payments and restricted investments.

     In a related transaction, ISP Chemco and its three subsidiaries which issued the 2011 Notes also entered into $450.0 million of new senior secured credit facilities (the "Senior Credit Facilities"), the initial borrowings under which were used to repay amounts outstanding under the Company's previous credit facility. The Senior Credit Facilities are comprised of a $225.0 million term loan with a maturity of seven years and a $225.0 million revolving credit facility which will terminate in five years. The revolving credit facility includes a borrowing capacity not in excess of $50.0 million for letters of credit. All borrowings under the Senior Credit Facilities are based on either an alternate base rate (based on the banks' base rate or on the federal funds rate) or on the eurodollar rate plus a margin based on the ratio of ISP Chemco's total consolidated debt to EBITDA (as defined in the Senior Credit Facilities). The average interest rate at March 31, 2002 on borrowings under the Senior Credit Facilities was 5.2%. The Senior Credit Facilities require compliance with various financial covenants, including a total debt leverage maintenance ratio, a senior debt leverage maintenance ratio, an interest coverage ratio and a minimum adjusted net worth. At March 31, 2002, the Company was in compliance with these covenants. As of March 31, 2002, $87.4 million of borrowings and $5.6 million of letters of credit were outstanding under the revolving credit facility. In addition, the Senior Credit Facilities limit the ability of ISP Chemco and its subsidiaries, except the Company's accounts receivable subsidiary and certain immaterial subsidiaries, to incur additional debt, issue preferred stock, incur liens, and pay dividends or make certain other restricted payments and restricted investments. ISP Chemco and substantially all of its domestic subsidiaries are designated as obligors under the Senior Credit Facilities. The obligations of the obligors under the Senior Credit Facilities are secured by a first-priority security interest in 100% of the capital stock of ISP Chemco's domestic subsidiaries and 66% of the capital stock of some of ISP Chemco's foreign subsidiaries, and substantially all of the real and personal property of the obligors, except for the Company's accounts receivable subsidiary and certain immaterial subsidiaries.

     On December 13, 2001, the Company issued $200.0 million principal amount of 10 5/8% Senior Secured Notes due 2009 (the "2009 Notes"). The net proceeds from this issuance were approximately $194.3 million, of which $125.7 million was placed in a restricted cash escrow account and used to redeem the remaining 2003 Notes. The 2009 Notes are secured by a first priority lien on all of the outstanding capital stock of ISP Chemco. The 2009 Notes are structurally subordinated to all liabilities of the Company's subsidiaries. The 2009 Notes were issued under an indenture which, among other things, limits the ability of the Company and its subsidiaries, except our unrestricted subsidiaries, to incur additional debt, enter into transactions with affiliates, issue preferred stock, incur liens, and pay dividends or make certain other restricted payments and restricted investments. ISP Investco, one of the Company's wholly owned subsidiaries, the subsidiaries of ISP Investco, the Company's accounts receivable subsidiary and certain immaterial subsidiaries have been designated as unrestricted subsidiaries under the indenture related to the 2009 Notes.

     As the Company has used the net proceeds from the issuance of the 2009 Notes and the 2011 Notes to retire ISP's 2002 and 2003 Notes, the 2002 Notes and the 2003 Notes have been retroactively reflected on the Company's Consolidated Balance Sheets for all periods presented.

     In October 1996, ISP issued $325 million principal amount of the 2003 Notes. As discussed above, ISP redeemed the remaining 2003 Notes on January 14, 2002.

     Borrowings by the Company and its subsidiaries, including those under the Senior Credit Facilities, are subject to the application of certain financial covenants contained in such agreement and in the indentures governing the 2009 Notes and the 2011 Notes. As of December 31, 2001, the Company and

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

those subsidiaries were in compliance with such covenants, and the application of such covenants would not have restricted available borrowings under the Senior Credit Facilities.

     The Senior Credit Facilities and the indenture governing the 2011 Notes contain additional affirmative and negative covenants affecting ISP Chemco and some of its subsidiaries, including restrictions on transactions with affiliates, sale-leaseback transactions and mergers and transfers of all or substantially all of those subsidiaries' assets. The indenture governing the 2009 Notes also contain additional affirmative and negative covenants similar to those contained in the indenture governing the 2011 Notes affecting us and some of our subsidiaries. These limitations do not apply to ISP Investco LLC, an unrestricted subsidiary. As of March 31, 2002, under the most restrictive of these limitations, the Company could have paid dividends and other restricted payments of up to $53.4 million. Additionally, in the event the holders of the 2009 Notes were to foreclose on ISP Chemco's capital stock following an event of default under those notes, the sale of the capital stock would constitute a change of control of ISP Chemco. Under the indenture governing the 2011 Notes, if a change of control of ISP Chemco occurs, ISP Chemco is obligated to make an offer to repurchase the 2011 Notes from their respective holders. The terms of the Senior Credit Facilities, however, prohibit the repayment of the 2011 Notes in that event unless and until such time as the indebtedness under the Senior Credit Facilities is repaid in full. Failure to make such repayment upon a change of control would result in a default under the 2011 Notes. A change of control of ISP Chemco would also result in a default under the Senior Credit Facilities. In the event of a default under the indenture governing the 2011 Notes or under the Senior Credit Facilities, the holders of the 2011 Notes or the lenders under the Senior Credit Facilities, as the case may be, could elect to accelerate the maturity of the 2011 Notes or the loans under the Senior Credit Facilities. Those events could have a material adverse effect on the Company's financial condition and results of operations.

     At December 31, 2000, the Company had a $28.1 million mortgage obligation on its headquarters property. This mortgage was repaid in January 2001. Interest on the mortgage was at a floating rate based on LIBOR.

     The Company believes that the fair value of its non-public variable rate indebtedness approximates the book value of such indebtedness because the interest rates on such indebtedness are at floating short-term rates. With respect to the Company's publicly traded debt securities, the Company has obtained estimates of fair values from an independent source believed to be reliable. The estimated fair value of the 2002 Notes as of December 31, 2000 was $165.9 million, the estimated fair value of the 2003 Notes as of December 31, 2000 and 2001 was $246.7 and $312.5 million, respectively. The estimated fair value of the 2009 Notes as of December 31, 2001 and March 31, 2002 was $200.3 and $207.0 million, respectively, and the estimated fair value of the 2011 Notes as of December 31, 2001 and March 31, 2002 was $418.6 and $428.8 million, respectively.

     The aggregate maturities of long-term debt as of March 31, 2002 for the next five years are as follows:

TWELVE MONTHS ENDED MARCH 31,                                 (THOUSANDS)
-----------------------------                                 -----------
2003........................................................   $  2,360
2004........................................................      2,252
2005........................................................      2,253
2006........................................................      2,250
2007........................................................    141,400

     In the above table, maturities for each of the twelve months ended March 31, 2003 through March 31, 2006 include $2.3 million of maturities relating to the term loan under the Senior Credit Facilities. Maturities for the twelve months ended March 31, 2007 include $54.0 million relating to such

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

term loan and the $87.4 million of borrowings outstanding under the revolving credit facility, based on the expiration of the revolving credit facility in June 2006.

     At March 31, 2002, the Company did not have any short-term lines of credit. Short-term borrowings at December 31, 2000 were $143.7 million. The weighted-average interest rate on those borrowings was 7.0%. Short-term borrowings at December 31, 2001 and March 31, 2002 were not significant.

     Under the indenture governing the 2009 Notes discussed above, ISP Investco has been designated as an unrestricted subsidiary for purposes of covenants relating to the 2009 Notes. Unrestricted subsidiaries, including ISP Investco, had no impact on the Company's net sales or operating income for the periods presented. The following table details, as required by the indenture governing the 2009 Notes, the impact of unrestricted subsidiaries on the Company's results of operations, as if ISP Investco was formed on January 1, 1999. The actual results of ISP Investco prior to its formation in June 2001 are included in the results of ISP Chemco.

                                                                               THREE MONTHS ENDED
                                                                            -------------------------
                                                 YEAR ENDED DECEMBER 31,     APRIL 1,      MARCH 31,
                                                -------------------------      2001          2002
                                                 1999     2000      2001    (UNAUDITED)   (UNAUDITED)
                                                ------   -------   ------   -----------   -----------
                                                                     (MILLIONS)
Interest expense..............................  $(9.7)   $(13.9)   $(8.4)      $(2.7)        $(0.4)
Investment income (loss)......................    4.1     144.4     (2.5)       33.0          15.2
Miscellaneous other income (expense)..........   (0.2)     (0.2)    (0.9)        0.2          (0.1)

NOTE 16.  BENEFIT PLANS

     Eligible, full-time employees of the Company are covered by various benefit plans, as described below.

  DEFINED CONTRIBUTION PLAN

     The Company provides a defined contribution plan for eligible employees. The Company contributes up to 7% of participants' compensation (any portion of which can be contributed, at the participants' option, in the form of the Company's common stock), and also contributes fixed amounts, ranging from $50 to $750 per year depending on age, to the accounts of participants who are not covered by a Company-provided postretirement medical benefit plan. The aggregate contributions by the Company were $8.1, $7.7, $7.3, $2.2 and $2.1 million for 1999, 2000 and 2001 and the first three months of 2001 and 2002, respectively.

  DEFINED BENEFIT PLANS

     The Company provides a noncontributory defined benefit retirement plan for certain hourly employees in the United States (the "Hourly Retirement Plan"). Benefits under this plan are based on stated amounts for each year of service. The Company's funding policy is consistent with the minimum funding requirements of ERISA.

     ISP Marl GmbH, a wholly owned subsidiary of the Company, provides a noncontributory defined benefit retirement plan for its hourly and salaried employees (the "ISP Marl Plan"). Benefits under this plan are based on average earnings over each employee's career with the Company.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     The Company's net periodic pension cost (income) for the Hourly Retirement Plan and the ISP Marl Plan included the following components:

                                          HOURLY RETIREMENT PLAN           ISP MARL PLAN
                                        ---------------------------   ------------------------
                                          YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                        ---------------------------   ------------------------
                                         1999      2000      2001      1999     2000     2001
                                        -------   -------   -------   ------   ------   ------
                                                             (THOUSANDS)
Service cost..........................  $   310   $   247   $   247    $176     $ 99     $133
Interest cost.........................    1,678     1,811     1,932     236      132      220
Expected return on plan assets........   (2,314)   (2,633)   (3,084)     --       --       --
Amortization of actuarial losses......      215        40        36      12       --       --
Amortization of unrecognized prior
  service cost........................      174       190       190      11        7        8
                                        -------   -------   -------    ----     ----     ----
Net periodic pension cost (income)....  $    63   $  (345)  $  (679)   $435     $238     $361
                                        =======   =======   =======    ====     ====     ====

     Net periodic pension cost (income) for the Hourly Retirement Plan was $(162,000) and $(204,000), respectively, for the first three months of 2001 and 2002, and was $50,000 and $(136,000), respectively, for the ISP Marl Plan.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     The following tables set forth, for the years 2000 and 2001, reconciliations of the beginning and ending balances of the benefit obligation, fair value of plan assets, funded status and amounts recognized in the Consolidated Balance Sheets related to the Hourly Retirement Plan and the ISP Marl Plan:

                                                HOURLY RETIREMENT PLAN     ISP MARL PLAN
                                                ----------------------   -----------------
                                                     DECEMBER 31,          DECEMBER 31,
                                                ----------------------   -----------------
                                                  2000         2001       2000      2001
                                                ---------    ---------   -------   -------
                                                               (THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year.....   $23,429      $25,406    $ 3,796   $ 3,165
  Service cost................................       247          247         99       133
  Interest cost...............................     1,811        1,932        132       220
  Plan amendments.............................       236           --         --        --
  Actuarial (gains) losses....................     1,028        1,707       (862)      128
  Benefits paid...............................    (1,345)      (1,416)        --        --
                                                 -------      -------    -------   -------
  Benefit obligation at end of year...........    25,406       27,876      3,165     3,646
                                                 -------      -------    -------   -------
Change in plan assets:
  Fair value of plan assets at beginning of
     year.....................................    23,661       28,132         --        --
  Actual return on plan assets................     3,959        2,467         --        --
  Employer contributions......................     1,857        1,308         --        --
  Benefits paid...............................    (1,345)      (1,416)        --        --
                                                 -------      -------    -------   -------
  Fair value of plan assets at end of year....    28,132       30,491         --        --
                                                 -------      -------    -------   -------
Reconciliation of funded status:
  Funded status...............................     2,726        2,615     (3,165)   (3,646)
  Transition obligation.......................        --           --         96       123
  Unrecognized prior service cost.............     1,109          919         --        --
  Unrecognized actuarial (gains) losses.......     2,299        4,587        (64)      110
                                                 -------      -------    -------   -------
Net amount recognized in Consolidated Balance
  Sheets as (accrued) prepaid benefit cost....   $ 6,134      $ 8,121    $(3,133)  $(3,413)
                                                 =======      =======    =======   =======

     In determining the projected benefit obligation, the weighted-average assumed discount rate was 7.50% and 7.25% for 2000 and 2001, respectively, for the Hourly Retirement Plan, and was 6.5% for each year for the ISP Marl Plan. The expected long-term rate of return on assets, used in determining net periodic pension cost (income) for the Hourly Retirement Plan, was 11% for 2000 and 2001 and was 7% for each year for the ISP Marl Plan.

     The Company also provides a nonqualified defined benefit retirement plan for certain key employees. Expense accrued for this plan was $0.9, $1.2, $0.7, $0.3 and $0.2 million for 1999, 2000 and 2001 and the first three months of 2001 and 2002, respectively.

     In connection with the Company's Supplemental Executive Retirement Plan and postretirement medical and life insurance plan, the Company owns certain life insurance policies with a face value of $98.9 million at December 31, 2001. These policies had a cash surrender value of $38.3 and $41.4 million at December 31, 2000 and 2001, respectively, and policy loans of $36.8 and $39.7 million, respectively. The net cash surrender value at December 31, 2000 and 2001 was $1.5 and $1.7 million, respectively, and is included in "Other assets."

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

  POSTRETIREMENT MEDICAL AND LIFE INSURANCE

     The Company generally does not provide postretirement medical and life insurance benefits, although it subsidizes such benefits for certain employees and certain retirees. Such subsidies were reduced as of January 1, 2000.

     The net periodic postretirement benefit cost included the following components:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     2000     2001
                                                              ------   ------   ------
                                                                    (THOUSANDS)
Service cost................................................  $   7    $ 109    $ 123
Interest cost...............................................    608      576      679
Amortization of actuarial loss..............................     --       --       64
Amortization of unrecognized prior service cost.............   (179)    (284)    (284)
                                                              -----    -----    -----
Net periodic postretirement benefit cost....................  $ 436    $ 401    $ 582
                                                              =====    =====    =====

     Net periodic postretirement benefit cost was $101,000 and $153,000 for the first three months of 2001 and 2002, respectively.

     The following table sets forth, for the years 2000 and 2001, reconciliations of the beginning and ending balances of the postretirement benefit obligation, funded status and amounts recognized in the Consolidated Balance Sheets related to postretirement medical and life insurance benefits:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      2001
                                                              -------   -------
                                                                 (THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year...................  $ 7,640   $ 8,168
  Service cost..............................................      109       123
  Interest cost.............................................      576       679
  Effect of plan amendments.................................   (1,750)       --
  Actuarial losses..........................................    2,051     1,356
  Benefits paid, net of participant contributions...........     (458)     (565)
                                                              -------   -------
  Benefit obligation at end of year.........................    8,168     9,761
                                                              -------   -------
Change in plan assets:
  Fair value of plan assets at beginning of year............       --        --
  Employer contributions....................................      458       565
  Benefits paid, net of participant contributions...........     (458)     (565)
                                                              -------   -------
  Fair value of plan assets at end of year..................       --        --
                                                              -------   -------
Reconciliation of funded status:
  Funded status.............................................   (8,168)   (9,761)
  Unrecognized prior service cost...........................   (2,440)   (2,157)
  Unrecognized actuarial losses.............................      842     2,135
                                                              -------   -------
     Net amount recognized in Consolidated Balance Sheets as
      accrued benefit cost..................................  $(9,766)  $(9,783)
                                                              =======   =======

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     For purposes of calculating the accumulated postretirement benefit obligation, the following assumptions were made. Retirees as of December 31, 2001 who were formerly salaried employees (with certain exceptions) were assumed to receive a Company subsidy of $400 to $1,000 per year. For retirees over age 65, this subsidy may be replaced by participation in a managed care program. With respect to retirees who were formerly hourly employees, most such retirees are subject to a $5,000 per person lifetime maximum benefit. Subject to such lifetime maximum, a 9% and 6% annual rate of increase in the Company's per capita cost of providing postretirement medical benefits was assumed for 2001 for such retirees under and over age 65, respectively. To the extent that the lifetime maximum benefits have not been reached, the foregoing rates were assumed to decrease gradually to an ultimate rate of 5% and 6%, respectively, by the year 2009 and remain at that level thereafter. The weighted-average assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.50% and 7.25% for 2000 and 2001, respectively.

     The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2000 and 2001 by $156,000 and $25,000, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the years 2000 and 2001 by $11,000 and $2,000, respectively. A decrease of one percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2000 and 2001 by $138,000 and $22,000, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the years 2000 and 2001 by $10,000 and $2,000, respectively.

NOTE 17. STOCK OPTION AND AWARD PLANS, LONG TERM INCENTIVE PLAN AND STOCK APPRECIATION RIGHTS

     ISP's 1991 Incentive Plan for Key Employees and Directors, as amended (the "1991 Plan"), authorized the grant of options to purchase a maximum of 13,000,000 shares of ISP's common stock. The Compensation Committee of the Board of Directors (the "Committee") determined the exercise price and vesting schedule of options granted under the 1991 Plan. In 1995 through 1999, ISP granted options to certain employees to purchase an aggregate of 3,217,020 shares of ISP's common stock at exercise prices ranging from $.625 to $5.625 below the fair market value of such shares on the date of grant. The difference between the exercise price and the fair market value of such shares on the date of grant is being recognized as compensation expense over the vesting period of 2 1/2 to 5 years. Compensation expense for such options was $0.8, $0.5 and $0.6 million in 1999, 2000 and 2001, respectively. All other employee options granted under the 1991 Plan have a term of nine years, have an exercise price equal to the fair market value of such shares on the date of grant and become exercisable at a rate determined by the Committee at the time of grant. Special vesting rules apply to options granted to non-employee directors. The 1991 Plan expired in accordance with its terms in June 2000, and no additional options will be granted under the 1991 Plan.

     Effective July 1, 2000, ISP adopted the 2000 Stock Option Plan for Non-Employee Directors (the "2000 Plan"), which was approved by ISP's stockholders in May 2001. The 2000 Plan authorizes the grant of options to purchase a maximum of 200,000 shares of ISP's common stock. Under the 2000 Plan, each non-employee director is granted a non-qualified stock option to purchase 5,000 shares of ISP's common stock (the "Initial Option") on the date such person becomes an eligible director and an additional non-qualified option to purchase 3,000 shares of ISP's common stock (an "Additional Option") on each anniversary of the date of grant of the Initial Option. The term of each option granted is nine years. Initial Options are subject to a three-year vesting period, commencing on the first anniversary of the date of grant, and Additional Options are subject to a one-year vesting period, becoming exercisable in full on the first anniversary of the date of grant. The exercise price of the options is equal to the fair market

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

value of such shares on the date of grant. During 2000 and 2001, ISP granted 15,000 and 19,000 options, respectively, pursuant to the 2000 Plan, of which 28,000 options were outstanding at December 31, 2001.

     The Company has elected the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and applies APB Opinion No. 25 and related interpretations in accounting for the 1991 Plan and the 2000 Plan (collectively, the "Plans"). If the Company had elected to recognize compensation cost based on the fair value of awards under the Plans at grant dates, the Company's pro forma net income (loss) for the years 1999, 2000 and 2001 would have been $62.4, $82.1 and $1.8 million, respectively. The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, and the resulting pro forma compensation expense may not be indicative of pro forma expense in future years.

     The fair value of ISP's stock options used to compute pro forma net income and earnings per share is the estimated present value at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6%; expected life of 6 years; expected volatility of 24%; and dividend yield of 0%.

     The following is a summary of transactions pertaining to the Plans:

                                           YEAR ENDED           YEAR ENDED           YEAR ENDED
                                       DECEMBER 31, 1999    DECEMBER 31, 2000    DECEMBER 31, 2001
                                       ------------------   ------------------   ------------------
                                                 WEIGHTED             WEIGHTED             WEIGHTED
                                                 AVERAGE              AVERAGE              AVERAGE
                                       SHARES    EXERCISE   SHARES    EXERCISE   SHARES    EXERCISE
                                       (000'S)    PRICE     (000'S)    PRICE     (000'S)    PRICE
                                       -------   --------   -------   --------   -------   --------
Outstanding, January 1...............   6,989     $12.06     8,028     $10.93     4,625     $10.50
Granted..............................   3,468       9.47        20       6.12        19       8.68
Exercised............................    (292)      7.03       (87)      6.40      (208)      7.17
Exchanged for Incentive Plan Units...      --         --    (2,033)     10.94        --         --
Forfeited............................  (2,137)     12.78    (1,303)     11.62      (570)     11.71
                                       ------               ------                -----
Outstanding, December 31.............   8,028      10.93     4,625      10.50     3,866      10.49
                                       ======               ======                =====
Options exercisable, December 31.....   3,162      10.81     2,669      10.24     3,158      10.48
                                       ======               ======                =====

     Based on calculations using the Black-Scholes option-pricing model, the weighted-average fair value of options granted in 1999, 2000 and 2001 under the Plans for which the exercise price equaled the fair market value of such shares on the date of grant was $2.91, $1.81 and $4.06 per share, respectively, and such weighted-average fair value of options granted in 1999 for which the exercise price was less than the fair market value of such shares on the date of grant was $5.64; all options granted in 2000 and 2001 were at exercise prices equal to the fair market value at the date of grant.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     The following is a summary of the status of stock options outstanding and exercisable under the Plans as of December 31, 2001:

                                           STOCK OPTIONS OUTSTANDING         STOCK OPTIONS
                                        --------------------------------      EXERCISABLE
                                                              WEIGHTED     ------------------
                                                  WEIGHTED     AVERAGE               WEIGHTED
                                                  AVERAGE     REMAINING              AVERAGE
                                        SHARES    EXERCISE   CONTRACTUAL   SHARES    EXERCISE
RANGE OF EXERCISE PRICES                (000'S)    PRICE        LIFE       (000'S)    PRICE
------------------------                -------   --------   -----------   -------   --------
$ 3.781 - $ 5.875.....................     270     $ 4.69    3.65 years       153     $ 4.83
$ 5.876 - $ 8.938.....................     882       7.47    2.01 years       866       7.46
$ 8.939 - $13.313.....................   2,031      10.84    5.29 years     1,609      11.00
$13.314 - $18.625.....................     683      15.64    5.45 years       530      15.50
                                         -----                              -----
Total.................................   3,866      10.49    4.45 years     3,158      10.48
                                         =====                              =====

     In February 2000, ISP adopted the 2000 Long Term Incentive Plan (the "Incentive Plan"), which authorizes the grant of incentive units ("Incentive Units") to eligible Company employees. The Incentive Plan is administered by the Committee, which in its sole discretion determines the number of Incentive Units to be granted to each employee. Generally, Incentive Units vest cumulatively, in 20% increments over five years, or in 10% increments every six months over five years. The value of Incentive Units is determined at the end of each fiscal quarter based on ISP's total Stockholders' Equity (excluding accumulated other comprehensive income and losses) divided by total common shares outstanding. The Incentive Plan will terminate five years after its effective date of February 2000, unless terminated sooner by the Committee.

     In 2000, employees exchanged an aggregate of 2,032,994 stock options granted under the 1991 Plan (discussed above) for an aggregate of 1,508,062 Incentive Units. An additional 2,052,725 Incentive Units were granted during 2000. At December 31, 2000, 3,342,049 Incentive Units were outstanding. In 2001, 1,272,751 Incentive Units were granted, and as of December 31, 2001, 4,206,614 Incentive Units were outstanding. Compensation expense for such Incentive Units was $2.0 and $3.8 million in 2000 and 2001, respectively.

     In 2000 and 2001, ISP issued restricted stock awards to two executives for 230,000 and 20,000 shares, respectively, of ISP's common stock pursuant to individual plan agreements. Such shares were issued subject to certain conditions with respect to transfer and other restrictions as prescribed by the plans. The restricted shares vest over a period of four to five years. Upon the issuance of the restricted shares, unearned compensation, equivalent to the market price of the shares on the date of grant, in the amount of $1.3 and $0.2 million in 2000 and 2001, respectively, was charged to ISP's Stockholders' Equity and is being amortized to compensation expense as the shares vest. Compensation expense in 2001 related to these restricted shares was $0.3 million. Also in 2000 and 2001, ISP granted two executives stock bonus awards totaling 75,000 and 13,055 shares, respectively, of ISP's common stock and, in connection with such awards and the vesting of the restricted stock awards, also made loans totaling $167,000 and $160,000, respectively, to such executives to enable them to satisfy certain withholding tax obligations. These loans are evidenced by recourse promissory notes that bear interest at the rate of 6.45% per annum. The loans for $167,000 were repaid on April 15, 2001. The loans for $160,000 were converted to demand notes with interest at the Applicable Federal Rate for Short Term Instruments. The value of the stock awards on the date of issuance, totaling $455,000 and $100,000, was charged to compensation expense in 2000 and 2001, respectively.

     ISP Holdings issued options in 1996 to certain employees to purchase 138,983 shares of ISP Holdings' redeemable convertible preferred stock ("Preferred Stock"), exercisable at a price of $111.44 per share. Each share of Preferred Stock was convertible, at the holder's option, into shares of common

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

stock of ISP Holdings at a formula price based on the sum of the determined initial Book Value (as defined) plus interest on such Book Value at a specified rate. The options vested over seven years, subject to earlier vesting under certain circumstances including in connection with a change of control.

     ISP Holdings also issued stock appreciation rights ("SARs") in 1996 related to 27,748 shares of ISP Holdings' common stock. The SARs represented the right to receive a cash payment based upon the appreciation in value of the specified number of shares of common stock of ISP Holdings over the sum of the determined initial Book Value (as defined) per share of common stock of ISP Holdings plus interest on such Book Value at a specified rate. The SARs vested over a five-year period, subject to earlier vesting under certain circumstances including in connection with a change of control.

     As a result of the Merger (see Note 1), ISP Holdings' Preferred Stock option and SAR programs were terminated, and the Company charged $7.9 million against operating income for cash payments made in 1998 for amounts vested at that time. Additional expense is being recorded over the remaining vesting period from the date of the Merger through 2003, including $0.9 million in 1999, $0.4 million in 2000 and $0 in 2001.

NOTE 18.  RELATED PARTY TRANSACTIONS

     Included in the Consolidated Balance Sheets are the following net receivable (payable) balances with related parties, which arise from operating transactions between the Company and its affiliates, including the sales of mineral products and the management agreement, as discussed below:

                                                          DECEMBER 31,       MARCH 31,
                                                       ------------------      2002
                                                        2000       2001     (UNAUDITED)
                                                       -------   --------   -----------
                                                                 (THOUSANDS)
ISP Parent Company...................................  $ 2,676   $(28,623)   $(40,775)
Building Materials Corporation of America ("BMCA")...   10,253      9,301      17,684
G-I Holdings.........................................    1,610          2          14
Other................................................     (129)      (294)       (245)
                                                       -------   --------    --------
Receivable from related parties, net.................  $14,410   $(19,614)   $(23,322)
                                                       =======   ========    ========

     The $28.6 and $40.8 million payable to ISP at December 31, 2001 and March 31, 2002, respectively, represents advances of cash from ISP to ISP Investco for investment purposes.

     As discussed in Notes 10 and 21, in January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. As a result, the Company, as of December 31, 2000, established a reserve for doubtful receivables from G-I Holdings of $2.7 million, representing $0.6 million of unpaid management fees (see below) and $2.1 million of other payments which the Company made on behalf of G-I Holdings.

     BMCA, an indirect subsidiary of G-I Holdings and an affiliate of the Company, and its subsidiaries purchase all of their colored roofing granules requirements from the Company under a requirements contract, except for the requirements of certain of their roofing plants which are supplied by a third party. Effective January 1, 2002, this contract was extended by the parties to expire on December 31, 2002. In 2001, BMCA and its subsidiaries purchased a total of $63.4 million of mineral products from the Company, representing 8.1% of the Company's total net sales and 78.6% of the Company's net sales of mineral products. Sales by the Company to BMCA and its subsidiaries totaled $57.3, $59.3, $15.2 and $19.1 million for 1999 and 2000 and for the first three months of 2001 and 2002, respectively. The receivable from BMCA and its subsidiaries for sales of mineral products as of December 31, 2000 and 2001 and March 31, 2002 was $7.7, $8.8 and $16.2 million, respectively.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     Pursuant to a management agreement (the "Management Agreement"), the Company, through a subsidiary, provides certain general management, administrative, legal, telecommunications, information and facilities services to certain of its affiliates, including BMCA and the ISP parent company. Charges by the Company for providing such services aggregated $6.1, $6.1, $6.8, $1.7 and $1.5 million for 1999, 2000 and 2001 and the first three months of 2001 and 2002, respectively, and are reflected as reductions of "Selling, general and administrative" expense. Such charges consist of management fees and other reimbursable expenses attributable to, or incurred by the Company for the benefit of, the respective parties, which are based on an estimate of the costs the Company incurs to provide such services. The receivable from such affiliates for management fees as of December 31, 2000 and 2001 and March 31, 2002 was $1.5, $0.5 and $0.5 million, respectively. The Management Agreement also provides that the Company pay to a subsidiary of G-I Holdings lease payments for the use of one of the Company's sales offices. Effective January 1, 2001, the Management Agreement was amended to extend the term of the agreement through December 31, 2002, to provide for the automatic extension of the agreement for successive quarterly periods unless the agreement is terminated by a party, and to adjust the management fees payable thereunder. The Company and BMCA also allocate a portion of the management fees payable by BMCA under the Management Agreement to separate lease payments for the use of BMCA's headquarters. Based on the services provided by the Company in 2001 under the Management Agreement, the aggregate amount payable to the Company under the Management Agreement for 2002, net of the lease payments to the subsidiary of G-I Holdings, is expected to be approximately $6.1 million.

     Under the terms of the Company's previous bank credit facility, the Company or any of its subsidiaries were permitted to make loans to affiliates, and provide letters of credit issued for the benefit of such affiliates, up to an aggregate amount not to exceed $75.0 million at any time, of which $1.1 million was utilized at December 31, 2000 in the form of a long-term loan to its parent company. The Company and its subsidiaries also borrowed from its parent company at the same rates available to the Company under the previous bank credit facility. At December 31, 2000, the Company had $50.0 million in long-term borrowings from its parent company pursuant to a note agreement which was to have matured in December 2006 and $25.0 million in short-term borrowings. Net interest expense on net borrowings from the Company's parent company was $3.2, $3.2, $5.0 and $1.2 million in 1999, 2000 and 2001 and the first three months of 2001, respectively. All such loans were repaid in 2001.

     In September 1999, ISP granted its President and Chief Executive Officer the right to purchase, and such officer purchased, 318,599 shares of ISP's common stock held in treasury for a purchase price of $9.563 per share, or an aggregate of $3.047 million. Pursuant to the purchase agreement, ISP loaned such officer $3.047 million to purchase the shares of common stock, which loan is evidenced by a recourse demand note with interest at the Applicable Federal Rate for Short Term Instruments. The principal amount of the note is payable in four installments from June 2001 through January 2004. However, if this officer remains continuously employed by the Company through each installment date, the principal amount due on such installment date will be forgiven. As the loan is forgiven, compensation expense is being recorded, including $762,000 in the year 2001.

NOTE 19.  BUSINESS SEGMENT INFORMATION

     The Company is a leading multinational manufacturer of a broad spectrum of specialty chemicals and mineral products. In addition to the Mineral Products business segment, the Company operates its Specialty Chemicals business through three reportable business segments, organized based upon the markets for their products and the internal management of the Company, as follows:

     Personal Care products serve as critical ingredients in the formulation of many well-known skin care, hair care, toiletry and cosmetic products. Skin care ingredients include sunscreen actives, waterproofing agents, preservatives, emollients and moisturizers. Hair care ingredients include a number of specially

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

formulated fixative resins for hairsprays, mousses and gels, as well as thickeners and stabilizers for shampoos and conditioners.

     Pharmaceutical, Food and Beverage products are sold to these three government-regulated industries. In the pharmaceutical market, the Company's products serve as key ingredients in prescription and over-the-counter tablets, injectable prescription drugs and serums, cough syrups, antiseptics, toothpastes and denture adhesives. The Company's food products are comprised of the alginates business which was acquired in October 1999 (see Note 11). The Company's alginates products are used as stabilizers in many well-known consumer products. The Company's specialty polymers serve the beverage market by assuring the clarity and extending the shelf life of beer, wine and fruit juices.

     Performance Chemicals, Fine Chemicals and Industrial. The Company's Performance Chemicals business includes acetylene-based polymers, vinyl ether monomers, and advanced materials for consumer, agricultural and industrial applications. The Company's acetylene-based chemistry produces a number of performance polymers for use in a wide range of markets including coatings, agriculture, imaging, detergents, electronics and metalworking. The Company manufactures a broad range of highly specialized fine chemicals which are sold to the pharmaceutical, biotechnology, agricultural and imaging markets, including bulk pharmaceuticals, pharmaceutical intermediates, and pheromones for use in insect population measurement and control. The Company's Industrial business markets several intermediate and solvent products, such as butanediol, tetrahydrofuran (THF) and N-methyl pyrrolidone (NMP), which are sold primarily to industrial markets for use in high performance plastics, lubricating oil and chemical processing, electronics cleaning, and coatings.

     Mineral Products. The Company manufactures ceramic-coated colored roofing granules that are sold primarily to the North American roofing industry for use in the production of asphalt roofing shingles.

     The following segment data are presented based on the Company's internal management reporting system for the four reportable business segments. The Company evaluates segment performance based on operating income. Therefore, the measure of profit or loss that is reported to management for each segment is operating income. Interest expense, other income items and income taxes are not allocated to the business segments for management reporting. At this time, the Company's internal management reporting system does not report assets by segment for the three specialty chemicals reportable segments (Personal Care; Pharmaceutical, Food and Beverage; and Performance Chemicals, Fine Chemicals and Industrial), as many of the Company's plant assets are utilized by several of the segments. Therefore, the following asset-related segment data are presented only for Specialty Chemicals and Mineral Products.

     Sales of Mineral Products to BMCA and its subsidiaries in 1999, 2000 and 2001 accounted for 65.7%, 82.5% and 78.6%, respectively, of the Company's net sales of Mineral Products, representing 7.3%, 7.6% and 8.1%, respectively, of the Company's total net sales. No other customer accounted for more than 5% of the Company's total net sales in 1999, 2000 or 2001.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1999       2000       2001
                                                         --------   --------   --------
                                                                   (MILLIONS)
Net sales:
  Personal Care........................................  $  187.1   $  189.0   $  196.2
  Pharmaceutical, Food and Beverage....................     177.3      232.8      234.6
  Performance Chemicals, Fine Chemicals and
     Industrial........................................     335.7      290.2      275.7
                                                         --------   --------   --------
          Total Specialty Chemicals....................     700.1      712.0      706.5
  Mineral Products(1)..................................      87.3       71.9       80.7
                                                         --------   --------   --------
Net sales..............................................  $  787.4   $  783.9   $  787.2
                                                         ========   ========   ========
Operating income(2):
  Personal Care(3).....................................  $   47.1   $   33.2   $   34.0
  Pharmaceutical, Food and Beverage....................      40.7       48.0       48.5
  Performance Chemicals, Fine Chemicals and
     Industrial........................................      44.0        4.4       18.5
                                                         --------   --------   --------
          Total Specialty Chemicals....................     131.8       85.6      101.0
  Mineral Products.....................................      16.1        9.4       10.7
                                                         --------   --------   --------
          Total segment operating income...............     147.9       95.0      111.7
  Unallocated corporate office (expenses) income.......      (1.0)       1.7        1.0
  (Provision) benefit for restructuring(4).............      (0.4)     (14.4)       0.5
                                                         --------   --------   --------
          Total operating income.......................     146.5       82.3      113.2
Interest expense and other income (expense), net.......     (83.5)      47.8     (107.4)
                                                         --------   --------   --------
Income from continuing operations before income
  taxes................................................  $   63.0   $  130.1   $    5.8
                                                         ========   ========   ========
Assets:
  Specialty Chemicals..................................  $1,182.0   $1,173.3   $1,251.3
  Mineral Products.....................................     153.3      152.9      147.5
  General Corporate(5).................................     469.8      597.3      750.6
                                                         --------   --------   --------
          Total assets.................................  $1,805.1   $1,923.5   $2,149.4
                                                         ========   ========   ========
Capital expenditures and acquisitions:
  Specialty Chemicals..................................  $  101.4   $   53.8   $   95.9
  Mineral Products.....................................       7.5        4.6        5.5
                                                         --------   --------   --------
          Total........................................  $  108.9   $   58.4   $  101.4
                                                         ========   ========   ========
Depreciation and amortization of goodwill and
  intangibles:
  Specialty Chemicals..................................  $   53.0   $   55.9   $   59.1
  Mineral Products.....................................      11.4       11.0       10.7
                                                         --------   --------   --------
          Total........................................  $   64.4   $   66.9   $   69.8
                                                         ========   ========   ========

---------------

(1) Includes sales to BMCA and its subsidiaries of $57.3, $59.3 and $63.4 million for 1999, 2000 and 2001, respectively.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

(2) Operating income for 1999 and 2000 for the three Specialty Chemicals business segments has been reclassified to conform to the 2001 presentation, based on a reallocation of certain manufacturing costs.

(3) Personal Care operating income for the year 1999 includes a pre-tax gain of $8.5 million from the sale of the pearlescent pigments product line. See
    Note 7.

(4) Of the $14.4 million provision for restructuring in 2000, $11.9 million relates to the Personal Care business segment and $2.5 million relates to the Performance Chemicals, Fine Chemicals and Industrial business segment. Of the $0.5 million reversal of restructuring reserves in 2001, $0.4 million relates to the Personal Care business segment and $0.1 million relates to the Performance Chemicals, Fine Chemicals and Industrial business segment.

(5) General Corporate assets primarily represent the Company's investments in trading and available-for-sale securities and other short-term investments which, in 2001, are held in a separate wholly owned subsidiary of the Company, ISP Investco Inc., for general corporate purposes and are not allocated to business segments. The year 2001 also includes $307.9 million of restricted cash which was used to redeem the remaining 2003 Notes on January 14, 2002 (see Note 15).

NOTE 20.  GEOGRAPHIC INFORMATION

     Financial information set forth below for foreign operations represents sales and long-lived assets (property, plant and equipment) of foreign-based subsidiaries. Net sales are attributed to countries based on the location of customers and reflect the Company's internal management reporting system.

                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1999       2000       2001
                                                           ------   ----------   ------
                                                                    (MILLIONS)
Net sales:
  North America:
     United States.......................................  $410.5     $389.5     $376.9
     Canada..............................................    16.9       21.1       22.0
                                                           ------     ------     ------
          Total North America............................   427.4      410.6      398.9
                                                           ------     ------     ------
  Europe:
     Germany.............................................    89.0       73.0       78.6
     United Kingdom......................................    39.8       35.6       33.3
     France..............................................    17.3       19.7       21.5
     Italy...............................................    15.9       14.1       15.8
     Spain...............................................    11.4       11.2       13.0
     Belgium.............................................     5.6       10.5       13.1
     Switzerland.........................................     7.7        9.3       11.3
     Other European countries............................    47.4       54.0       54.0
                                                           ------     ------     ------
          Total Europe...................................   234.1      227.4      240.6
                                                           ------     ------     ------

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1999       2000       2001
                                                           ------   ----------   ------
                                                                    (MILLIONS)
  Asia-Pacific:
     Japan...............................................    24.7       26.3       27.2
     South Korea.........................................     9.3       13.9       16.0
     China...............................................    12.7       15.9        9.2
     Australia...........................................    11.5       10.9       10.2
     Taiwan..............................................     9.6       11.7        8.8
     Other Asia-Pacific countries........................    21.1       21.6       26.8
                                                           ------     ------     ------
          Total Asia-Pacific.............................    88.9      100.3       98.2
                                                           ------     ------     ------
  Latin America:
     Mexico..............................................    12.3       19.6       19.4
     Brazil..............................................    12.7       16.6       16.4
     Other Latin American countries......................    12.0        9.4       13.7
                                                           ------     ------     ------
          Total Latin America............................    37.0       45.6       49.5
                                                           ------     ------     ------
Total net sales..........................................  $787.4     $783.9     $787.2
                                                           ======     ======     ======
Property, plant and equipment, net:
  United States..........................................  $491.1     $490.8     $490.1
  Germany................................................    48.0       43.7       36.9
  United Kingdom.........................................    11.3       11.3       12.1
  All other foreign countries............................    14.8       12.9       17.9
                                                           ------     ------     ------
Total property, plant and equipment, net.................  $565.2     $558.7     $557.0
                                                           ======     ======     ======

     Approximately 52% of the Company's sales in 2001 were in foreign countries which are subject to currency exchange rate fluctuation risks. See Note 2 for a discussion of the Company's policy to manage these risks. Certain countries in which the Company has sales are subject to additional risks, including high rates of inflation, exchange controls, government expropriation and general instability.

NOTE 21.  COMMITMENTS AND CONTINGENCIES

  ASBESTOS LITIGATION AGAINST G-I HOLDINGS

     In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related bodily injury claims relating to the inhalation of asbestos fiber ("Asbestos Claims"). Neither the Company nor the assets or operations of the Company, which was operated as a division of a corporate predecessor of G-I Holdings prior to July 1986, have been involved in the manufacture or sale of asbestos products. The Company believes that it should have no legal responsibility for damages in connection with Asbestos Claims.

     ISP has been advised by its Chairman of the Board, Samuel J. Heyman, that in 2000, three actions were commenced by creditors or potential creditors of G-I Holdings, two of which were filed against Mr. Heyman and the third against Mr. Heyman and certain other stockholders of G-I Holdings. Two of the actions commenced in 2000 were effectively stayed and the third was dismissed as a result of the G-I Holdings Chapter 11 filing. In September 2001, the Official Committee of Unsecured Creditors of G-I Holdings filed a substantially similar action against Mr. Heyman. The actions allege, among other

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

things, that the distribution by G-I Holdings of the capital stock of ISP to Mr. Heyman and certain G-I Holdings stockholders in January 1997 was without fair consideration and a fraudulent conveyance. These actions seek, among other things, to set aside such distribution and to require Mr. Heyman and such other stockholders to return to G-I Holdings the capital stock of ISP held by them as well as an unspecified amount of damages. The defendants in such actions have advised ISP that they believe these actions are without merit and that the defendants intend to vigorously oppose them. However, if such actions were successful, the plaintiffs could seek to undo such distribution, which could result in a change of control of ISP. See Note 15 for a discussion of the Senior Credit Facilities.

  ENVIRONMENTAL LITIGATION

     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters ("Environmental Claims"), under the Comprehensive Environmental Response Compensation and Liability Act, Resource Conservation and Recovery Act and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites or remedial obligations are imposed, a number of which Environmental Claims are in the early stages or have been dormant for protracted periods.

     The Company estimates that its liability with respect to all Environmental Claims (including those relating to its closed Linden, New Jersey plant described below), and certain other environmental compliance expenses, as of March 31, 2002, is approximately $24.1 million, before reduction for insurance recoveries reflected on the Company's Consolidated Balance Sheet (discussed below) of $21.7 million that relate to both past expenses and estimated future liabilities ("estimated recoveries"). While the Company cannot predict whether adverse decisions or events can occur in the future, in the opinion of the Company's management, the resolution of the Environmental Claims should not be material to the business, liquidity, results of operations, cash flows or financial position of the Company. However, adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages, plans for development of the Linden, New Jersey property, and the liability and the financial responsibility of the Company's insurers and of the other parties involved at each site and their insurers, could cause the Company to increase its estimate of its liability in respect of those matters. It is not currently possible to estimate the amount or range of any additional liability.

     After considering the relevant legal issues and other pertinent factors, the Company believes that it will receive the estimated recoveries and that the recoveries could be in excess of the current estimated liability for all Environmental Claims, although there can be no assurance in this regard. The Company believes it is entitled to substantially full defense and indemnity under its insurance policies for most Environmental Claims, although the Company's insurers have not affirmed a legal obligation under the policies to provide indemnity for those claims.

     In June 1997, G-I Holdings commenced litigation against the insurers on behalf of itself and its predecessors, successors, subsidiaries and related corporate entities seeking amounts substantially in excess of the estimated recoveries. While the Company believes that its claims are meritorious, there can be no assurance that the Company will prevail in its efforts to obtain amounts equal to, or in excess of, the estimated recoveries.

     In June 1989, the Company entered into a Consent Order with the New Jersey Department of Environmental Protection ("NJDEP") requiring the development of a remediation plan for its closed Linden, New Jersey plant and the maintenance of financial assurances (currently $7.5 million) to guarantee the Company's performance. This Consent Order does not address any potential natural resource damage claims for which an estimate cannot currently be made. In April 1993, the NJDEP issued orders which require the prevention of discharge of contaminated groundwater and stormwater from the site and the elimination of other potential exposure concerns. The Company believes, although it cannot be certain,

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

that, taking into account its plans for development of the site, it can comply with the NJDEP order at a cost of no more than approximately $17.0 million.

  PURCHASE AND LEASE COMMITMENTS

     Two of the Company's three suppliers of acetylene, a significant raw material used in the production of most of its specialty chemicals at its Texas City and Calvert City manufacturing facilities, provide this raw material pursuant to take-or-pay supply contracts. These contracts have terms extending to June 2003 and December 2010, respectively, and cannot be terminated except for cause or if the facility is closed.

     Leases for certain equipment at the Company's mineral products plants are accounted for as capital leases and are included in "Property, plant and equipment, net," at December 31, 2000 and 2001 in the amount of $0.9 and $0.4 million, respectively. The Company has an operating lease for a sale-leaseback transaction related to its Freetown, Massachusetts manufacturing facility, which was entered into in 1998. The lease has an initial term of four years and, at the Company's option, up to three one-year renewal periods. The lease provides for a substantial guaranteed payment by the Company at the end of each renewal period and includes purchase and return options at fair market values determined at the inception of the lease. The table of future minimum operating lease payments below excludes any payment related to the guaranteed payment which is due upon termination of the lease. The Company has the right to exercise a purchase option with respect to the leased facility, or the facility can be returned to the lessor and sold to a third party. The Company is obligated to pay a maximum guaranteed payment amount upon the return of the facility. At March 31, 2002, the maximum amount due relative to the return of facility provision was $35.8 million. This maximum payment amount would be reduced by 50% of any proceeds from the subsequent sale of the facility in excess of $5.2 million. The Company also has operating leases for transportation, production and data processing equipment and for various buildings and offices. Rental expense on operating leases was $17.3, $17.9 and $17.4 million for 1999, 2000 and 2001, respectively. Future minimum lease payments for properties which were held under long-term noncancelable leases and future obligations under unconditional purchase contracts as of December 31, 2001 were as follows:

                                                                              UNCONDITIONAL
                                                        CAPITAL   OPERATING     PURCHASE
                                                        LEASES     LEASES      OBLIGATIONS
                                                        -------   ---------   -------------
                                                                    (THOUSANDS)
2002..................................................   $140      $10,585       $ 4,522
2003..................................................    144        9,739         3,805
2004..................................................      4        8,542         3,080
2005..................................................      1        7,251         3,115
2006..................................................     --        1,223         3,150
Later years...........................................     --        7,009        12,950
                                                         ----      -------       -------
Total minimum payments................................    289      $44,349       $30,622
                                                                   =======       =======
Less interest included above..........................    (18)
                                                         ----
Present value of net minimum lease payments...........   $271
                                                         ====

  OTHER MATTERS

     The Company has received site designation for the construction of a hazardous waste treatment, storage and disposal facility at its Linden, New Jersey property and has received approval from the New Jersey Turnpike Authority for a direct access ramp extension from the New Jersey Turnpike to the site. If the Company is successful in securing the necessary permits to construct and operate the hazardous

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

waste facility and decides to proceed with this project, the Company would develop and operate the facility in a separate subsidiary, either on its own or in a joint venture with a suitable partner. The Company estimates that the cost of constructing the facility will be approximately $100 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. The Company anticipates utilizing internally generated cash and/or seeking project or other independent financing for this project. Accordingly, the Company would not expect such facility to impact materially its liquidity or capital resources. The Company is also investigating other development opportunities at this site consistent with a plan by the County of Union to re-develop the Tremley Point area of Linden. The Company expects that related planning and evaluation efforts will continue through 2002. The net book value of the Linden property at December 31, 2001 was $15.8 million.

     See Note 10 for information regarding additional contingencies.

NOTE 22.  SUBSEQUENT EVENTS

     On April 19, 2002, ISP announced the sale of its Haifa, Israel-based FineTech, Ltd. business to Pharmaceutical Resources, Inc., for $32 million. The Company will record a second quarter pre-tax gain, before expenses, of approximately $5.8 million related to this transaction. See also Notes 6 and 11.

     On April 26, 2002, the Company announced that it had acquired the roofing granule manufacturing operations in Ione, California of Reed Minerals, a division of Harsco Corporation. In a related transaction, the Company also acquired the adjacent quarry operations and certain mining assets from Hanson Aggregates Mid-Pacific, Inc.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                         SUPPLEMENTARY DATA (UNAUDITED)
                      QUARTERLY FINANCIAL DATA (UNAUDITED)

                                             2000 BY QUARTER                      2001 BY QUARTER
                                    ---------------------------------    ---------------------------------
                                    FIRST    SECOND   THIRD    FOURTH    FIRST    SECOND   THIRD    FOURTH
                                    ------   ------   ------   ------    ------   ------   ------   ------
                                                                  (MILLIONS)
Net sales.........................  $197.9   $200.3   $195.9   $189.8    $203.2   $203.3   $188.6   $192.1
Cost of products sold.............   129.4    127.0    129.7    128.5     133.3    122.3    114.9    130.3
                                    ------   ------   ------   ------    ------   ------   ------   ------
Gross profit......................  $ 68.5   $ 73.3   $ 66.2   $ 61.3    $ 69.9   $ 81.0   $ 73.7   $ 61.8
                                    ======   ======   ======   ======    ======   ======   ======   ======
Operating income(1)...............  $ 25.7   $ 29.8   $ 24.1   $  2.7    $ 26.1   $ 35.7   $ 30.7   $ 20.7
                                    ======   ======   ======   ======    ======   ======   ======   ======
Income (loss) before income
  taxes...........................  $  9.9   $ 11.8   $ 38.8   $ 69.6    $ 32.7   $  7.6   $ (3.4)  $(31.1)
Income tax (provision) benefit....    (3.3)    (4.3)   (13.6)   (24.5)    (11.5)    (2.7)     1.2     10.9
                                    ------   ------   ------   ------    ------   ------   ------   ------
Income (loss) before cumulative
  effect of change in accounting
  principle.......................     6.6      7.5     25.2     45.1      21.2      4.9     (2.2)   (20.2)
Cumulative effect of change in
  accounting principle, net of
  income tax benefit..............      --       --       --       --      (0.4)      --       --       --
                                    ------   ------   ------   ------    ------   ------   ------   ------
Net income (loss).................  $  6.6   $  7.5   $ 25.2   $ 45.1    $ 20.8   $  4.9   $ (2.2)  $(20.2)
                                    ======   ======   ======   ======    ======   ======   ======   ======

---------------

(1) Operating income for the fourth quarter of 2000 reflects a provision for restructuring of $14.4 million. See Note 5 to Consolidated Financial Statements.

                                                                     SCHEDULE II

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                          YEAR ENDED DECEMBER 31, 1999

                                                    BALANCE     CHARGED TO                  BALANCE
                                                   JANUARY 1,   COSTS AND                 DECEMBER 31,
                   DESCRIPTION                        1999       EXPENSES    DEDUCTIONS       1999
                   -----------                     ----------   ----------   ----------   ------------
                                                                       (THOUSANDS)
Valuation and Qualifying Accounts Deducted from
  Assets to Which They Apply:
  Allowance for doubtful accounts................   $ 2,494       $2,026      $ 1,109(a)    $ 3,411
  Reserve for inventory market valuation.........    21,360        5,063       11,275(a)     15,148
  Reserves for restructuring and staff
     reduction...................................     9,342        2,273(c)    10,291(d)      1,324

                          YEAR ENDED DECEMBER 31, 2000

                                           BALANCE     CHARGED TO                           BALANCE
                                          JANUARY 1,   COSTS AND                          DECEMBER 31,
              DESCRIPTION                    2000       EXPENSES    DEDUCTIONS   OTHER        2000
              -----------                 ----------   ----------   ----------   ------   ------------
                                                                  (THOUSANDS)
Valuation and Qualifying Accounts
  Deducted From Assets to which They
  Apply:
  Allowance for doubtful accounts.......   $ 3,411      $ 1,934       $  434(a)  $   --     $ 4,911
  Reserve for inventory market
     valuation..........................    15,148       11,902        8,535(a)   3,798(b)    22,313
  Reserves for restructuring and staff
     reduction..........................     1,324        3,613        1,324         --       3,613

                          YEAR ENDED DECEMBER 31, 2001

                                                    BALANCE     CHARGED TO                  BALANCE
                                                   JANUARY 1,   COSTS AND                 DECEMBER 31,
                   DESCRIPTION                        2001       EXPENSES    DEDUCTIONS       2001
                   -----------                     ----------   ----------   ----------   ------------
                                                                       (THOUSANDS)
Valuation and Qualifying Accounts Deducted From
  Assets to which They Apply:
  Allowance for doubtful accounts................   $ 4,911      $ 2,474       $1,913(a)    $ 5,472
  Reserve for inventory market valuation.........    22,313       10,427        4,708(a)     28,032
  Reserves for restructuring and staff
     reduction...................................     3,613           --        3,613(e)         --

---------------

Notes:

(a) Represents write-off of uncollectible accounts net of recoveries, and the effects of foreign currency translation.

(b) Represents balance acquired in acquisitions.

(c) Reflects a reserve established for a staff reduction program in 1999 (see
    Note 5 to Consolidated Financial Statements).

(d) Includes $1,863 of excess reserves which were reversed and credited to the Consolidated Statement of Income (see Note 5 to Consolidated Financial Statements).

(e) Includes $471 of excess reserves which were reversed and credited to the Consolidated Statement of Income (see Note 5 to Consolidated Financial Statements).

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN
THIS PROSPECTUS IS CURRENT AS OF          , 2002.

                      ------------------------------------
                               TABLE OF CONTENTS
                      ------------------------------------


                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................   13
Where You Can Find More Information........   18
Forward-Looking Statements.................   19
The Exchange Offer.........................   20
Capitalization.............................   28
Unaudited Pro Forma Consolidated Financial
  Statements...............................   29
Selected Financial Data....................   34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   36
Business...................................   52
Management.................................   64
Executive Compensation.....................   66
Certain Relationships......................   70
Security Ownership of Certain Beneficial
  Owners and Management....................   73
Description of Other Indebtedness..........   74
Description of the Registered Notes........   78
Federal Income Tax Considerations..........  109
Plan of Distribution.......................  110
Legal Matters..............................  110
Experts....................................  110
Index to Consolidated Financial
  Statements...............................  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $200,000,000

                                   [ISP LOGO]

                            INTERNATIONAL SPECIALTY
                                 HOLDINGS INC.

                             10 5/8% SENIOR SECURED
                                 NOTES DUE 2009
                             ---------------------
                                   PROSPECTUS
                             ---------------------
                                        , 2002

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transactions from which a director derived an improper personal benefit. The certificate of incorporation of the registrant has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of
Section 102 of the DGCL.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The registrant's By-Laws states that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES,

     (a) Exhibits


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 **3.1    --   Certificate of Incorporation of International Specialty
               Holdings Inc.
 **3.2    --   By-laws of International Specialty Holdings Inc.
   4.1    --   Indenture, dated as of December 13, 2001, between
               International Specialty Holdings Inc., as issuer and
               Wilmington Trust Company, as trustee (incorporated by
               reference to Exhibit 4.4 to ISP's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "ISP 2001
               Form 10-K")).
   4.2    --   Form of Notes (included in Exhibit 4.1) (incorporated by
               reference to Exhibit 4.4 to the ISP 2001 Form 10-K).
   4.3    --   A/B Exchange Registration Rights Agreement, dated as of
               December 13, 2001, by and among International Specialty
               Holdings Inc., as issuer, and Bear Stearns & Co. Inc. and
               UBS Warburg LLC as initial purchasers (incorporated by
               reference to Exhibit 4.5 to the ISP 2001 Form 10-K).
   4.4    --   Indenture, dated as of June 27, 2001, between ISP Chemco
               Inc., ISP Chemicals Inc., ISP Minerals Inc. and ISP
               Technologies Inc., as issuers, the subsidiary guarantors
               party thereto, and Wilmington Trust Company, as trustee
               (incorporated by reference to Exhibit 4.1 to the
               Registration Statement on Form S-4 of ISP Chemco Inc.
               (Registration No. 333-70144) (the "ISP Chemco S-4")).
   4.5    --   Amendment No. 1 to Indenture, dated as of November 13, 2001, between ISP Chemco Inc., ISP Chemicals Inc., ISP Minerals
               Inc. and ISP Technologies Inc., as issuers, the subsidiary guarantors party thereto, and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 4.2 to the
               Registration Statement on Form S-4 of ISP Chemco Inc.
               (Registration No. 333-75574) (the "Second ISP Chemco S-4").
   4.6    --   Registration Rights Agreement, dated as of November 13,
               2001, by and among ISP Chemco Inc., ISP Chemicals Inc., ISP
               Minerals Inc. and ISP Technologies Inc., as issuers, the
               subsidiary guarantors party thereto, and UBS Warburg LLC, as initial purchaser (incorporated by reference to Exhibit 4.5 to the Second ISP Chemco S-4).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 **5.1    --   Opinion of Weil, Gotshal & Manges LLP
  10.1    --   Tax Sharing Agreement, dated as of January 1, 2001, by and among International Specialty Products Inc., International
               Specialty Holdings Inc. and ISP Chemco Inc. (incorporated by reference to Exhibit 10.8 to the Second ISP Chemco S-4).
  10.2    --   Amended and Restated Management Agreement, dated as of
               January 1, 1999, by and among GAF Corporation, G-I Holdings
               Inc., G Industries Corp., Merick Inc., GAF Fiberglass
               Corporation, International Specialty Products Inc., GAF
               Building Materials Corporation, GAF Broadcasting Company,
               Inc., Building Materials Corporation of America and ISP Opco
               Holdings Inc. (incorporated by reference to Exhibit 10.1 to
               Building Materials Corporation of America's Annual Report on
               Form 10-K for the fiscal year ended December 31, 1998).
  10.3    --   Amendment No. 1 to the Amended and Restated Management
               Agreement, dated as of January 1, 2000 by and among GAF
               Corporation, G-I Holdings Inc., G Industries Corp., Merick
               Inc., GAF Fiberglass Corporation, International Specialty
               Products Inc., GAF Building Materials Corporation, GAF
               Broadcasting Company, Inc., Building Materials Corporation
               of America and ISP Opco Holdings Inc., as assignee of
               International Specialty Products Inc. (incorporated by
               reference to Exhibit 10.2 to ISP's Annual Report on Form
               10-K for the fiscal year ended December 31, 1999 (the "ISP
               1999 Form 10-K")).
  10.4    --   Amendment No. 2 to the Amended and Restated Management
               Agreement, dated as of January 1, 2001 by and among G-I
               Holdings Inc., Merick Inc., International Specialty Products
               Inc., GAF Broadcasting Company, Inc., Building Materials
               Corporation of America and ISP Opco Holdings Inc., as
               assignee of International Specialty Products Inc.
               (incorporated by reference to Exhibit 10.3 to ISP's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               2000 (the "ISP 2000 Form 10-K")).
  10.5    --   Amendment No. 3 to the Amended and Restated Management
               Agreement, dated as of June 27, 2001 by and among G-I
               Holdings Inc., Merick Inc., International Specialty Products
               Inc., ISP Investco LLC, GAF Broadcasting Company, Inc.,
               Building Materials Corporation of America and ISP Management
               Company, Inc., as assignee of ISP Chemco Inc. (incorporated by reference to Exhibit 10.7 to the Chemco S-4).
  10.6    --   Amendment No. 4 to the Management Agreement, dated as of
               January 1, 2002 by and among G-I Holdings Inc., Merick Inc.,
               International Specialty Products Inc., ISP Investco LLC, GAF
               Broadcasting Company, Inc., Building Materials Corporation
               of America and ISP Management Company, Inc., as assignee of
               ISP Chemco Inc. (incorporated by reference to the ISP 2001
               Form 10-K).
  10.7    --   Indemnification Agreement, dated as of October 18, 1996,
               among GAF Corporation, G-I Holdings Inc., ISP Holdings Inc.,
               G Industries Corp. and GAF Fiberglass Corporation
               (incorporated by reference to Exhibit 10.7 to the
               Registration Statement on Form S-4 of ISP Holdings
               (Registration No. 333-17827).
  10.8    --   Non-Qualified Retirement Plan Letter Agreement (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 of International Specialty Products Inc.
               (Registration No. 333-40351)).
  10.9    --   Credit Agreement, dated as of June 27, 2001, between ISP
               Chemco Inc., ISP Chemicals Inc., ISP Minerals Inc. and ISP
               Technologies Inc., as borrowers, the subsidiary guarantors party thereto, the lenders party thereto, The Chase
               Manhattan Bank, as administrative agent, J.P. Morgan
               Securities Inc., as advisor, lead arranger and bookrunner,
               Bear Stearns Corporate Lending Inc. and UBS Warburg LLC, as
               co-syndication agents, and Deutsche Bank Alex. Brown Inc.
               and The Bank of Nova Scotia, as co-documentation agents
               (incorporated by reference to Exhibit 10.1 to the Chemco
               S-4).
  10.10   --   Amendment No. 1 to Credit Agreement, dated as of July 24,
               2001, by and among ISP Chemco Inc., ISP Chemicals Inc., ISP
               Technologies Inc. and ISP Minerals Inc., as borrowers, and
               The Chase Manhattan Bank, as administrative agent
               (incorporated by reference to Exhibit 10.2 to the Chemco
               S-4).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  10.11   --   Pledge and Security Agreement, dated as of June 27, 2001,
               among ISP Chemco Inc., ISP Chemicals Inc., ISP Minerals Inc.
               and ISP Technologies Inc., as borrowers, the subsidiary
               guarantors party thereto, The Chase Manhattan Bank, as
               administrative agent, J.P. Morgan Securities Inc., as
               advisor, lead arranger and bookrunner, Bear Stearns
               Corporate Lending Inc. and UBS Warburg LLC, as
               co-syndication agents, and Deutsche Bank Alex. Brown Inc.
               and The Bank of Nova Scotia, as co-documentation agents
               (incorporated by reference to Exhibit 10.3 to the Chemco
               S-4).
**12.1    --   Computation of Ratio of Earnings to Fixed Charges.
 *23.1    --   Consent of Arthur Andersen LLP.
**23.2    --   Consent of Weil, Gotshal & Manges LLP (included in Exhibit
               5.1).
**24      --   Power of Attorney.
**25      --   Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of Wilmington Trust Company, as
               Trustee under the Indenture.
**99.1    --   Letter to Securities and Exchange Commission pursuant to
               Temporary Note 3T, dated March 26, 2002.
**99.2    --   Form of Letter of Transmittal.
**99.3    --   Form of Notice of Guaranteed Delivery.


---------------

  *  Filed herewith.
 **  Previously filed.

ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (d) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 31st day of May 2002.


                                          INTERNATIONAL SPECIALTY HOLDINGS INC.

                                          By:       /s/ SUSAN B. YOSS
                                            ------------------------------------
                                              Name:  Susan B. Yoss
                                              Title:   Executive Vice
                                                       President -- Finance and
                                                       Treasurer


                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

                          *                                      Chairman of the             May 31, 2002
 --------------------------------------------------             Board and Director
                  Samuel J. Heyman


                          *                             Chief Executive Officer, President   May 31, 2002
 --------------------------------------------------     and Director (Principal Executive
                     Sunil Kumar                                     Officer)


                          *                                 Executive Vice President,        May 31, 2002
 --------------------------------------------------         General Counsel, Secretary
                 Richard A. Weinberg                               and Director


                  /s/ SUSAN B. YOSS                               Executive Vice             May 31, 2002
 --------------------------------------------------     President -- Finance and Treasurer
                    Susan B. Yoss                            (Principal Financial and
                                                               Accounting Officer)


*By: /s/ SUSAN B. YOSS
--------------------------------------------
     Susan B. Yoss
     Attorney-in-fact

                                  EXHIBIT LIST


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 **3.1    --   Certificate of Incorporation of International Specialty
               Holdings Inc.
 **3.2    --   By-laws of International Specialty Holdings Inc.
   4.1    --   Indenture, dated as of December 13, 2001, between
               International Specialty Holdings Inc., as issuer and
               Wilmington Trust Company, as trustee. (incorporated by
               reference to Exhibit 4.4 to ISP's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "ISP 2001
               Form 10-K").
   4.2    --   Form of Notes (included in Exhibit 4.1). (incorporated by
               reference to Exhibit 4.4 to the ISP 2001 Form 10-K).
   4.3    --   A/B Exchange Registration Rights Agreement, dated as of
               December 13, 2001, by and among International Specialty
               Holdings Inc., as issuer and Bear Stearns & Co. Inc. and UBS
               Warburg LLC as initial purchasers. (incorporated by
               reference to Exhibit 4.5 to the ISP 2001 Form 10-K).
   4.4    --   Indenture, dated as of June 27, 2001, between ISP Chemco
               Inc., ISP Chemicals Inc., ISP Minerals Inc. and ISP
               Technologies Inc., as issuers, the subsidiary guarantors
               party thereto, and Wilmington Trust Company, as trustee
               (incorporated by reference to Exhibit 4.1 to the
               Registration Statement on Form S-4 of ISP Chemco Inc.
               (Registration No. 333-70144) (the "ISP Chemco S-4")).
   4.5    --   Amendment No. 1 to Indenture, dated as of November 13, 2001, between ISP Chemco Inc., ISP Chemicals Inc., ISP Minerals
               Inc. and ISP Technologies Inc., as issuers, the subsidiary guarantors party thereto, and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 4.2 to the
               Registration Statement on Form S-4 of ISP Chemco Inc.
               (Registration No. 333-75574)(the "Second ISP Chemco S-4")).
   4.6    --   Registration Rights Agreement, dated as of November 13,
               2001, by and among ISP Chemco Inc., ISP Chemicals Inc., ISP
               Minerals Inc. and ISP Technologies Inc., as issuers, the
               subsidiary guarantors party thereto, and UBS Warburg LLC, as initial purchaser (incorporated by reference to Exhibit 4.5 to the Second ISP Chemco S-4).
 **5.1    --   Opinion of Weil, Gotshal & Manges LLP.
  10.1    --   Tax Sharing Agreement, dated as of January 1, 2001, by and among International Specialty Products Inc., International
               Specialty Holdings Inc. and ISP Chemco Inc. (incorporated by reference to Exhibit 10.8 to the Second ISP Chemco S-4.
  10.2    --   Amended and Restated Management Agreement, dated as of
               January 1, 1999, by and among GAF Corporation, G-I Holdings
               Inc., G Industries Corp., Merick Inc., GAF Fiberglass
               Corporation, International Specialty Products Inc., GAF
               Building Materials Corporation, GAF Broadcasting Company,
               Inc., Building Materials Corporation of America and ISP Opco
               Holdings Inc. (incorporated by reference to Exhibit 10.1 to
               Building Materials Corporation of America's Annual Report on
               Form 10-K for the fiscal year ended December 31, 1998).
  10.3    --   Amendment No. 1 to the Amended and Restated Management
               Agreement, dated as of January 1, 2000 by and among GAF
               Corporation, G-I Holdings Inc., G Industries Corp., Merick
               Inc., GAF Fiberglass Corporation, International Specialty
               Products Inc., GAF Building Materials Corporation, GAF
               Broadcasting Company, Inc., Building Materials Corporation
               of America and ISP Opco Holdings Inc., as assignee of
               International Specialty Products Inc. (incorporated by
               reference to Exhibit 10.2 to ISP's Annual Report on Form
               10-K for the fiscal year ended December 31, 1999 (the "ISP
               1999 Form 10-K")).
  10.4    --   Amendment No. 2 to the Amended and Restated Management
               Agreement, dated as of January 1, 2001 by and among G-I
               Holdings Inc., Merick Inc., International Specialty Products
               Inc., GAF Broadcasting Company, Inc., Building Materials
               Corporation of America and ISP Opco Holdings Inc., as
               assignee of International Specialty Products Inc.
               (incorporated by reference to Exhibit 10.3 to ISP's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               2000 (the "ISP 2000 Form 10-K")).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  10.5    --   Amendment No. 3 to the Amended and Restated Management
               Agreement, dated as of June 27, 2001 by and among G-I
               Holdings Inc., Merick Inc., International Specialty Products
               Inc., ISP Investco LLC, GAF Broadcasting Company, Inc.,
               Building Materials Corporation of America and ISP Management
               Company, Inc., as assignee of ISP Chemco Inc. (incorporated by reference to Exhibit 10.7 to the Chemco S-4).
  10.6    --   Amendment No. 4 to the Management Agreement, dated as of
               January 1, 2002 by and among G-I Holdings Inc., Merick Inc.,
               International Specialty Products Inc., ISP Investco LLC, GAF
               Broadcasting Company, Inc., Building Materials Corporation
               of America and ISP Management Company, Inc., as assignee of
               ISP Chemco Inc. (incorporated by reference to the ISP 2001
               Form 10-K).
  10.7    --   Indemnification Agreement, dated as of October 18, 1996,
               among GAF Corporation, G-I Holdings Inc., ISP Holdings Inc.,
               G Industries Corp. and GAF Fiberglass Corporation
               (incorporated by reference to Exhibit 10.7 to the
               Registration Statement on Form S-4 of ISP Holdings
               (Registration No. 333-17827).
  10.8    --   Non-Qualified Retirement Plan Letter Agreement (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 of International Specialty Products Inc.
               (Registration No. 333-40351)).
  10.9    --   Credit Agreement, dated as of June 27, 2001, between ISP
               Chemco Inc., ISP Chemicals Inc., ISP Minerals Inc. and ISP
               Technologies Inc., as borrowers, the subsidiary guarantors party thereto, the lenders party thereto, The Chase
               Manhattan Bank, as administrative agent, J.P. Morgan
               Securities Inc., as advisor, lead arranger and bookrunner,
               Bear Stearns Corporate Lending Inc. and UBS Warburg LLC, as
               co-syndication agents, and Deutsche Bank Alex. Brown Inc.
               and The Bank of Nova Scotia, as co-documentation agents
               (incorporated by reference to Exhibit 10.1 to the Chemco
               S-4).
  10.10   --   Amendment No. 1 to Credit Agreement, dated as of July 24,
               2001, by and among ISP Chemco Inc., ISP Chemicals Inc., ISP
               Technologies Inc. and ISP Minerals Inc., as borrowers, and
               The Chase Manhattan Bank, as administrative agent
               (incorporated by reference to Exhibit 10.2 to the Chemco
               S-4).
  10.11   --   Pledge and Security Agreement, dated as of June 27, 2001,
               among ISP Chemco Inc., ISP Chemicals Inc., ISP Minerals Inc.
               and ISP Technologies Inc., as borrowers, the subsidiary
               guarantors party thereto, The Chase Manhattan Bank, as
               administrative agent, J.P. Morgan Securities Inc., as
               advisor, lead arranger and bookrunner, Bear Stearns
               Corporate Lending Inc. and UBS Warburg LLC, as
               co-syndication agents, and Deutsche Bank Alex. Brown Inc.
               and The Bank of Nova Scotia, as co-documentation agents
               (incorporated by reference to Exhibit 10.3 to the Chemco
               S-4).
**12.1    --   Computation of Ratio of Earnings to Fixed Charges.
 *23.1    --   Consent of Arthur Andersen LLP.
**23.2    --   Consent of Weil, Gotshal & Manges LLP (included in Exhibit
               5.1).
**24      --   Power of Attorney.
**25      --   Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of Wilmington Trust Company, as
               Trustee under the Indenture.
**99.1    --   Letter to Securities and Exchange Commission pursuant to
               Temporary Note 3T, dated March 26, 2002.
**99.2    --   Form of Letter of Transmittal.
**99.3    --   Form of Notice of Guaranteed Delivery.


---------------

  *  Filed herewith.
 **  Previously filed.